As filed with the Securities and Exchange Commission on June 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	6022	72-1532188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

Wichita, Kansas 67207

(316) 612-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq. Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 (214) 855-3906	McGregor K. Johnson, Esq. Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 (816) 691-2485

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A Common Stock, par value $0.01 per share	2,486,113	N/A	$82,589,473.56	$9,010.51

(1)

Represents the maximum number of shares of the Registrant’s common stock that could be issued in connection with the merger described herein. The number of shares included in the registration fee table does not include the additional shares of common stock that could be issued, upon the Registrant’s election, to avoid the termination of the merger agreement by American State Bancshares, Inc. due to a decrease below certain specified thresholds of the volume weighted average price of the Registrant’s common stock over a specified period of time, pursuant to the merger agreement and described in more detail elsewhere in this proxy statement/prospectus. The shares that could be issued in that context cannot be determined at this time.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(2) under the Securities Act, by multiplying the book value of American State Bancshares, Inc.’s common stock of $81.87 per share as of March 31, 2021, the latest practicable date prior to the date of filing this registration statement, by 1,008,788, the maximum number of shares of American State Bancshares, Inc.’s common stock to be cancelled in the merger described herein.

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 11, 2021

PROXY STATEMENT/PROSPECTUS

Prospectus of Equity Bancshares, Inc.	Proxy Statement of American State Bancshares, Inc.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Shareholders of American State Bancshares, Inc.:

On May 14, 2021, Equity Bancshares, Inc., a Kansas corporation (“Equity”), Greyhound Merger Sub, Inc., a Kansas corporation and wholly owned subsidiary of Equity (“Merger Sub”), and American State Bancshares, Inc., a Kansas corporation (“ASB”), entered into an Agreement and Plan of Reorganization (the “merger agreement”). Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into ASB (the “merger”), with ASB continuing as the surviving corporation and a wholly owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause ASB to be merged with and into Equity, with Equity surviving the merger (the “second merger”).

At the effective time of the merger (the “effective time”), each outstanding share of common stock, par value $10.00 per share, of ASB (“ASB common stock”), will be converted into the right to receive, without interest, (i) a number of shares of Equity’s Class A common stock, par value $0.01 per share (“Equity common stock”), equal to the exchange ratio (the calculation of which is described in more detail in this proxy statement/prospectus), which is expected to be 2.4644 shares assuming that 1,008,788 shares of ASB common stock are outstanding immediately prior to the effective time; provided that such number of shares may be adjusted based on the number of shares of ASB common stock outstanding immediately prior to the effective time and may be reduced in the event ASB does not deliver a minimum of $60,537,298 (the “minimum equity”) of consolidated capital, surplus and retained earnings accounts less all intangible assets, and adjusted to reflect certain merger costs, income and other specified items described in the merger agreement (the “ASB adjusted shareholders’ equity”), and (ii) its pro rata share of an amount of cash, if any, by which the ASB adjusted shareholders’ equity, calculated prior to the closing of the merger, exceeds the minimum equity, subject to an aggregate cap of $3,500,000 that may be paid to the holders of ASB common stock.

Equity’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock; therefore, the market value of the shares of Equity common stock at closing of the merger will not be known at the time the ASB shareholders vote on the merger. Based on (i) the closing price of $30.92 for Equity common stock on Nasdaq on May 14, 2021, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $76.20, and (ii) the closing price of $[ ] for Equity’s common stock on Nasdaq on [                ], 2021, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $[        ]. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the merger consideration as a result of ASB delivering less than the required minimum equity at the closing of the merger. In addition to the stock component of the merger consideration, the maximum possible cash merger consideration payable per share of ASB common stock is $3.47 (based upon 1,008,788 shares of ASB common stock outstanding). Such amount is only payable in the event that the ASB adjusted shareholders’ equity exceeds the required minimum equity by $3,500,000.

ASB is required to deliver $60,537,298 of ASB adjusted shareholders’ equity in connection with the closing of the merger. If the ASB adjusted shareholders’ equity is less than $60,537,298 as of the close of business on the calculation date, which will be the last day of the month immediately preceding the month during which the date of the closing of the merger occurs or such other mutually agreed date, then the aggregate negotiated value of ASB’s common stock used to calculate the exchange ratio will be reduced pursuant to the terms of the merger agreement by $0.85 for each dollar that the ASB adjusted shareholders’ equity is less than $60,537,298, and no cash consideration, other than any cash in lieu of fractional shares, will be payable to the holders of the ASB common stock. As of June 11, 2021, ASB estimates that the ASB adjusted shareholders’ equity will be approximately $67,179,000 assuming an October 1, 2021 closing date and that the ASB Merger Costs (as defined in the merger agreement) will be approximately $6,641,000. Based on the foregoing estimates, ASB expects that the exchange ratio will be 2.4644 shares of Equity common stock issuable for each share of ASB common stock and that no cash consideration will be payable to the holders of ASB common stock.

In addition, at the effective time, each outstanding share of Series C Variable Rate Cumulative Perpetual Preferred Stock, par value $100.00 per share (the “ASB preferred stock”), of ASB will be converted into the right to receive, without interest, $100.00. The aggregate consideration payable by Equity to the holders of the ASB preferred stock is expected to be and is capped at $6,600,000. On the date immediately prior to the closing date of the merger, ASB shall pay to the holders of the ASB preferred stock all accrued and unpaid dividends on the ASB preferred stock through such date in accordance with the terms of the Certificate of Designations of the ASB preferred stock.

We urge you to obtain current market quotations for Equity common stock. There are no current market quotations for ASB common stock because ASB is a privately owned corporation and its common stock is not traded on any established public trading market.

ASB will hold a special meeting (the “ASB special meeting”) of its shareholders in connection with the merger. ASB shareholders will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus.

ASB’s board of directors unanimously recommends that ASB shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the ASB special meeting.

This proxy statement/prospectus describes the ASB special meeting, the merger, the issuance of the Equity common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 20, for a discussion of the risks relating to the proposed merger. You also can obtain information about Equity from documents that it has filed with the Securities and Exchange Commission (the “SEC”).

Brad S. Elliott Chairman and Chief Executive Officer Equity Bancshares, Inc.	Leon Borck Chairman and President American State Bancshares, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Equity or ASB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [                ], 2021, and it is first being mailed or otherwise delivered to the shareholders of ASB on or about [                ], 2021.

AMERICAN STATE BANCSHARES, INC.

430 E. Douglas

Wichita, Kansas 67202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of American State Bancshares, Inc.:

Notice is hereby given that American State Bancshares, Inc. (“ASB”) will hold the ASB special meeting of its common and preferred shareholders at Great Bend Events Center, 3111 10th Street, Great Bend, Kansas 67530 on [                ], at [                ] local time, to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Reorganization (the “merger agreement”), dated May 14, 2021, by and among Equity Bancshares, Inc. (“Equity”), Greyhound Merger Sub, Inc. (“Merger Sub”) and ASB, pursuant to which Merger Sub will merge with and into ASB (the “merger”), with ASB surviving as a wholly owned subsidiary of Equity, as more fully described in this proxy statement/prospectus (the “Merger Proposal”); and

•	for common shareholders, a proposal to adjourn the ASB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

ASB has fixed the close of business on [                ], 2021, as the record date for the ASB special meeting (the “ASB record date”). Only ASB shareholders of record at that time are entitled to notice of, and to vote at, the ASB special meeting, or any adjournment or postponement of the ASB special meeting. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of ASB common stock and the affirmative vote of holders of 2/3 of the outstanding shares of Series C Variable Rate Cumulative Perpetual Preferred Stock, par value $100.00 per share, of ASB (the “ASB preferred stock”). The Adjournment Proposal will be approved if a majority of the common shares entitled to vote on the subject matter and represented in person or by proxy at the ASB special meeting are voted in favor of such proposal.

ASB shareholders have the right to demand appraisal of their shares of ASB common stock or ASB preferred stock and obtain payment in cash of the appraised fair value of their shares of ASB common stock and ASB preferred stock under applicable provisions of the Kansas Statutes Annotated (the “K.S.A.”). In order for an ASB shareholder to perfect his or her appraisal rights, such ASB shareholder must carefully follow the procedures set forth in the K.S.A. A copy of the applicable statutory provisions of the K.S.A. is included as Annex E to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger.”

ASB’s board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of ASB and its shareholders, and unanimously recommends that ASB shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Your vote is very important. Equity and ASB cannot complete the merger unless ASB’s shareholders approve the Merger Proposal. Regardless of whether you plan to attend the ASB special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of ASB, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This proxy statement/prospectus provides a detailed description of the ASB special meeting, the Merger Proposal and the documents related to the merger and other related matters. You are urged to read this proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the ASB special meeting.

By Order of the Board of Directors,

Leon Borck

Chairman and President

ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about Equity and ASB from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov for documents regarding Equity, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Equity or ASB:

Equity Bancshares, Inc. 7701 East Kellogg Drive, Suite 300 Wichita, Kansas 67207 Attention: Investor Relations Telephone: (316) 612-6000	American State Bancshares, Inc. 430 E. Douglas Wichita, Kansas 67202 Attention: Doug Thurman Telephone: (800) 805-4649

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than [                ], 2021.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Equity (File No. 333-[                ]), constitutes a prospectus of Equity under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Equity common stock to be issued to ASB common shareholders pursuant to the terms of the merger agreement. This document also constitutes a proxy statement for ASB. It also constitutes a notice of special meeting with respect to the ASB special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [                ], 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to ASB shareholders nor the issuance by Equity of shares of Equity common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Equity has been provided by Equity and information contained in this document regarding ASB has been provided by ASB.

For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as an ASB shareholder, may have about the merger and the ASB special meeting, and brief answers to those questions. You are urged to read the remainder of this proxy statement/prospectus carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger, the ASB special meeting or the proposals presented at that meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” or “EQBK” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank, a Kansas state bank and a wholly owned subsidiary of Equity (“Equity Bank”). Additionally, unless the context otherwise requires, references in this proxy statement/prospectus to “ASB” refer to American State Bancshares, Inc., a Kansas corporation, and its affiliates, including American State Bank & Trust Company, a Kansas state bank and a wholly owned subsidiary of ASB.

Q:	What is the merger?

A:

Equity, Merger Sub and ASB entered into the merger agreement on May 14, 2021. Under the merger agreement, Merger Sub will merge with and into ASB, with ASB surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause ASB to merge with and into Equity, with Equity surviving the second merger (we refer to the merger and second merger collectively in this proxy statement/prospectus as the “integrated mergers”). Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause American State Bank & Trust Company to merge with and into Equity Bank (the “bank merger”), with Equity Bank surviving the bank merger.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the ASB common and preferred shareholders approve the Merger Proposal.

Q:	Why am I receiving this proxy statement/prospectus?

A:

ASB is delivering this document to you because it is a proxy statement being used by ASB’s board of directors (the “ASB Board”) to solicit proxies of its shareholders entitled to vote on the matters in connection with the approval of the Merger Proposal.

ASB has called a special meeting of its common and preferred shareholders to approve the Merger Proposal. This document serves as a proxy statement for the ASB special meeting and describes the proposals to be presented at the ASB special meeting. It also constitutes a notice of special meeting with respect to the ASB special meeting.

In addition, this document is also a prospectus that is being delivered to ASB shareholders because Equity is offering shares of Equity common stock to ASB common shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the Merger Proposal and the other proposals being voted on at the ASB special meeting and important information to consider in connection with an investment in Equity common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Your vote is important, and you are encouraged to submit your proxy as soon as possible.

Q:	What are ASB shareholders being asked to vote on at the ASB special meeting?

A:	ASB is soliciting proxies from its common and preferred shareholders with respect to the following proposals:

•

a proposal to approve the merger agreement, pursuant to which Merger Sub will merge with and into ASB, with ASB surviving as a wholly owned subsidiary of Equity, as more fully described in this proxy statement/prospectus (the “Merger Proposal”); and

•

for common shareholders, a proposal to adjourn the ASB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”). Completion of the merger is not conditioned upon approval of the Adjournment Proposal.

Q:	What will ASB shareholders be entitled to receive in the merger?

A:

If the merger is completed, each share of ASB common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of ASB common stock held by ASB, Equity and any ASB common shareholder who has perfected such shareholder’s appraisal rights under applicable law (a “dissenting shareholder”) including the terms and provisions of Section 17-6712 of the Kansas Statutes Annotated (the “K.S.A.”) will be converted into the right to receive, without interest, (i) a number of shares of Equity’s Class A common stock, par value $0.01 per share (“Equity common stock”), equal to the exchange ratio (the calculation of which is described in more detail in this proxy statement/prospectus), which is expected to be 2.4644 shares assuming that 1,008,788 shares of ASB common stock are outstanding immediately prior to the effective time; provided that such number of shares may be adjusted based on the number of shares of ASB common stock outstanding immediately prior to the effective time and may be reduced in the event ASB does not deliver a minimum of $60,537,298 (the “minimum equity”) of consolidated capital, surplus and retained earnings accounts less all intangible assets, and adjusted to reflect certain merger costs, income and other specified items described in the merger agreement (the “ASB adjusted shareholders’ equity”), and (ii) its pro rata share of an amount of cash, if any, by which the ASB adjusted shareholders’ equity, calculated prior to the closing of the merger, exceeds the minimum equity, subject to an aggregate cap of $3,500,000 that may be paid to the holders of ASB common stock. For a discussion of the possible upward or downward adjustment of the merger consideration, ASB’s estimate of its ASB adjusted shareholders’ equity as of a recent date and the ASB Merger Costs, see “The Merger Agreement—Merger Consideration” beginning on page 59.

Equity will not issue any fractional shares of Equity common stock in the merger. ASB common shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by $29.59. Shares of ASB common stock or ASB preferred stock following the merger held by dissenting shareholders of ASB will not be converted into the merger consideration.

As a result of the foregoing, based on the number of shares of Equity common stock and ASB common stock outstanding as of [                ], 2021, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, approximately [    ]% of outstanding Equity common stock following the merger will be held by shareholders who were holders of Equity common stock immediately prior to the effectiveness of the merger and approximately [    ]% of outstanding Equity common stock following the merger will be held by shareholders who were holders of ASB common stock immediately prior to the effectiveness of the merger.

Except for dissenting shareholders, each share of Series C Variable Rate Cumulative Perpetual Preferred Stock, par value $100.00 per share (the “ASB preferred stock”), of ASB issued and outstanding immediately prior to the effective time of the merger (other than shares of ASB preferred stock held by ASB, Equity and any dissenting shareholder) will be converted into the right to receive, without interest, $100.00 per share. The aggregate consideration payable by Equity to the holders of the ASB preferred stock is expected to be and is capped at $6,600,000. On the date immediately prior to the closing date of the merger, ASB shall pay to the holders of the ASB preferred stock all accrued and unpaid dividends on the ASB preferred stock through such date in accordance with the terms of the Certificate of Designations of the ASB preferred stock.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Equity common stock. Any fluctuation in the market price of Equity common stock after the date of this proxy statement/prospectus will change the value of the shares of Equity common stock that ASB common shareholders will be entitled to receive.

Based on (i) the closing price of $30.92 for Equity common stock on Nasdaq on May 14, 2021, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $76.20, and (ii) the closing price of $[        ] for Equity’s common stock on Nasdaq on [                ], 2021, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $[        ].

The merger consideration is also subject to upward or downward adjustment based upon the ASB adjusted shareholders’ equity. If the ASB adjusted shareholders’ equity is more than $60,537,298, then Equity will make a cash payment to the holders of ASB common stock in an amount equal to such excess, but not to exceed $3,500,000. ASB is required to deliver $60,537,298 of ASB adjusted shareholders’ equity in connection with the closing of the merger. If the ASB adjusted shareholders’ equity is less than $60,537,298 as of the close of business on the calculation date, which will be the last day of the month immediately preceding the month during which the closing date of the merger occurs or such other mutually agreed date, then the negotiated value of ASB’s common stock used to calculate the exchange ratio will be reduced pursuant to the terms of the merger agreement by $0.85 for each dollar that the ASB adjusted shareholders’ equity is less than $60,537,298, and no cash consideration, other than any cash in lieu of fractional shares, will be payable to the holders of the ASB common stock.

As of June 11, 2021, ASB estimates that the ASB adjusted shareholders’ equity will be approximately $67,179,000 assuming an October 1, 2021 closing date and that the ASB Merger Costs will be approximately $6,641,000. Based on the foregoing estimates, ASB expects that the exchange ratio will be 2.4644 shares of Equity common stock issuable for each share of ASB common stock and that no cash consideration will be payable to the holders of ASB common stock.

For a more detailed discussion of the merger consideration payable pursuant to the merger agreement and its calculation, please see “The Merger Agreement—Merger Consideration” beginning on page 59.

Q:	How does the ASB Board recommend that I vote at the ASB special meeting?

A:	The ASB Board unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Q:	When and where is the special meeting?

A:	The ASB special meeting will be held at Great Bend Events Center, 3111 10th Street, Great Bend, Kansas 67530, on [ ], 2021, at [ ] a.m., local time.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If you are an ASB shareholder and if your shares of ASB common stock or ASB preferred stock are registered directly in your name, you are considered the shareholder of record with respect to those shares. On the ASB record date, ASB had 152 common shareholders of record and nine (9) preferred shareholders of record.

If your shares of ASB common stock or ASB preferred stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement/prospectus and the ASB proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of ASB common stock or ASB preferred stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are an ASB shareholder, your broker does not have discretionary authority to vote your shares with respect to the Merger Proposal, but your broker does have discretionary authority to vote your shares with respect to the Adjournment Proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the ASB special meeting is the Adjournment Proposal. If you hold shares in “street name” and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by ASB shareholders will have the effect of a vote against the Merger Proposal because Kansas law requires the Merger Proposal to be approved by a majority of the outstanding ASB common stock and two-thirds of the outstanding ASB preferred stock.

Abstentions and broker non-votes will not have the effect of a vote against the Adjournment Proposal. As the Adjournment Proposal is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Q:	What constitutes a quorum for the ASB special meeting?

A:

The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of ASB common stock and ASB preferred stock entitled to be voted at the ASB special meeting constitutes a quorum for transacting business at the ASB special meeting. All shares of ASB common stock and preferred stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ASB special meeting.

Q:	What is the vote required to approve each proposal at the ASB special meeting?

A:

Merger Proposal: The affirmative vote of at least a majority of the outstanding shares of ASB common stock and the affirmative vote of at least two-thirds of the outstanding shares of ASB preferred stock is required to approve the Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote in person at the ASB special meeting or fail to instruct your bank or broker how to vote with respect to the Merger Proposal, it will have the effect of a vote against the Merger Proposal.

Adjournment Proposal: The affirmative vote of a majority of common shares entitled to vote on the subject matter and represented in person or by proxy at the ASB special meeting is required to approve the Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the ASB special meeting or fail to instruct your bank or broker how to vote with respect to the Adjournment Proposal, it will have no effect on the proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for ASB to obtain the necessary quorum to hold its special meeting and to obtain approval of the proposals to be voted upon at the special meeting. In addition, your failure to vote will have the effect of a vote against the Merger Proposal. The ASB Board unanimously recommends that you, as an ASB shareholder, vote “FOR” the Merger Proposal.

Q:	Can I attend the meeting and vote my shares in person?

A:

Yes. All common and preferred shareholders of ASB, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend the ASB special meeting. Holders of record of ASB common stock and preferred stock can vote in person at the ASB special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the ASB special meeting. If you plan to attend the ASB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. ASB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the ASB special meeting is prohibited without ASB’s express written consent.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of ASB common stock or ASB preferred stock, you may change your vote or revoke any proxy at any time before it is voted by (1) attending and voting in person at the ASB special meeting; (2) giving notice of revocation of the proxy at the ASB special meeting; or (3) delivering to the Secretary of ASB (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the ASB special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by ASB after the vote will not affect the vote. ASB’s corporate secretary’s mailing address is P.O. Box 1346, Great Bend, Kansas 67530.

If you hold your shares of ASB common stock or ASB preferred stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	What are the expected U.S. federal income tax consequences to a holder of ASB common stock as a result of the transactions contemplated by the merger agreement?

A:

The obligations of Equity and ASB to complete the integrated mergers are conditioned on, among other things, the receipt by Equity and ASB of a tax opinions from Norton Rose Fulbright US LLP (or such other counsel selected by Equity) and Stinson LLP (or such other counsel selected by ASB), respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Neither Equity nor ASB intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to the qualification of the integrated mergers as reorganization under Section 368(a) of the Code and neither counsel’s opinion is binding on the IRS.

Assuming the integrated mergers taken together qualify as a reorganization under Section 368(a) of the Code, it is anticipated that a U.S. holder (as defined in the section titled “Certain Material U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 79) of ASB common stock who exchanges ASB common stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds the tax basis of such holder’s ASB common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock). Further, a U.S. holder of ASB common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of Equity common stock that the U.S. holder would otherwise be entitled to receive.

For further information, please see “Certain Material U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 79.

The U.S. federal income tax consequences described above may not apply to all holders of ASB common stock including holders of ASB common stock that also own shares of ASB preferred stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Q:	Are ASB shareholders entitled to appraisal rights?

A:

Yes, ASB shareholders may assert appraisal rights. For further information, see “The Merger—Appraisal Rights in the Merger” beginning on page 55, which discussion is qualified by that description and by the text of the provisions of the K.S.A. relating to appraisal rights set forth in Annex D hereto. ASB common shareholders party to ASB’s Amended and Restated Shareholders Agreement purport to waive appraisal rights with respect to a merger of ASB approved by holders of at least 2/3 of the outstanding common stock, but ASB does not intend to enforce that waiver in light of the uncertainty regarding the enforceability thereof.

Q:	If I am an ASB shareholder, should I send in my ASB stock certificates now?

A:

No. Please do not send in your ASB stock certificates with your proxy. Prior to the merger for preferred shareholders and following the closing of the merger for common shareholders, Equity’s transfer agent, Continental Stock Transfer and Trust Company (“Continental”), will send you a letter of transmittal and instructions for exchanging ASB stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 64.

Q:	Whom may I contact if I cannot locate my ASB stock certificate(s)?

A:	If you are unable to locate your original ASB stock certificate(s), you should contact Diane Stalcup, Corporate Secretary of ASB, at (620) 792-8353, as soon as possible.

If your ASB stock certificate has been lost, stolen or destroyed, you will be required to deliver an affidavit of loss and indemnity agreement and may be required to purchase a surety bond.

Q:	What will happen to the trust preferred securities issued by ASB?

A:

ASB has issued $7,732,000 of Junior Subordinated Deferrable Interest Debentures due 2035 (the “ASB TruPS”) to the American State Bank Statutory Trust I, pursuant to that certain indenture, dated as of September 15, 2005, between ASB and Wilmington Trust Company. Immediately prior to and contingent upon the occurrence of the closing of the merger, Equity will assume the ASB TruPS in accordance with the terms, documents and agreements related thereto.

Q:	What should I do if I receive more than one set of voting materials?

A:

ASB shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of ASB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of ASB common stock or ASB preferred stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of ASB common stock and preferred stock that you own.

Q:	When do you expect to complete the merger?

A:

Equity and ASB currently expect to complete the merger in the fourth calendar quarter of 2021. However, neither Equity nor ASB can assure you of when or if the merger will be completed. Before the merger is completed, ASB must obtain the approval of ASB shareholders for the Merger Proposal, the necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of ASB common stock and ASB preferred stock will not receive any consideration for their shares in connection with the merger. Instead, ASB will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by ASB to Equity. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 77 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of ASB common stock or ASB preferred stock, please contact Doug Thurman at (800) 805-4649.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read the entire proxy statement/prospectus carefully, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. For more information about Equity, see “Where You Can Find More Information” beginning on page 102. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the companies (page 85)

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

Equity is a Kansas corporation and bank holding company headquartered in Wichita, Kansas. Equity’s wholly owned banking subsidiary, Equity Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through Equity’s network of 51 full service branches located in Kansas, Missouri, Arkansas and Oklahoma. As of March 31, 2021, Equity had consolidated total assets of $4.2 billion, total loans held for investment of $2.7 billion (net of allowances), total deposits of $3.6 billion and total stockholders’ equity of $397.8 million. Equity’s stock is traded on Nasdaq under the symbol “EQBK.”

Equity Bank is a Kansas state-chartered bank and member of the Federal Reserve that is jointly supervised by both the Federal Reserve Bank of Kansas City (the “Federal Reserve”) and the Office of the Kansas State Bank Commissioner (the “OSBC”), and its deposits are insured by the FDIC. Equity Bank conducts a complete range of commercial and personal banking activities. Equity Bank operates a total of 51 branches, consisting of four branches in the Wichita, Kansas metropolitan area, seven branches in the Kansas City metropolitan area, three branches in Topeka, Kansas, eight branches in Western Missouri, seven branches in Western Kansas, four branches in Southeast Kansas, five branches in Southwest Kansas, five branches in Northern Arkansas, one branch in the Tulsa, Oklahoma metropolitan area, five branches in Northern Oklahoma and two branches in Western Oklahoma.

Equity’s principal office is located at 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207, and its telephone number at that location is (316) 612-6000. Additional information about Equity and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 102.

American State Bancshares, Inc.

430 E. Douglas

Wichita, Kansas 67202

(800) 805-4649

ASB is a Kansas corporation and bank holding company headquartered in Wichita, Kansas. ASB’s wholly owned banking subsidiary, American State Bank & Trust Company, provides consumer and commercial banking services. As of March 31, 2021, ASB had consolidated total assets of approximately $777.1 million, total loans of $473.1 million (net of allowances), total deposits of $652.5 million and total shareholders’ equity of $95.5 million. ASB does not file reports with the SEC.

American State Bank & Trust Company is a Kansas state-chartered bank and member of the Federal Reserve that is jointly supervised by both the Federal Reserve and the OSBC, and its deposits are insured by the

FDIC. American State Bank & Trust Company conducts banking business through its main office in Wichita, Kansas and sixteen branch offices in Kansas.

ASB’s office is located at 430 E. Douglas, Wichita, Kansas 67202, and its telephone number is (800) 805-4649. For additional information about ASB and American State Bank & Trust Company, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

In the merger, ASB common shareholders will be entitled to receive shares of Equity common stock and in some instances cash (page 59)

Equity and ASB are proposing a strategic merger. If the merger is completed, each outstanding share of ASB common stock, will be converted into the right to receive, without interest, (i) a number of shares of Equity common stock, equal to the exchange ratio (the calculation of which is described in more detail in this proxy statement/prospectus), which is expected to be 2.4644 shares assuming that 1,008,788 shares of ASB common stock are outstanding immediately prior to the effective time; provided that such number of shares may be adjusted based on the number of shares of ASB common stock outstanding immediately prior to the effective time and may be reduced in the event ASB does not deliver the required minimum equity, and (ii) its pro rata share of an amount of cash, if any, by which the ASB adjusted shareholders’ equity, calculated prior to the closing of the merger, exceeds the minimum equity, subject to an aggregate cap of $3,500,000 that may be paid to the holders of ASB common stock.

If the merger is completed, each outstanding share of ASB preferred stock will be converted into the right to receive, without interest, $100.00. The aggregate consideration payable by Equity to the holders of the ASB preferred stock is expected to be and is capped at $6,600,000.

The Equity common stock is listed on Nasdaq under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock and will not be known at the time the ASB shareholders vote on the merger. Based on (i) the closing price of $30.92 for Equity common stock on Nasdaq on May 14, 2021, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $76.20, and (ii) the closing price of $[        ] for Equity’s common stock on Nasdaq on [                ], 2021, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $[        ]. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the merger consideration as a result of ASB delivering less than the required minimum equity at the closing. In addition to the stock component of the merger consideration, the maximum possible cash merger consideration payable per share of ASB common stock is $3.47 (based upon 1,008,788 shares of ASB common stock outstanding). Such amount is only payable in the event that the ASB adjusted shareholders’ equity exceeds the required minimum equity by $3,500,000.

For a more detailed discussion of the merger consideration payable pursuant to the merger agreement and its calculation, please see “The Merger Agreement—Merger Consideration” beginning on page 59.

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The ASB Board unanimously recommends that ASB shareholders Vote “FOR” the Merger Proposal and the Adjournment Proposal (page 33)

The ASB Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of ASB and its shareholders and has approved the merger agreement. The ASB Board unanimously recommends that ASB shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. For the factors considered by the ASB Board in reaching its decision to approve the merger agreement, see “The Merger—ASB’s Reasons for the Merger; Recommendation of the ASB Board.”

Certain executive officers and directors, holding 15.3% of the outstanding shares of ASB common stock and 90.9% of the outstanding shares of the ASB preferred stock have entered into a voting agreement with Equity, solely in their capacity as shareholders of ASB, pursuant to which they have agreed to vote in favor of the Merger Proposal and in favor of any other matter required to be approved by the shareholders of ASB to facilitate the transactions contemplated by the merger agreement. For more information regarding the support agreements, see “The Merger Agreement—Director Support Agreements” and “The Merger Agreement—Voting Agreement.”

Opinion of ASB’s financial advisor (page 37 and Annex D)

In connection with the merger, ASB’s financial advisor, D.A. Davidson & Co. (“D.A. Davidson”), delivered an oral opinion on May 14, 2021, which was subsequently confirmed in a written opinion dated May 14, 2021, to the ASB Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of ASB common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion, is attached as Annex D to this document. The opinion was for the information of, and was directed to, the ASB Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of ASB to engage in the merger or enter into the merger agreement or constitute a recommendation to the ASB Board of Directors in connection with the merger, and it does not constitute a recommendation to any holder of ASB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. The opinion also does not concern the consideration payable to the ASB preferred stock. For further information, please see the section entitled “The Merger—Opinion of ASB’s Financial Advisor” on page 37.

ASB will hold the ASB special meeting on [                ], 2021 (page 30)

The ASB special meeting will be held on [                ], 2021, at [    ] a.m., local time, at Great Bend Events Center, 3111 10th Street, Great Bend, Kansas 67530. At the ASB special meeting, ASB common and preferred shareholders will be asked to approve the Merger Proposal and, for common shareholders, to approve the Adjournment Proposal.

Only holders of record of ASB common stock and preferred stock at the close of business on [                ], 2021, the ASB record date, will be entitled to notice of and to vote at the ASB special meeting. Each share of ASB common stock is entitled to one vote on each proposal to be considered at the ASB special meeting. As of the ASB record date, there were 1,007,788 shares of ASB common stock entitled to vote at the ASB special meeting. As of the ASB record date, the directors and executive officers of ASB and their affiliates beneficially owned and were entitled to vote, in the aggregate, 186,015 shares of ASB common stock representing approximately 18.47% of the shares of ASB common stock outstanding on that date.

Voting as a separate class, each share of ASB preferred stock is entitled to one vote on the Merger Proposal at the ASB special meeting. As of the ASB record date, there were 66,000 shares of ASB preferred stock entitled to vote thereon. As of the ASB record date, the directors and executive officers of ASB and their affiliates beneficially owned and were entitled to vote in the aggregate 60,000 shares of ASB preferred stock, representing approximately 90.9% of the shares of ASB preferred stock outstanding on that date.

The Merger Proposal will be approved if at least a majority of the outstanding shares of ASB common stock are voted in favor of such proposal and if at least 2/3 of the outstanding shares of ASB preferred stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy, fail to vote in person at the ASB special meeting or fail to instruct your bank or broker how to vote with respect to the Merger Proposal, it will have the effect of a vote against the Merger Proposal.

The Adjournment Proposal will be approved if a majority of the ASB common stock entitled to vote on the subject matter and represented in person or by proxy at the ASB special meeting is voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the ASB special meeting or fail to instruct your bank or broker how to vote with respect to the Adjournment Proposal, it will have no effect on the proposal.

Certain material U.S. federal income tax consequences of the integrated mergers (page 79)

The obligations of Equity and ASB to complete the integrated mergers are conditioned on, among other things, the receipt by Equity and ASB of tax opinions from Norton Rose Fulbright US LLP (or such other counsel selected by Equity) and Stinson LLP (or such other counsel selected by ASB), respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the integrated mergers taken together qualify as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that a U.S. holder (as defined in the section titled “Certain Material U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 79) of ASB common stock who exchanges ASB common stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds the tax basis of such holder’s ASB common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock). Further, a U.S. holder of ASB common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of Equity common stock that the U.S. holder would otherwise be entitled to receive.

For further information, please see “Certain Material U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 79.

The U.S. federal income tax consequences described above may not apply to all holders of ASB common stock including holders of ASB common stock that also own shares of ASB preferred stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Interests of ASB’s Directors and Executive Officers in the Merger

In considering the recommendation of the ASB Board that ASB shareholders vote in favor of the Merger Proposal, ASB shareholders should be aware that ASB’s directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of ASB. The ASB Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of ASB against certain liabilities arising before the effective time of the merger. Equity has also agreed to purchase a six-year “tail” prepaid policy, on the same terms as ASB’s existing directors’ and officers’ liability insurance, for the current directors and officers of ASB, subject to a cap on the cost of such policy equal to 200% of ASB’s current annual premium.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of ASB who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to ASB for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. Equity has agreed to provide certain severance benefits to ASB’s employees whose employment is terminated under the circumstances specified in the merger agreement.

Retention Agreement. ASB and American State Bank & Trust Company have entered into a retention agreement with Doug Thurman, which provides that Mr. Thurman will be entitled payment of a retention bonus in the amount of approximately $800,000 if he remains employed upon the closing of the merger.

ASB Stock Options. Pursuant to the merger agreement, the outstanding 1,000 stock options of ASB will be required to be exercised and cancelled.

ASB Phantom Stock. The following officers of American State Bank & Trust Company are anticipated to receive the payments under phantom stock plans with ASB in approximately the following amounts: Douglas Thurman $183,850, Bradley Herter $404,470, Diane Stalcup $220,620, Gregg Howell $91,925, Steven Howland $110,310, and Michael Neale $73,540. In the aggregate, ASB anticipates that approximately $2,310,480 will be paid to the holders of its phantom stock in connection with the termination of the phantom stock plans prior to the effective time of the merger.

Preferred Stock Payments. Under the merger agreement, Equity will pay $100.00 per share to the holders of ASB preferred stock. ASB preferred shareholders will also receive accrued dividends from ASB through the closing of the merger. Directors of ASB own most of the shares of ASB preferred stock. Leon Borck owns 40,000 shares of ASB preferred stock and Max Nichols owns 20,000 shares of ASB preferred stock.

Board Seats. At closing of the merger, Equity will add one board seat to be filled by Leon Borck, or such other current member of the ASB Board as mutually agreed by Equity and ASB. At closing of the merger, Equity will cause Equity Bank to add three board seats, to be filled by Leon Borck, Doug Thurman and Max Nichols, or such other current member of the American State Bank & Trust Company board of directors as mutually agreed by Equity and ASB.

Certain of the above payments are transaction expenses borne by ASB shareholders. These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of ASB’s Directors and Executive Officers in the Merger” beginning on page 54.

ASB shareholders are entitled to demand appraisal rights (page 55 and Annex E)

ASB shareholders have the right to demand an appraisal of their shares of ASB common stock and their shares of ASB preferred stock and obtain payment in cash of the fair value of their shares under Section 17-6712 of the K.S.A. In order for an ASB shareholder to perfect such ASB shareholder’s appraisal rights, such ASB shareholder must carefully follow the procedure set forth in the applicable provisions of the K.S.A. A copy of the applicable statutory provisions of the K.S.A. is included as Annex E to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger” beginning on page 55.

Conditions that must be satisfied or waived for the merger to occur (page 73)

Currently, ASB and Equity expect to complete the merger in the fourth calendar quarter of 2021. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the merger agreement are conditioned upon (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) the performance in all material respects by the other party of its obligations under the merger agreement, (3) approval of the merger agreement by ASB’s common and preferred shareholders, (4) receipt of required regulatory and other third party consents or approvals, (5) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (6) the receipt of required closing documents from the other party, (7) the absence of any material adverse change with respect to the other party since December 31, 2020, (8) the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and (9) the assumption by Equity of the ASB TruPS in accordance with the terms, documents and agreements related thereto.

ASB’s obligation to complete the merger is also subject to (1) the shares of Equity common stock to be issued pursuant to the merger agreement being approved for listing on Nasdaq, (2) Equity obtaining a six-year tail insurance coverage policy in accordance with the merger agreement, and (3) receipt of an opinion from Stinson LLP to the effect that the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Equity’s obligation to complete the merger is also subject to (1) receipt of releases from directors and certain officers of ASB, (2) the termination of certain employee benefit plans of ASB, (3) holders of not more than 5% of the outstanding shares of ASB common stock having duly exercised their dissenters’ rights under the K.S.A., (4) the ASB adjusted shareholders’ equity being at least $54,483,568, (5) receipt from ASB certain tax certifications, and (6) receipt of an opinion from Norton Rose Fulbright US LLP to the effect that the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither ASB nor Equity can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the merger agreement (page 76)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and ASB;

•

by either ASB or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by December 31, 2021; provided, however, that such date may be extended to such later date as agreed upon by ASB and Equity;

•

by either Equity or ASB if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated by the merger agreement and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or ASB if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or ASB, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the merger agreement or any other agreement contemplated in the merger agreement on the part of the other party to the merger agreement, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing at the closing of the merger, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Equity or ASB, if ASB does not receive the required shareholder approval at the ASB special meeting or any adjournment or postponement thereof; provided, however, that ASB may not terminate the merger agreement pursuant to this provision if ASB has breached in any material respect any of its obligations under the merger agreement, in each case in a manner that caused the failure to obtain the approval of the shareholders at the ASB special meeting, or at any adjournment or postponement thereof;

•

by ASB prior to obtaining the approval of the ASB shareholders at the ASB special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•

by Equity if ASB’s board of directors, prior to obtaining the approval of the ASB shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation;

•

by Equity or ASB if the other party or its respective banking subsidiary enters into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity; or

•

by ASB, within two business days of the calculation date, which will be the last day of the month immediately preceding the month during which the date of the closing of the merger occurs or such other mutually agreed date, if both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the day prior to the calculation date is less than $23.672, and (ii) Equity’s common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 20%; provided, however, that Equity has a right to cure by adjusting the exchange ratio or increasing the per share cash amount as provided in the merger agreement.

Termination fee (page 77)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the ASB Board, ASB may be required to pay to Equity a termination fee equal to $3,500,000. This termination fee could discourage other companies from seeking to acquire or merge with ASB. Termination fees are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 77.

Regulatory approvals required for the merger (page 58)

Subject to the terms of the merger agreement, both ASB and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve and the OSBC. Equity has submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.

Although neither ASB nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, ASB and Equity cannot be certain when or if they will be obtained.

The rights of ASB shareholders will change as a result of the merger (page 89)

The rights of ASB shareholders will change as a result of the merger due to differences in Equity’s and ASB’s governing documents. See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholders’ rights under each of the Equity and ASB governing documents.

Risk factors (page 20)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 20.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EQUITY

The following table sets forth selected historical consolidated financial and other data (i) as of and for the three months ended March 31, 2021 and 2020 and (ii) as of and for the years ended December 31, 2020, 2019 and 2018. Selected consolidated financial data as of and for the years ended December 31, 2020, 2019 and 2018 have been derived from Equity’s audited financial statements which are incorporated by reference in this proxy statement/prospectus. Selected financial data as of and for the three months ended March 31, 2021 and 2020 have been derived from Equity’s unaudited financial statements incorporated by reference in this proxy statement/prospectus and have not been audited but, in the opinion of Equity’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Equity’s financial position and results of operations for such periods in accordance with GAAP. Equity’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Equity’s audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted.

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the years ended December 31,
	2021	2020	2020	2019	2018
Statement of Income Data
Interest and dividend income	$35,812	$40,557	$155,561	$175,499	$161,556
Interest expense	4,053	8,462	22,909	49,641	36,758
Net interest income	31,759	32,095	132,652	125,858	124,798
Provision (reversal) for credit losses	(5,756)	9,940	24,255	18,354	3,961
Net gain (loss) on acquisition	(78)	—	2,145	—	—
Net gain (loss) from securities transactions	17	8	11	14	(9)
Other non-interest income	6,773	5,298	23,867	24,974	19,734
Merger expense	152	—	299	915	7,462
Goodwill impairment	—	—	104,831	—	—
Other non-interest expense	24,729	25,758	103,860	98,720	86,925
Income (loss) before income taxes	19,346	1,703	(74,570)	32,857	46,175
Provision for income taxes	4,271	445	400	7,278	10,350
Net income (loss)	15,075	1,258	(74,970)	25,579	35,825
Net income (loss) allocable to common stockholders	15,075	1,258	(74,970)	25,579	35,825
Basic earnings (loss) per share	$1.04	$0.08	$(4.97)	$1.64	$2.33
Diluted earnings (loss) per share	$1.02	$0.08	$(4.97)	$1.61	$2.28

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the years ended December 31,
	2021	2020	2020	2019	2018
Balance Sheet Data (at period end)
Cash and cash equivalents	$136,688	$142,252	$280,698	$89,291	$192,818
Available-for-sale securities	998,100	187,812	871,827	142,067	168,875
Held-to-maturity securities	—	721,992	—	769,059	748,356
Loans held for sale	8,609	6,494	12,394	5,933	2,972
Gross loans held for investment	2,795,740	2,507,123	2,591,696	2,556,652	2,575,408
Allowance for credit losses(1)	55,525	21,915	33,709	12,232	11,454
Loans held for investment, net of allowance for loan losses	2,740,215	2,485,208	2,557,987	2,544,420	2,563,954
Goodwill and core deposit intangibles, net	46,624	155,537	47,658	156,339	153,437
Other intangible assets	1,119	1,167	1,130	1,179	1,228
Total assets	4,196,184	3,943,832	4,013,356	3,949,578	4,061,716
Total deposits	3,634,530	2,960,397	3,447,590	3,063,516	3,123,447
Borrowings	138,053	481,371	133,857	383,632	464,676
Total liabilities	3,798,369	3,466,481	3,605,707	3,471,518	3,605,775
Total stockholders’ equity	397,815	477,351	407,649	478,060	455,941

Performance ratios
Return on average assets (ROAA) annualized	1.48%	0.13%	(1.87)%	0.64%	1.00%
Return on average equity (ROAE) annualized	15.45%	1.05%	(16.14)%	5.52%	8.52%
Yield on loans annualized	4.59%	5.47%	5.00%	5.73%	5.74%
Cost of interest-bearing deposits annualized	0.36%	1.09%	0.66%	1.53%	1.15%
Net interest margin annualized	3.31%	3.67%	3.63%	3.48%	3.81%
Non-interest income / average assets annualized	0.66%	0.55%	0.65%	0.63%	0.55%
Non-interest expense / average assets annualized	2.44%	2.66%	5.23%	2.50%	2.62%

Capital Ratios
Tier 1 Leverage Ratio	8.73%	9.02%	9.30%	9.02%	8.60%
Common Equity Tier 1 Capital Ratio	12.53%	11.67%	12.82%	11.63%	10.95%
Tier 1 Risk Based Capital Ratio	13.08%	12.20%	13.37%	12.15%	11.45%
Total Risk Based Capital Ratio	17.02%	13.00%	17.35%	12.59%	11.86%
Equity / Assets	9.48%	12.10%	10.16%	12.10%	11.23%
Book value per share	$27.66	$31.41	$28.04	$30.95	$28.87
Tangible book value per share*	$24.34	$21.10	$24.68	$20.75	$19.08

*	Indicates non-GAAP financial measure. Please refer to explanation below.
(1)

Effective January 1, 2021, the Company adopted the FASB ASU 2016-13, which requires the estimation of an allowance for credit losses in accordance with the current expected credit loss (“CECL”) methodology.

Non-GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial measures included in Equity’s selected historical consolidated financial and other data are not measures of financial performance recognized by GAAP including tangible book value per share. “Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.

Equity believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to Equity’s financial condition, results of operations and cash flows computed in accordance with GAAP. However, Equity acknowledge that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity, tangible book value per common share, and diluted tangible book value per common share and compares these values with book value per common share (dollars in thousands, except per share data):

	As of and for the three months ended March 31,		As of and for the years ended December 31,
	2021	2020	2020	2019	2018
Total stockholders’ equity	$397,815	$477,351	$407,649	$478,060	$455,941
Less: goodwill	31,601	136,432	31,601	136,432	131,712
Less: core deposit intangibles, net	15,023	19,105	16,057	19,907	21,725
Less: mortgage servicing asset, net	0	4	0	5	11
Less: naming rights, net	1,119	1,163	1,130	1,174	1,217

Tangible common equity	$350,072	$320,647	$358,861	$320,542	$301,276

Common shares outstanding at period end	14,383,913	15,198,986	14,540,556	15,444,434	15,793,095

Diluted common shares outstanding at period end	14,668,287	15,297,319	14,540,556	15,719,810	16,085,729

Book value per common share	$27.66	$31.41	$28.04	$30.95	$28.87

Tangible book value per common share	$24.34	$21.10	$24.68	$20.75	$19.08

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 27 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Equity for the fiscal year ended December 31, 2020, as updated by a subsequent Form 10-Q filings and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank.

Risks Relating to the Merger

The merger may not be completed.

Completion of the merger is subject to regulatory approval. Equity may not receive the required regulatory approvals. If Equity does not obtain the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, they may impose conditions that would result in certain closing conditions of the merger not being satisfied or may not be received timely.

The consummation of the merger is also subject to other conditions precedent described in the merger agreement. If a condition of either party is not satisfied, such party may be able to terminate the merger agreement and, in such case, the merger would not be consummated. If all of the conditions precedent in the merger agreement are not satisfied, the merger may not be completed.

The sum of ASB’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger less the ASB Merger Costs could be an amount that results in the reduction of the stock and cash consideration, if any, to be received by the ASB common shareholders as merger consideration.

ASB’s adjusted shareholders’ equity will depend in part on the results of ASB’s business operations and the management of merger-related expenses by ASB prior to the closing of the merger. If ASB’s earnings are less than it expects or if the ASB Merger Costs are greater than ASB expects, the ASB adjusted shareholders’ equity may be less than $60,537,298. Preparing for integration of the merger may have a negative impact on ASB’s results of operations, and the merger-related expenses for which ASB will be liable are difficult to predict. As of June 11, 2021, ASB estimates that the ASB adjusted shareholders’ equity will be approximately $67,179,000 assuming an October 1, 2021 closing date and that the ASB Merger Costs will be approximately $6,641,000. Based on the foregoing estimates, ASB expects that the exchange ratio will be 2.4644 shares of Equity common stock issuable for each share of ASB common stock and that no cash consideration will be payable to the holders of ASB common stock. You should be aware that the foregoing numbers are only estimates and such numbers are difficult to predict. If the actual numbers are materially different from such estimates, there could be a significant adjustment to the merger consideration. For a discussion of the possible downward adjustment to the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 59. Accordingly, at the time ASB shareholders vote with respect to the Merger Proposal, they will not know the exact exchange ratio or the amount of any cash consideration, if any, they will be entitled to receive in the merger.

Preparing for the merger may negatively impact ASB’s operating results and, as a result, the exchange ratio and the amount of the cash portion of the merger consideration that ASB shareholders may be entitled to receive.

ASB is taking various actions, as required by the merger agreement, to prepare for the merger and expects to continue to do so prior to the closing of the merger. These actions include participating in preparing regulatory filings for the merger, meeting with customers and employees to discuss the merger, and preparing for systems conversion related to the merger. These items may distract ASB’s management from pursuing the business strategy that ASB has historically employed. In addition, the merger agreement places certain restrictions on the ability of ASB to engage in certain transactions without ASB obtaining the consent of Equity prior to taking certain actions. Finally, ASB will be liable for certain merger-related expenses prior to the closing of the merger. Additional discussion of ASB’s covenants made in connection with the merger agreement are discussed more fully in “The Merger Agreement—Covenants and Agreements,” beginning on page 68. These factors may impact ASB’s profitability and these one-time expenses could result in ASB’s non-interest expenses being higher than historical levels prior to the consummation of the merger. Accordingly, the results of ASB’s operations prior to ASB’s entry into the merger agreement may not have any predictive value relating to, or be representative of, ASB’s operating results and profitability following its entry into the merger agreement. Lower profits and higher expenses may adversely affect ASB’s capital, surplus, and retained earnings prior to the consummation of the merger, which may reduce the exchange ratio and result in a limited or no cash merger consideration paid to ASB’s common shareholders as merger consideration.

Because the market price of Equity common stock will fluctuate, ASB common shareholders cannot be certain of the market value of the merger consideration they will receive.

The market value of the equity portion of the merger consideration payable to the ASB common stock will vary from the closing price of Equity common stock on the date Equity and ASB announced the merger, on the date that this proxy statement/prospectus is mailed to ASB shareholders, on the date of the ASB special meeting and on the date the merger is completed and thereafter. Any change in the market price of Equity common stock prior to the completion of the merger will affect the market value of the equity portion of the merger consideration that ASB shareholders will be entitled to receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of Equity common stock. Stock price changes may result from a variety of factors that are beyond the control of Equity, including, but not limited to, general market and economic conditions, changes in Equity’s business, operations and prospects and regulatory considerations.

Therefore, at the time of the ASB special meeting ASB common shareholders will not know the precise market value of the merger consideration you will be entitled to receive at the effective time. You should obtain current market quotations for shares of Equity common stock. There are no current market quotations for ASB common stock because ASB is a privately owned corporation and its common stock is not traded on any established public trading market.

The market price of Equity common stock after the merger may be affected by factors different from those affecting the shares of ASB or Equity currently.

Upon completion of the merger, holders of ASB common stock will become holders of Equity common stock. Equity’s business differs in important respects from that of ASB, and, accordingly, the results of operations of the combined company and the market price of Equity common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Equity and ASB. For a discussion of the business of ASB and of some important factors to consider in connection with its business, see “Information About ASB” beginning on page 85.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Equity must obtain approvals from the Federal Reserve and the OSBC. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers or consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 58. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals, waivers or consents, or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 58.

Combining the two companies, including the retention of key employees, may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Equity and ASB have operated and, until the completion of the merger, will continue to operate, independently and may not begin the actual integration process. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Equity’s ability to successfully combine and integrate the businesses of Equity and ASB in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Equity’s ability to successfully conduct its business, which could have an adverse effect on Equity’s financial results and the value of its common stock. If Equity experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that can cause Equity and/or ASB to lose customers or cause customers to remove their accounts from Equity and/or ASB and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ASB and Equity during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

Certain of ASB’s directors and executive officers may have interests in the merger that may differ from the interests of ASB’s shareholders.

ASB’s shareholders should be aware that some of ASB’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of ASB’s shareholders generally. The ASB Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that ASB’s shareholders vote in favor of approving the merger agreement.

These interests include the following:

•

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of ASB against certain liabilities arising before the effective time of the merger. Equity has also agreed to purchase a six-year “tail” prepaid policy, on the same terms as ASB’s existing directors’ and officers’ liability insurance, for the current directors and officers of ASB, subject to a cap on the cost of such policy equal to 200% of ASB’s current annual premium.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of ASB who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to ASB for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to ASB’s employees whose employment is terminated under the circumstances specified in the merger agreement.

•

Retention Agreement. ASB and American State Bank & Trust Company have entered into a retention agreement with Doug Thurman, which provides that Mr. Thurman will be entitled payment of a retention bonus in the amount of approximately $800,000 if he remains employed upon the closing of the merger.

•	ASB Stock Options. Pursuant to the merger agreement, the outstanding 1,000 stock options of ASB will be required to be exercised and cancelled.

•

ASB Phantom Stock. The following officers of American State Bank & Trust Company are anticipated to receive the payments under phantom stock plans with ASB in approximately the following amounts: Douglas Thurman $183,850, Bradley Herter $404,470, Diane Stalcup $220,620, Gregg Howell $91,925, Steven Howland $110,310, and Michael Neale $73,540. In the aggregate, ASB anticipates that approximately $2,310,480 will be paid to the holders of its phantom stock in connection with the termination of the phantom stock plans prior to the effective time of the merger.

•

Preferred Stock Payments. Under the merger agreement, Equity will pay $100.00 per share to the holders of ASB preferred stock. ASB preferred shareholders will also receive accrued dividends from ASB through the closing of the merger. Directors of ASB own most of the shares of ASB preferred stock. Leon Borck owns 40,000 shares of ASB preferred stock and Max Nichols owns 20,000 shares of ASB preferred stock.

•

Board Seats. At closing of the merger, Equity will add one (1) board seat to be filled by Leon Borck, or such other current member of the ASB Board as mutually agreed by Equity and ASB. At closing of the merger, Equity will cause Equity Bank to add three (3) board seats, to be filled by Leon Borck, Doug Thurman and Max Nichols, or such other current member of the American State Bank & Trust Company board of directors as mutually agreed by Equity and ASB.

Certain of the above payments are transaction expenses borne by ASB’s shareholders. For a more complete description of these interests, see “The Merger—Interests of ASB’s Directors and Executive Officers in the Merger” beginning on page 54.

Termination of the merger agreement could negatively impact both ASB and Equity.

If the merger agreement is terminated, there may be various consequences. For example, ASB’s or Equity’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Equity’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, ASB may be required to pay to Equity a termination fee of $3,500,000.

ASB and Equity will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ASB or Equity. These uncertainties may impair ASB’s or Equity’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with ASB or Equity to seek to change existing business relationships with ASB or Equity. Retention of certain employees by ASB or Equity may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with ASB or Equity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ASB or Equity, ASB’s business or Equity’s business could be harmed. In addition, subject to certain exceptions, ASB and Equity have each agreed to operate its business in the ordinary course prior to closing of the merger and agreed to certain restrictive covenants. See “The Merger Agreement—Covenants and Agreements” beginning on page 68 for a description of the restrictive covenants applicable to ASB and Equity.

If the merger is not completed, Equity and ASB will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Equity and ASB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Equity and ASB would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits ASB’s ability to pursue acquisition proposals and requires ASB to pay a termination fee of $3,500,000 under limited circumstances, including circumstances relating to acquisition proposals for ASB.

The merger agreement prohibits ASB from initiating, soliciting or knowingly encouraging certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 72. The merger agreement also provides that ASB must pay a termination fee in the amount of $3,500,000 in the event that the merger agreement is terminated under certain circumstances, including a change of recommendation of the ASB Board in connection with a third-party acquisition proposal. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of ASB from considering or proposing such an acquisition. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 77.

The shares of Equity common stock to be received by ASB common shareholders as a result of the merger will have different rights from the shares of ASB common stock.

Upon completion of the merger, ASB common shareholders will become Equity shareholders and their rights as Equity shareholders will be governed by the K.S.A., Equity’s Second Amended and Restated Articles of Incorporation (the “Equity articles”) and Equity’s Amended and Restated Bylaws (the “Equity bylaws”). The rights associated with ASB’s common stock are different from the rights associated with Equity common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 89 for a discussion of the different rights associated with Equity common stock.

Holders of ASB and Equity common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of ASB common stock and Equity common stock currently have the right to vote in the election of the board and on other matters affecting ASB and Equity, respectively. Upon the completion of the merger, each ASB common shareholder who receives shares of Equity common stock will become a shareholder of Equity with a percentage ownership of Equity that is smaller than the shareholder’s percentage ownership of ASB. It is currently expected that the former shareholders of ASB, as a group, will receive shares in the merger constituting approximately 14.8% of the outstanding shares of Equity common stock immediately after the merger, and current holders of Equity common stock, as a group, will own approximately 85.2% of the outstanding shares of

Equity common stock immediately after the merger. As a result, ASB common shareholders may have less influence on the management and policies of Equity than they now have on the management and policies of ASB and current Equity shareholders may have less influence than they now have on the management and policies of Equity.

The appraisal rights process is uncertain.

ASB stockholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of ASB common stock and/or ASB preferred stock if they elect to exercise their appraisal rights with respect to the proposed merger, depending on the appraisal of the fair value of the ASB common stock or ASB preferred stock pursuant to the appraisal procedures under the K.S.A. See “The Merger—Appraisal Rights in the Merger” beginning on page 55 and Annex E. For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your appraisal rights with respect to the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement. In addition, it is a closing condition of the merger agreement that the holders of not more than 5% of the outstanding shares of ASB common stock and ASB preferred stock shall have exercised their statutory appraisal rights under the K.S.A. The number of shares of ASB common stock and ASB preferred stock that will exercise appraisal rights under the K.S.A. is not known and therefore we do not know whether this closing condition will be satisfied.

The opinion of ASB’s financial advisors received by the ASB Board prior to the signing of the merger agreement does not reflect changes in circumstances since the date of such opinion.

The opinion of ASB’s financial advisor received by the ASB Board was delivered orally on May 14, 2021, and subsequently confirmed in writing on May 14, 2021. Changes in the operations and prospects of Equity or ASB, general market and economic conditions and other factors that may be beyond the control of Equity or ASB may significantly alter the value of ASB or the price of Equity common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus and does not concern the consideration payable to the ASB preferred stock, the time the merger will be completed or as of any date other than the date of such opinion.

Litigation may be filed against ASB, Equity or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against ASB, Equity or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to ASB and Equity, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Equity’s business, financial condition, results of operations and cash flows following completion of the merger.

Future sales or the possibility of future sales of a substantial amount of Equity common stock may depress the price of shares of Equity common stock.

Future sales or the availability for sale of substantial amounts of Equity common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Equity common stock and could impair Equity’s ability to raise capital through future sales of equity securities.

Equity’s certificate of formation authorizes us to issue up to 45,000,000 shares of Class A common stock and up to 5,000,000 shares of Class B common stock. Immediately after the completion of this merger, Equity expects that approximately [    ] shares of Class A common stock and no shares of Class B common stock will be outstanding. Sales of a substantial number of shares of Equity common stock, or the perception that such sales may occur, may adversely impact the price of Equity common stock.

Equity may issue shares of Equity common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Equity common stock, or the number or aggregate principal amount, as the case may be, of other securities that Equity may issue may in turn be substantial. Equity may also grant registration rights covering those shares of Equity common stock or other securities in connection with any such acquisitions and investments.

Equity cannot predict the size of future issuances of Equity common stock or the effect, if any, that future issuances and sales of Equity common stock will have on the market price of Equity common stock. Sales of substantial amounts of Equity common stock (including shares of Equity common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Equity common stock and could impair Equity’s ability to raise capital through future sales of Equity securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein and in other documents filed with or furnished to the SEC, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Equity’s and ASB’s current views with respect to, among other things, future events and Equity’s and ASB’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s and ASB’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s and ASB’s control. Accordingly, Equity and ASB caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity and ASB believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” section of this proxy statement/prospectus.

There are or will be important factors that could cause Equity’s and ASB’s actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following:

•

external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits which may have an adverse impact on Equity’s and ASB’s financial condition;

•	losses resulting from a decline in the credit quality of the assets that Equity and ASB hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of Equity’s and ASB’s loan portfolio is secured by real estate;

•

inaccuracies or changes in the appraised value of real estate securing the loans Equity and ASB originate that could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	the loss of Equity’s and ASB’s largest loan and depositor relationships;

•	limitations on Equity’s and ASB’s ability to lend and to mitigate the risks associated with Equity’s and ASB’s lending activities as a result of their size and capital position;

•	differences in Equity’s and ASB’s qualitative factors used in their calculation of the allowance for credit losses from actual results;

•	inadequacies in Equity’s and ASB’s allowance for credit losses which could require Equity and ASB to take a charge to their respective earnings and thereby adversely affect their financial condition;

•	interest rate fluctuations which could have an adverse effect on Equity’s and ASB’s profitability;

•	the impact of the transition from London Interbank Offered Rate (“LIBOR”) and Equity’s and ASB’s ability to adequately manage such transition;

•	a continued economic downturn related to the COVID-19 pandemic, especially one affecting Equity’s and ASB’s core market areas;

•	inability of borrowers on deferral to make payments on their loans following the end of the deferral period;

•

potential fraud related to Small Business Administration (“SBA”) loan applications through the Paycheck Protection Program (“PPP”) as part of the U.S. Coronavirus Aid, Relief and Economic Security Act (“CARES Act”);

•	the effects of pandemic and widespread public health emergencies;

•	the costs of integrating the businesses Equity acquires, including ASB, which may be greater than expected;

•	the departure of key members of Equity’s and ASB’s management personnel or Equity’s and ASB’s inability to hire qualified management personnel;

•	generally difficult or unfavorable conditions in the market for financial products and services;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•

inaccuracies in Equity’s and ASB’s assumptions about future events which could result in material differences between Equity’s and ASB’s financial projections and actual financial performance, including with respect to the ASB adjusted shareholders’ equity;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, Equity’s or ASB’s information technology systems;

•	unauthorized access to nonpublic personal information of Equity’s or ASB’s customers, which could expose Equity and ASB to litigation or reputational harm;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of Equity’s and ASB’s critical processing functions;

•	required implementation of new accounting standards that significantly change Equity’s existing recognition practices;

•	additional regulatory requirements and restrictions on Equity’s or ASB’s business, which could impose additional costs on Equity or ASB;

•	an increase in FDIC deposit insurance assessments, which could adversely affect Equity’s and ASB’s earnings;

•	increased capital requirements imposed by banking regulators, which may require Equity or ASB to raise capital at a time when capital is not available on favorable terms or at all;

•	restraints on the ability of Equity Bank or American State Bank & Trust Company to pay dividends to Equity and ASB, respectively, which could limit Equity’s and ASB’s liquidity;

•	a failure in the internal controls Equity and ASB have implemented to address the risks inherent to the banking industry;

•	continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than Equity and ASB;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	the occurrence of adverse weather or manmade events, which could negatively affect Equity’s or ASB’s core markets or disrupt their operations;

•	the effects of new federal tax laws, or changes to existing federal tax laws;

•	the obligation associated with being a public company requires significant resources and management attention; and

•	other factors that are discussed in “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this proxy statement/prospectus. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from what Equity and ASB anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity and ASB do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible to predict those events or how they may affect it. In addition, Equity and ASB cannot assess the impact of each factor on Equity’s and ASB’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity and ASB or persons acting on Equity’s or ASB’s behalf may issue.

THE ASB SPECIAL MEETING

This section contains information for ASB shareholders about the ASB special meeting that ASB has called to allow its shareholders to consider and vote on the Merger Proposal. ASB is mailing this proxy statement/prospectus to you, as an ASB shareholder, on or about [                ], 2021. This proxy statement/prospectus is accompanied by a notice of the ASB special meeting and a form of proxy card that the ASB Board is soliciting for use at the ASB special meeting and at any adjournments or postponements of the ASB special meeting.

Date, Time and Place of the ASB Special Meeting

The ASB special meeting will be held at Great Bend Events Center, 3111 10th Street, Great Bend, Kansas 67530, at [    ] a.m., local time, on [                ], 2021. On or about [                ], 2021, ASB commenced mailing this document and the enclosed form of proxy card to its common and preferred shareholders entitled to vote at the ASB special meeting.

Matters to Be Considered

At the ASB special meeting, ASB common and preferred shareholders will be asked to consider and vote upon the Merger Proposal, and if applicable, ASB common shareholders will be asked to consider and vote upon the Adjournment Proposal.

Completion of the merger is conditioned on, among other things, ASB common and preferred shareholder approval of the Merger Proposal. No other business may be conducted at the ASB special meeting.

Recommendation of the ASB Board

On May 14, 2021, the ASB Board approved the merger agreement and the transactions contemplated thereby. Based on ASB’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger—ASB’s Reasons for the Merger; Recommendation of the ASB Board” beginning on page 35, the ASB Board believes that the merger is in the best interests of the ASB shareholders.

Accordingly, the ASB Board recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

ASB Record Date and Quorum

The ASB Board has fixed the close of business on [                ], 2021 as the ASB record date for determining the holders of ASB common stock and preferred stock entitled to receive notice of and to vote at the ASB special meeting.

As of the ASB record date, there were 1,007,788 shares of ASB common stock outstanding and entitled to notice of, and to vote at, the ASB special meeting or any adjournment thereof, and such outstanding shares of ASB common stock were held by 152 holders of record. Each share of ASB common stock entitles the holder to one vote at the ASB special meeting on each proposal to be considered at the ASB special meeting.

As of the ASB record date, there were 66,000 shares of ASB preferred stock outstanding and entitled to notice of, and to vote at, the ASB special meeting or any adjournment thereof, and such outstanding shares of ASB preferred stock were held by nine (9) holders of record. Each share of ASB preferred stock entitles the holder to one vote at the ASB special meeting on the Merger Proposal. The preferred shareholders will vote on the Merger Proposal as a separate class from the common shareholders.

No business may be transacted at the ASB special meeting unless a quorum of common shareholders and preferred shareholders is present. The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of ASB common stock and preferred stock entitled to be voted at the ASB special meeting constitutes a quorum for transacting business at the ASB special meeting. All shares of ASB common stock or ASB preferred stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ASB special meeting.

As of the ASB record date, the directors and executive officers of ASB and their affiliates beneficially owned and were entitled to vote, in the aggregate, 186,015 shares of ASB common stock, representing approximately 18.47% of the shares of ASB common stock outstanding on that date. As of the ASB record date, the directors and executive officers of ASB and their affiliates beneficially owned and were entitled to vote in the aggregate 60,000 shares of ASB preferred stock, representing approximately 90.9% of the shares of ASB preferred stock outstanding on that date. As of the ASB record date, Equity beneficially held no shares of ASB common stock or ASB preferred stock.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Merger Proposal: The affirmative vote of the holders of at least a majority of the outstanding shares of ASB common stock and at least 2/3 of the outstanding shares of ASB preferred stock is required to approve the Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the ASB special meeting or fail to instruct your bank or broker how to vote with respect to the Merger Proposal, it will have the effect of a vote against the proposal.

Adjournment Proposal: The affirmative vote of a majority of common shares entitled to vote on the subject matter and represented in person or by proxy at the ASB special meeting is required to approve the Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the ASB special meeting or fail to instruct your bank or broker how to vote with respect to the Adjournment Proposal, it will have no effect on the proposal.

Voting on Proxies; Incomplete Proxies

An ASB shareholder of record as of the ASB record date may vote by proxy or in person at the ASB special meeting. If you hold your shares of ASB common stock or ASB preferred stock in your name as of the ASB record date, we ask that you complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

ASB requests that ASB shareholders vote by completing and signing the accompanying proxy card and returning it to ASB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of ASB common stock and preferred stock represented by it will be voted at the ASB special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of ASB common stock and preferred stock represented by the proxy card will be voted as recommended by the ASB Board.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Every ASB shareholder’s vote is important. Accordingly, each ASB shareholder should sign, date and return the enclosed proxy card whether or not you plan to attend the ASB special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of ASB common stock or ASB preferred stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine”

proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the ASB special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of ASB common stock or ASB preferred stock in “street name,” your broker, bank or other nominee will vote your shares of ASB common stock and preferred stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to an ASB Shareholder’s Vote

You have the power to change your vote at any time before your shares of ASB common stock or ASB preferred stock are voted at the ASB special meeting by:

•	attending and voting in person at the ASB special meeting;

•	giving notice of revocation of the proxy at the ASB special meeting; or

•

delivering to the Secretary of ASB at P.O. Box 1346, Great Bend, Kansas 67530 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the ASB special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the ASB special meeting.

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

In addition to solicitation by mail, ASB’s directors, officers, and employees of ASB may solicit proxies by proxy solicitor, personal interview, telephone, or electronic mail. ASB reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. ASB will bear the entire cost of soliciting proxies from you.

Attending the ASB Special Meeting

All ASB shareholders, including holders of record as of the ASB record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the ASB special meeting. Only ASB shareholders of record as of the ASB record date can vote in person at the ASB special meeting. If you are an ASB shareholder of record as of the ASB record date and you wish to attend the ASB special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the ASB special meeting. You should also bring valid picture identification.

An ASB shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (a “beneficial owner”) who desires to attend the ASB special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Assistance

If you need assistance in completing your proxy card, have questions regarding ASB’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Doug Thurman at (800) 805-4649.

ASB PROPOSALS

Proposal No. 1 Merger Proposal

ASB is asking its shareholders to approve the Merger Proposal. Holders of ASB common stock and preferred stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the ASB Board approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of ASB and the shareholders of ASB. See “The Merger—ASB’s Reasons for the Merger; Recommendation of the ASB Board” beginning on page 35 of this proxy statement/prospectus for a more detailed discussion of the ASB Board’s recommendation.

The ASB Board recommends a vote “FOR” the Merger Proposal.

Proposal No. 2 Adjournment Proposal

The ASB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the ASB special meeting to approve the Merger Proposal.

If, at the ASB special meeting, the number of shares of ASB common stock or ASB preferred stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, ASB intends to move to adjourn the ASB special meeting in order to enable the ASB Board to solicit additional proxies for approval of the Merger Proposal. In that event, ASB will ask its common shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this proposal, ASB is asking its shareholders to authorize the holder of any proxy solicited by the ASB Board on a discretionary basis to vote in favor of adjourning the ASB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from ASB shareholders who have previously voted.

The ASB Board recommends a vote “FOR” the Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read this entire proxy statement/prospectus carefully, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the board of directors of Equity (the “Equity Board”) and the ASB Board has approved the merger agreement. To consummate the merger, Merger Sub will merge with and into ASB, with ASB surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause ASB to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause American State Bank & Trust Company, a Kansas state bank with its principal office in Wichita, Kansas and the banking subsidiary of ASB, to merge with and into Equity Bank, the banking subsidiary of Equity, with Equity Bank surviving the bank merger.

If the merger is completed, each share of ASB common stock (other than shares of ASB common stock held by ASB, Equity and any dissenting shareholder) will be converted into the right to receive, without interest, (i) a number of shares of Equity common stock equal to the exchange ratio (the calculation of which is described in more detail in this proxy statement/prospectus), which is expected to be 2.4644 shares assuming that 1,008,788 shares of ASB common stock are outstanding immediately prior to the effective time; provided that such number of shares may be adjusted based on the number of shares of ASB common stock outstanding immediately prior to the effective time and may be reduced in the event ASB does not deliver a minimum of $60,537,298 of ASB adjusted shareholders’ equity, and (ii) its pro rata share of an amount of cash, if any, by which the ASB adjusted shareholders’ equity, calculated prior to the closing of the merger, exceeds the minimum equity, subject to an aggregate cap of $3,500,000 that may be paid to the holders of ASB common stock. Equity will not issue any fractional shares of Equity common stock in the merger. ASB common shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by $29.59. If the merger is completed, each outstanding share of ASB preferred stock will be converted into the right to receive, without interest, $100.00. The aggregate consideration payable to the holders of the ASB preferred stock is expected to be and is capped at $6,600,000. For a discussion of the possible upward or downward adjustment of the merger consideration, the ASB shareholders’ equity as of a recent date and ASB’s estimate of the ASB Merger Costs, see “The Merger Agreement—Merger Consideration” beginning on page 59.

ASB’s shareholders are being asked to approve the Merger Proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 59 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As a regular part of their duties, executive management and directors of ASB have considered various strategic alternatives to enhance and maximize stockholder value. These strategic alternatives have included continuing as an independent institution, acquiring other banks, bank branches or other financial services related businesses, or a sale or merger of ASB.

On February 5, 2021, ASB entered into an agreement with D.A. Davidson to act as an advisor in an effort to evaluate the opportunities available for the merger and/or sale of ASB. ASB’s board of directors sought a tax deferred transaction for the ASB common shareholders with a publicly traded buyer whose stock the ASB board viewed as having upside potential. Over the course of the past several years, ASB had received inquiries from, and had informal discussions with, potential buyers. Based on this experience, ASB’s board understood the buyer landscape and the limited number of potential suitors that would satisfy those desires. After careful deliberation and analysis, the decision was made to allow D.A. Davidson to contact two prospective partners who in the past had exhibited interest in merging with ASB and that the ASB board of directors believe satisfied the foregoing criteria.

In late February 2021, D.A. Davidson proceeded with the process of soliciting indications of interests from both prospective buyers. After executing confidentiality agreements, both prospective buyers were provided access to virtual data room containing preliminary due diligence information and had opportunity to meet with management of ASB. Both parties chose to submit merger proposals based on this initial level of due diligence. Equity’s initial proposal, submitted on March 25, 2021, had 100% stock consideration option offering ASB $84.1 million in aggregate merger consideration payable to the ASB common stock and ASB preferred stock and a second option that included a cash component of up to 20% offering ASB $85.6 million in aggregate merger consideration payable to the ASB common stock and ASB preferred stock. Equity’s initial proposal was based on limited due diligence information provided to Equity. Further credit and financial due diligence resulted in Equity adjusting its offer to reflect current merger consideration agreed to in the merger agreement. The other potential buyer had also provided a 100% stock consideration proposal that included a one-time special cash dividend to be paid at closing. The other potential buyer’s stock was publicly traded, but the offer had a lower value than Equity’s initial proposal and it offered less upside potential in the view of ASB’s board of directors.

On April 5, 2021, ASB held a special meeting of its board of directors to review the proposals from both prospective buyers. The ASB board of directors then authorized D.A. Davidson to move forward in attempting to negotiate a merger agreement with Equity. ASB’s board of directors viewed Equity’s proposal as having higher financial value for the ASB shareholders, higher upside potential for the ASB shareholders, lower execution risk and a more compelling cultural fit.

During April and May 2021, the parties conducted their respective due diligence of each other and negotiated the principal terms of the merger.

On May 5, 2021, Equity delivered a draft of a merger agreement to ASB. ASB’s management reviewed the draft merger agreement and discussed it with ASB’s advisors. On May 7, 2021, Equity delivered drafts of the ancillary documents to ASB. On May 8, 2021, ASB delivered a revised draft of the merger agreement to Equity. The parties and their respective advisors held numerous discussions and negotiations regarding the merger agreement and ancillary agreements during the week of May 10, 2021 in order to finalize the agreements.

On May 14, 2021, the directors of ASB reviewed with their counsel and advisors, the final merger document. D.A. Davidson delivered its opinion to the ASB board of directors that, subject to the assumptions and qualifications set forth in the opinion letter, the exchange ratio set forth in the merger agreement is fair to the common shareholders of ASB. Based upon ASB’s review and discussion of the merger agreement, the analyses and opinion of D.A. Davidson, and other relevant factors (described below in “ASB’s Reasons for the Merger”), the ASB board unanimously approved the merger with Equity and authorized the Chairman and President of ASB to sign the merger agreement.

The merger agreement was executed on May 14, 2021, and the companies issued a joint press release announcing the signing of the merger agreement on the morning of May 17, 2021.

ASB’s Reasons for the Merger; Recommendation of the ASB Board

The ASB Board has approved the merger agreement and unanimously recommends that the ASB shareholders vote “FOR” approval of the Merger Proposal.

In reaching its decision to approve the merger agreement and to recommend approval to the ASB shareholders, the ASB Board evaluated the merger and the merger agreement in consultation with its executive management, D.A. Davidson, ASB’s outside financial advisor and ASB’s legal counsel. In arriving at its recommendation, the ASB Board considered a number of factors, including the following:

•	the ASB Board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of ASB;

•

the value of the consideration to be received by ASB’s shareholders relative to the book value and earnings per share of ASB common stock, including particularly the relationship between the consideration and ASB’s tangible book value;

•

the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Equity;

•

the current and prospective environment in which ASB operates, including overall local and regional economic conditions, the competitive environment for banks and other financial institutions, the increased regulatory burdens on financial institutions and the trend toward consolidation in the banking industry;

•

the results that ASB could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•	the opportunities and prospects of ASB for future organic growth and/or future growth through acquisitions;

•	the resources required to keep pace with technology and cybersecurity risks;

•	the resources required to keep pace with anticipated asset growth and provide shareholder liquidity as needed;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance customer products and services;

•

the belief of the ASB Board that Equity emphasizes many of the same values embraced by ASB in the conduct of its business, such as, excellent customer service, employee development and delivering value to shareholders;

•	the prospects for continued growth and enhanced performance of the combined company;

•	the opinion provided by D.A. Davidson (see “Opinion of ASB’s Financial Advisor,” beginning on page 37);

•	the historical performance of Equity;

•	the anticipated likelihood of Equity to receive the requisite regulatory approvals in a timely manner;

•	the belief that the proposed merger enables leadership of ASB to maintain meaningful influence in the direction of the newly combined company;

•	the potential effect of the merger on ASB’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Equity to ASB’s employees; and

•

the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing and the limitations on ASB’s ability to pursue other merger opportunities.

The ASB Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Equity were likely to outweigh substantially these risks and factors. The risk factors included:

•	the lack of control of the ASB Board and ASB’s shareholders over the future operations and strategy of the combined company;

•

the requirement that ASB conduct its business in the ordinary course and the other restrictions on the conduct of ASB’s business before completion of the merger, which could delay or prevent ASB from undertaking business opportunities that may arise before completion of the merger;

•

the fact that certain benefits of the merger are reliant on the successful operation of Equity in the future as opposed to selling ASB entirely for cash, which would deliver all value to ASB shareholders upon closing of such a sale;

•	the limited liquidity of Equity common stock, even though it is quoted on Nasdaq; and

•	that under the merger agreement, ASB may not solicit competing proposals for the acquisition of ASB.

The reasons set out above for the merger are not intended to be exhaustive but are believed to include all material factors considered by the ASB Board in approving the merger. In reaching its determination, the ASB Board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors.

The ASB Board conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the ASB Board believed that the merger was in the best interest of ASB’s shareholders and approved the merger agreement and the merger.

The foregoing explanation of the ASB Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 27.

The ASB Board determined that the merger and the merger agreement are in the best interests of ASB and its shareholders. Accordingly, the ASB Board approved the merger and the merger agreement and unanimously recommends that ASB shareholders vote “FOR” approval of the Merger Proposal and “FOR” the Adjournment Proposal.

Opinion of ASB’s Financial Advisor

On February 5, 2021, ASB entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to ASB in connection with ASB’s review of its financial and strategic alternatives, including through merger, sale or otherwise, by means of a merger, consolidation, reorganization or any other transaction of a like nature, regardless of form, with another person. As part of its engagement, D.A. Davidson agreed to assist ASB in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between ASB and another corporation or business entity. D.A. Davidson also agreed to provide ASB’s board of directors with an opinion as to the fairness, from a financial point of view, to the holders of ASB common stock of the exchange ratio to be paid to such holders in the proposed merger. ASB engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with ASB and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On May 14, 2021, the ASB board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the

ASB board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to such holders of ASB’s common stock in the proposed merger.

The full text of D.A. Davidson’s written opinion, dated May 14, 2021, is attached as Annex D to this proxy statement-prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. ASB’s common shareholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the ASB board of directors and addresses only the fairness, from a financial point of view, to the holders of ASB common stock of the exchange ratio to be paid to such holders in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of ASB to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by ASB or ASB’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to ASB, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the exchange ratio. ASB and Equity determined the exchange ratio through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of ASB’s or Equity’s officers, directors or employees, or any class of such persons, relative to the exchange ratio, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement-prospectus is a part and consented to the inclusion of its opinion to the ASB board of directors as Annex D to this proxy statement-prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•	the draft of the merger agreement, dated May 13, 2021;

•

certain financial statements and other historical financial and business information about Equity and ASB made available to D.A. Davidson from published sources and/or from the internal records of ASB that D.A. Davidson deemed relevant;

•

certain publicly available analyst earnings estimates for Equity for the years ending December 31, 2021, December 31, 2022 and December 31, 2023 and for the years ending December 31, 2024, December 31, 2025, and December 31, 2026 based on growth rate assumptions estimated by D.A. Davidson;

•

financial projections for ASB for the year ending December 31, 2021 extrapolated from ASB management projections, for the year ending December 31, 2022 prepared by Equity and for the years ending December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026 prepared by D.A. Davidson;

•	the current market environment generally and the banking environment in particular;

•	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the relative contributions of Equity and ASB to the combined company;

•	the net present value of ASB with consideration of projected financial results through 2026;

•	compared the financial and operating performance of ASB with publicly available information concerning certain other companies that we deemed relevant;

•	considered the pro forma financial effects of the merger and;

•

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Equity and ASB concerning the business, financial condition, results of operations and prospects of Equity and ASB.

In arriving at its opinion, D.A. Davidson has, with ASB’s consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of ASB that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ASB. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of ASB, and has not been provided with any reports of such physical inspections. D.A. Davidson assumes that there has been no material change in ASB’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, we have been advised by management of ASB, and have assumed with ASB’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of ASB as to the future financial performance of ASB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and expresses no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of ASB that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ASB or Equity or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to ASB or Equity. D.A. Davidson has assumed, with ASB’s consent, that the respective allowances for loan and lease losses for both ASB and Equity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of ASB’s or Equity’s deposit base, nor has D.A. Davidson independently evaluated potential deposit concentrations or the deposit composition of ASB or Equity. D.A. Davidson did not make an independent evaluation of the quality of ASB’s or Equity’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of ASB or Equity.

D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to its analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to its analysis. D.A. Davidson also assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on ASB or the contemplated benefits of the merger. Further, D.A. Davidson assumed that the executed merger agreement will not differ in any material respect from the draft merger agreement, dated May 13, 2021, reviewed by D.A. Davidson.

D.A. Davidson has assumed in all respects material to its analysis that ASB and Equity will remain as a going concern for all periods relevant to its analysis. D.A. Davidson expresses no opinion regarding the liquidation value of ASB and Equity or any other entity.

D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be paid to the holders of ASB common stock in the proposed merger. D.A. Davidson does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by ASB to engage in the merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of ASB or Equity, or any class of such persons, relative to the exchange ratio to be paid to the holders of ASB common stock in the merger, or with respect to the fairness of any such compensation. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson expresses no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which D.A. Davidson understands that ASB obtained such advice as it deemed necessary from qualified professionals.

D.A. Davidson has not evaluated the solvency or fair value of ASB or Equity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ASB or Equity. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of ASB or Equity or the ability of ASB or Equity to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of May 7, 2021, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for ASB based on the Exchange Ratio

D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of ASB common stock (“ASB common stock”) shall be converted into and become the right to receive, without interest, the number of shares of Equity common stock equal to the quotient of ASB Common Stock Per Share Value, as defined in Section 1.06(b) of the merger agreement, divided by $29.59

(“exchange ratio”). ASB Common Stock Per Share Value means an amount equal to the quotient of (i) difference of (A) $73,563,000, minus (B) the Equity Adjustment, divided by (ii) the number of shares of ASB common stock issued and outstanding immediately prior to the effective time. The terms and conditions of the merger are more fully set forth in the merger agreement. Based upon financial information as of or for the twelve month period ended March 31, 2021 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios
Aggregate
Transaction Price / LTM Net Income Available To Common	24.4x
Transaction Price / 2021E Net Income Available To Common(1)(2)	18.3x
Transaction Price / Book Value (3/31/2021)	91.2%
Transaction Price / Book Value (Per Definitive Agreement)(3)	96.2%
Transaction Price / Tangible Book Value (3/31/2021)	113.8%
Transaction Price / Tangible Book Value (Per Definitive Agreement)(3)	121.6%
Transaction Price / Core 8% Tangible Book Value (3/31/2021)	114.7%
Transaction Price / Core 8% Tangible Book Value (Per Definitive Agreement)(3)	121.5%
Tangible Book Premium / Core Deposits (3/31/2021)(4)	1.4%
Tangible Book Premium / Core Deposits (Per Definitive Agreement)(3)(4)	2.1%

(1)	Financial projections for ASB extrapolated from management projections in 2021
(2)	Excludes $250K of additional pre-tax PPP fees not modeled by EQBK
(3)	Based on Tangible Book Value of $60.5 million as an agreed upon minimum TCE requirement as described in the Definitive Agreement
(4)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Stock Price Performance of Equity

D.A. Davidson reviewed the history of the reported trading prices and volume of Equity common stock and certain stock indices, including the S&P 500, the KBW Nasdaq Regional Bank Index and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of Equity with the performance of the S&P 500, the KBW Nasdaq Regional Banking Index and the NASDAQ Bank Index as follows:

One Year Stock Performance
	Beginning Index Value on 5/7/2020	Ending Index Value on 5/7/2021
S&P 500	100.0%	146.9%
KBW Nasdaq Regional Banking Index	100.0%	194.8%
NASDAQ Bank	100.0%	193.1%
EQBK	100.0%	203.0%

Three Year Stock Performance
	Beginning Index Value on 5/7/2018	Ending Index Value on 5/7/2021
S&P 500	100.0%	158.4%
KBW Nasdaq Regional Banking Index	100.0%	112.2%
NASDAQ Bank	100.0%	115.2%
EQBK	100.0%	78.2%

Five Year Stock Performance
	Beginning Index Value on 5/7/2016	Ending Index Value on 5/7/2021
S&P 500	100.0%	205.8%
KBW Nasdaq Regional Banking Index	100.0%	163.6%
NASDAQ Bank	100.0%	176.2%
EQBK	100.0%	142.1%

Since IPO
	Beginning Index Value on 11/10/2015	Ending Index Value on 5/7/2021
S&P 500	100.0%	203.3%
KBW Nasdaq Regional Banking Index	100.0%	144.6%
NASDAQ Bank	100.0%	159.2%
EQBK	100.0%	136.6%

Contribution Analysis

D.A. Davidson analyzed the relative contribution of ASB and Equity to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) ASB’s net income (and net income available to common) for the twelve months ended March 31, 2021 and ASB’s estimated net income (and net income available to common) for the twelve months ended December 31, 2021 extrapolated from ASB management projections; (ii) Equity’s net income (and net income available to common) for the twelve months ended March 31, 2021 and Equity’s estimated net income (and net income available to common) for the twelve months ended December 31, 2021 based on publicly available analyst earnings estimates; (iii) total assets; (iv) total investment securities; (v) gross loans (including loans held for sale); (vi) loan loss reserve; (vii) total deposits; (viii) non-interest bearing demand deposits; (ix) non-maturity deposits; (x) tangible common equity; and (xi) minimum adjusted tangible common equity (per the merger agreement). The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of ASB or Equity shareholders in the combined company based on the exchange ratio:

Contribution Analysis
	EQBK Stand-alone(1)	EQBK % of Total	ASB Stand-alone(2) (3)	ASB % of Total
Income Statement—Historical
LTM Net Income (in thousands)	$(61,153)	NM	$3,376	NM
LTM Net Income Available To Common (in thousands)	$(61,153)	NM	$3,022	NM

Income Statement—Projections
2021 Estimated Net Income (in thousands)(3)	$39,337	89.7%	$4,511	10.3%
2021 Estimated Net Income Available To Common (in thousands)(3)	$39,337	90.2%	$4,294	9.8%

Balance Sheet
Total Assets (in thousands)	$4,196,184	84.3%	$778,779	15.7%
Total Investment Securities (in thousands)	$1,013,274	85.3%	$174,977	14.7%
Gross Loans, Incl. Loans HFS (in thousands)	$2,804,349	85.4%	$478,726	14.6%
Loan Loss Reserve (in thousands)	$55,525	90.8%	$5,620	9.2%
Total Deposits (in thousands)	$3,634,530	84.8%	$652,313	15.2%
Non-Interest Bearing Demand Deposits (in thousands)	$972,364	85.7%	$161,948	14.3%
Non-CDs (in thousands)	$3,046,625	84.9%	$541,963	15.1%
Actual Tangible Common Equity (3/31/2021) (in thousands)	$350,072	84.4%	$64,686	15.6%
Adj. Tangible Common Equity (Per Definitive Agreement) (in thousands)(4)	$350,072	85.3%	$60,537	14.7%

Pro Forma Ownership
Pro Forma Ownership Split (at 2.4669x Exchange Ratio)		85.3%		14.7%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1)	Financial projections for EQBK based on street estimates in 2021
(2)	Financial projections for ASB extrapolated from management projections in 2021
(3)	Includes $250K of additional pre-tax PPP fees not modeled by EQBK
(4)	Based on Tangible Book Value of $60.5 million as an agreed upon minimum TCE requirement as described in the Definitive Agreement

ASB Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for a group of 11 financial institutions selected by D.A. Davidson which: (i) were headquartered in Arkansas, Colorado, Illinois, Iowa, Kansas, Missouri, Nebraska and Oklahoma; (ii) had their common stock listed on the NYSE, NASDAQ or an over-the-counter exchange; (iii) had assets between $500 million and

$1 billion; (iv) had a return on average assets greater than 0.00%; and (v) were not pending merger targets. The 11 financial institutions were as follows:

Bank of Labor Bancshares, Inc. Cornerstone Bancorp Inc. First Ottawa Bancshares, Inc. IF Bancorp, Inc. InBankshares, Corp Iowa First Bancshares Corp.	Pontiac Bancorp, Inc. Royal Financial, Inc. Solera National Bancorp, Inc. Town and Country Financial Corp. White River Bancshares Co

The analysis compared the financial condition and market performance of ASB and the 11 financial institutions identified above based on publicly available financial and market trading information for ASB and the 11 financial institutions as of and for the twelve-month or three-month period ended March 31, 2021. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after March 31, 2021. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance
	ASB(2)	Comparable Companies
		Median	Average	Low	High
Total Assets (in millions)	$779	$745	$721	$524	$973
Loan / Deposit Ratio	73.4%	85.4%	82.6%	40.4%	106.1%
Non-Performing Assets / Total Assets (1)	0.55%	0.39%	0.60%	0.00%	2.42%
Tangible Common Equity Ratio	8.48%	8.52%	8.82%	5.14%	15.47%
Net Interest Margin (LTM)	3.11%	3.35%	3.35%	2.76%	3.85%
Cost of Deposits (LTM)	0.28%	0.49%	0.52%	0.24%	0.97%
Non-Interest Income / Assets (LTM)	0.34%	0.90%	0.95%	0.17%	2.27%
Efficiency Ratio (LTM)	73.2%	69.9%	66.3%	36.5%	87.6%
Return on Average Equity (LTM)	3.88%	6.87%	9.19%	3.16%	21.27%
Return on Average Assets (LTM)	0.44%	0.79%	0.82%	0.24%	1.72%

Market Performance Multiples
	Comparable Companies
	Median	Average	Low	High
Market Capitalization (in millions)	$61.5	$59.0	$13.7	$91.6
Price Change (LTM)	11.1%	21.8%	-10.4%	54.2%
Price Change (YTD)	11.1%	12.7%	-12.0%	37.5%
Price / LTM Earnings	11.1x	11.9x	6.5x	21.0x
Price / Tangible Book Value	94.8%	95.1%	25.5%	124.0%
Price / Core 8% Tangible Book Value	107.3%	101.8%	35.1%	153.9%
Tangible Book Premium / Core Deposits(3)	-0.90%	-0.52%	-6.72%	3.48%
Dividend Yield (Most Recent Quarter)	1.76%	1.69%	1.33%	2.01%
Average Daily Volume (in thousands)	$7	$15	$0	$73

(1)	Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)
(2)	ASB Net Income based on Est. LTM Net Income available to common shareholders
(3)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Equity Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Equity and a group of 19 financial institutions selected by D.A. Davidson which: (i) were headquartered nationwide; (ii) had their common stock listed on the NASDAQ or NYSE; (iii) had assets between $1.0 billion and $10.0 billion; and (iv) were not pending merger targets. These 19 financial institutions were as follows:

Ames National Corporation

Bank7 Corp.

BankFinancial Corporation

Byline Bancorp, Inc.

Capitol Federal Financial, Inc.

CrossFirst Bankshares, Inc.

First Mid Bancshares, Inc.

First Western Financial, Inc.

Great Southern Bancorp, Inc.

Guaranty Federal Bancshares, Inc.

Hawthorn Bancshares, Inc.

HBT Financial, Inc.

Midland States Bancorp, Inc.

MidWestOne Financial Group, Inc.

National Bank Holdings Corp.

Old Second Bancorp, Inc.

QCR Holdings, Inc.

Southern Missouri Bancorp, Inc.

West Bancorporation, Inc.

The analysis compared the financial condition and market performance of Equity and the 19 financial institutions identified above based on publicly available financial and market trading information for Equity and the 19 financial institutions as of and for the twelve-month or three-month period ended March 31, 2021. The analysis also compared the 2021 and 2022 earnings per share multiples for Equity and the 19 financial institutions identified above based on publicly available analyst earnings estimates for Equity and the 19 financial institutions. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after March 31, 2021. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance
		Comparable Companies
	EQBK	Median	Average	Low	High
Total Assets (in millions)	$4,196	$3,866	$4,315	$1,046	$9,698
Loan / Deposit Ratio	76.9%	86.0%	82.6%	61.7%	105.2%
Non-Performing Assets / Total Assets(1)	1.62%	0.60%	0.78%	0.16%	2.67%
Tangible Common Equity Ratio	8.44%	9.07%	9.01%	6.27%	13.06%
Net Interest Margin (LTM)	3.53%	3.21%	3.30%	1.97%	4.96%
Cost of Deposits (LTM)	0.37%	0.43%	0.45%	0.11%	0.94%
Non-Interest Income / Assets (LTM)	0.62%	0.89%	0.99%	0.17%	2.90%
Efficiency Ratio (LTM)	60.7%	55.5%	55.6%	35.4%	77.3%
Return on Average Equity (LTM)	-13.81%	10.47%	10.78%	3.36%	19.55%
Return on Average Assets (LTM)	-1.50%	1.14%	1.07%	0.37%	1.98%

Market Performance Multiples
		Comparable Companies
	EQBK	Median	Average	Low	High
Market Capitalization (in millions)	$442.0	$500.8	$579.4	$110.3	$1,817.0
Price Change (LTM)	103.0%	70.7%	70.3%	19.8%	118.4%
Price Change (YTD)	42.3%	28.2%	29.1%	1.0%	60.7%
Price / LTM Earnings	NM	12.6x	13.4x	7.3x	23.4x
Price / Tangible Book Value	10.9x	11.5%	12.5%	7.7%	24.9%
Price / Core 8% Tangible Book Value	13.3x	12.4%	13.4%	7.6%	25.4%
Tangible Book Premium / Core Deposits(2)	126.26%	143.64%	141.62%	89.91%	193.24%
Dividend Yield (Most Recent Quarter)	2.65%	4.52%	4.69%	-1.24%	9.54%
Average Daily Volume (in thousands)	$999	$1,285	$1,828	$165	$6,984

(1)	Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)
(2)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Precedent Transactions Analysis

D.A. Davidson reviewed three sets of precedent merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Kansas Transactions,” (2) “100% Stock Transactions” and “Post-COVID Transactions”.

“Kansas Transactions” included 8 transactions where:

•	the selling company was a bank or thrift headquartered in Kansas;

•	the selling company’s total assets were between $250 million and $5 billion;

•	the transaction was announced between January 1, 2012 and May 7, 2021;

•	the transaction’s pricing information was publicly available;

•	the buying company was not an investor group; and,

•	the transaction was not a merger of equals

“100% Stock Transactions” included 13 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $500 million and $5 billion;

•	the selling company’s return on average assets over the last twelve months was greater than 0.00%;

•	the transaction’s deal consideration was 100% stock;

•	the buyer’s Price / Tangible Book Value was between 50% and 150% one day prior to announcement;

•	the transaction was announced between January 1, 2014 and May 7, 2021;

•	the transaction’s pricing information was publicly available;

•	the buying company was not an investor group; and,

•	the transaction was not a merger of equals

“Post-COVID Transactions” included 15 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $250 million and $5 billion;

•	the selling company’s return on average assets over the last twelve months was less than 1.00%;

•	the transaction was announced between March 1, 2020 and May 7, 2021;

•	the transaction’s pricing information was publicly available; and,

•	the transaction was not a merger of equals

The following tables set forth the transactions included in “Kansas Transactions,” “100% Stock Transactions” and “Post-COVID Transactions” and are sorted by announcement date:

Kansas Transactions

Announcement Date	Acquirer	Target
1/16/2019 4/30/2018 3/06/2018 12/18/2017 6/26/2017 5/24/2016 6/12/2013 6/05/2012

Heartland Financial USA, Inc.

Capitol Federal Financial, Inc.

RCB Holding Company, Inc.

Equity Bancshares, Inc.

National Bank Holdings Corp.

RCB Holding Company, Inc.

Heartland Financial USA, Inc.

Equity Bancshares, Inc.

Blue Valley Ban Corp. Capital City Bancshares Central Bank and Trust Co. Kansas Bank Corporation Peoples, Inc. Cornerstone Alliance, Ltd. Morrill Bancshares, Inc. First Community Bncs.

100% Stock Transactions

Announcement Date	Acquirer	Target
8/20/2020 3/12/2020 3/09/2020 8/12/2019 12/11/2018 11/01/2017 5/05/2016 4/04/2016 2/10/2016 10/23/2014 9/29/2014 7/15/2014 4/24/2014

Enterprise Fin. Services Corp

Provident Financial Services

United Community Banks

Professional Holding Corp.

Berkshire Hills Bancorp, Inc.

Kearny Financial Corp.

Bar Harbor Bankshares

Westfield Financial, Inc.

Hampton Roads Bankshares

Heartland Financial USA, Inc.

HomeStreet, Inc.

TowneBank

Seacoast Banking Corporation

Seacoast Com. Banc Hlds.

SB One Bancorp

Three Shores Bancorp.

Marquis Bancorp, Inc.

SI Financial Group, Inc.

Clifton Bancorp Inc.

Lake Sunapee Bank Group

Chicopee Bancorp, Inc.

Xenith Bankshares, Inc.

Comm. Banc-Corp. (Sheb.)

Simplicity Bancorp, Inc.

Franklin Financial Corp.

BANKshares, Inc.

Post-COVID Transactions

Announcement Date	Acquirer	Target
4/27/2021* 4/19/2021* 4/14/2021* 4/12/2021* 3/31/2021* 3/22/2021* 3/03/2021* 2/26/2021* 2/18/2021* 1/19/2021* 1/13/2021 9/28/2020 9/25/2020* 6/18/2020 3/09/2020

Southern California Bancorp

Bank of Marin Bancorp

SmartFinancial, Inc.

Nicolet Bankshares, Inc.

VyStar Credit Union

Banc of California, Inc.

Shore Bancshares, Inc.

Fidelity D & D Bancorp, Inc.

First National Corporation

First Busey Corporation

BancorpSouth Bank

First Mid Bancshares, Inc.

Dollar Mutual Bancorp

BV Financial, Inc. (MHC)

United Community Banks

Bank of Santa Clarita

American River Bncs.

Sevier County Bncs.

Mackinac Financial Corp.

Heritage S.E. Bancorp.

Pacific Mercantile Bancorp

Severn Bancorp, Inc.

Landmark Bancorp, Inc.

Bank of Fincastle

Cummins-American Corp.

FNS Bancshares, Inc.

LINCO Bancshares, Inc.

Standard AVB Fin. Corp.

Delmarva Bancshares

Three Shores Bancorp.

*	Indicates the transaction was pending as of May 7, 2021

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price compared to core 8% tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction and;

•	tangible book premium to core deposits, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and ASB data for the last twelve months ended March 31, 2021.

Financial Condition and Performance
		Kansas				100% Stock				Post-COVID
	ASB(2)	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$778.8	$540.7	$541.5	$270.7	$866.4	$1,110.2	$1,191.6	$525.8	$2,001.7	$952.6	$974.4	$256.3	$1,874.1
Return on Average Assets (LTM)	0.44%	0.71%	0.92%	0.20%	2.33%	0.62%	0.84%	0.41%	1.81%	0.72%	0.70%	0.31%	0.96%
Return on Average Equity (LTM)	3.88%	8.56%	10.11%	3.67%	22.67%	5.09%	8.42%	2.08%	32.66%	6.24%	6.38%	3.16%	9.42%
Tangible Common Equity Ratio	8.48%	7.85%	7.62%	2.91%	10.26%	9.26%	11.34%	5.87%	23.01%	10.23%	10.40%	6.90%	12.81%
Core Deposits / Deposits	95.3%	85.6%	85.0%	74.5%	98.8%	84.4%	84.2%	67.4%	99.0%	88.0%	88.6%	78.4%	97.8%
Loans / Deposits	73.4%	79.2%	75.7%	61.4%	87.8%	103.3%	99.8%	73.5%	125.5%	85.6%	81.6%	39.9%	101.5%
Non-Interest Income / Assets (LTM)	0.34%	0.94%	2.74%	0.35%	15.84%	0.61%	0.64%	0.13%	1.92%	0.54%	0.62%	0.18%	1.81%
Efficiency Ratio (LTM)	73.2%	73.1%	71.3%	56.4%	88.3%	67.8%	66.5%	53.9%	76.1%	66.3%	68.9%	52.6%	93.4%
Non-Performing Assets / Total Assets(1)	0.55%	0.35%	0.93%	0.06%	4.98%	1.17%	1.40%	0.15%	5.23%	0.84%	0.96%	0.31%	2.95%
Loan Loan Reserves / Non-Performing Assets	132.1%	170.3%	224.1%	24.5%	538.2%	156.7%	183.2%	61.6%	361.6%	84.8%	112.4%	37.2%	290.3%

Transaction Multiples
		Kansas				100% Stock				Post-COVID
	ASB(2)	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Transaction Price / Tangible Book Value (Aggregate)	113.8%	142.9%	145.8%	95.8%	193.0%	121.5%	129.9%	98.4%	164.2%	133.4%	134.6%	101.8%	183.5%
Transaction Price / Core 8% Tangible Book Value (Aggregate)	114.7%	144.2%	148.6%	98.6%	203.5%	137.7%	137.0%	96.7%	203.3%	143.8%	141.8%	102.6%	188.1%
Transaction Price / LTM Earnings	24.4x	14.4x	16.4x	7.2x	27.2x	15.8x	17.0x	5.4x	27.3x	19.3x	19.5x	12.5x	29.2x
Tangible Book Premium / Core Deposits(3)	1.43%	5.36%	5.92%	-0.18%	15.29%	4.62%	5.61%	-0.01%	19.86%	4.66%	4.68%	0.83%	8.42%

(1)	Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)
(2)	ASB Net Income based on Est. LTM Net Income available to common shareholders
(3)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Net Present Value Analysis for Standalone ASB

D.A. Davidson performed an analysis that estimated the net present value per share of ASB common stock under various circumstances. The analysis assumed: (i) ASB performed in accordance with the extrapolation of

ASB’s management’s projections for the year ending December 31, 2021 (includes $250K of additional pre-tax PPP fees not modeled by Equity); (ii) ASB performed in accordance with Equity’s projections for the year ending December 31, 2022; and (iii) ASB performed in accordance with D.A. Davidson Investment Banking assumptions for the years ended December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026. To approximate the terminal value of ASB common stock at December 31, 2026, D.A. Davidson applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.83% to 20.83% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ASB’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the May 14, 2021 ASB board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of ASB common stock of $23.53 to $85.94 when applying the price to earnings multiples to the financial forecasts and $34.07 to $105.76 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	11.4x	12.9x	14.3x	15.7x	17.1x	18.6x	20.0x
8.83%	$42.97	$49.11	$55.25	$61.39	$67.53	$73.66	$79.80	$85.94
10.83%	$38.69	$44.22	$49.75	$55.28	$60.81	$66.33	$71.86	$77.39
12.83%	$34.91	$39.90	$44.88	$49.87	$54.86	$59.84	$64.83	$69.82
14.83%	$31.55	$36.06	$40.57	$45.07	$49.58	$54.09	$58.59	$63.10
16.83%	$28.57	$32.65	$36.73	$40.81	$44.89	$48.97	$53.05	$57.13
18.83%	$25.91	$29.61	$33.31	$37.01	$40.71	$44.41	$48.11	$51.81
20.83%	$23.53	$26.90	$30.26	$33.62	$36.98	$40.34	$43.71	$47.07

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
8.83%	$62.21	$68.43	$74.66	$80.88	$87.10	$93.32	$99.54	$105.76
10.83%	$56.02	$61.62	$67.23	$72.83	$78.43	$84.03	$89.64	$95.24
12.83%	$50.54	$55.60	$60.65	$65.70	$70.76	$75.81	$80.87	$85.92
14.83%	$45.68	$50.25	$54.82	$59.38	$63.95	$68.52	$73.09	$77.66
16.83%	$41.36	$45.49	$49.63	$53.77	$57.90	$62.04	$66.17	$70.31
18.83%	$37.51	$41.26	$45.01	$48.76	$52.51	$56.26	$60.01	$63.76
20.83%	$34.07	$37.48	$40.89	$44.29	$47.70	$51.11	$54.52	$57.92

D.A. Davidson also considered and discussed with the ASB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming ASB estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for ASB common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 14.83%.

Variance to 2026 EPS	Earnings Per Share Multiple
	10.0x	11.4x	12.9x	14.3x	15.7x	17.1x	18.6x	20.0x
20.00%	$37.86	$43.27	$48.68	$54.09	$59.50	$64.91	$70.31	$75.72
15.00%	$36.28	$41.47	$46.65	$51.83	$57.02	$62.20	$67.38	$72.57
10.00%	$34.71	$39.66	$44.62	$49.58	$54.54	$59.50	$64.45	$69.41
5.00%	$33.13	$37.86	$42.59	$47.33	$52.06	$56.79	$61.52	$66.26
0.00%	$31.55	$36.06	$40.57	$45.07	$49.58	$54.09	$58.59	$63.10
-5.00%	$29.97	$34.26	$38.54	$42.82	$47.10	$51.38	$55.67	$59.95
-10.00%	$28.40	$32.45	$36.51	$40.57	$44.62	$48.68	$52.74	$56.79
-15.00%	$26.82	$30.65	$34.48	$38.31	$42.14	$45.97	$49.81	$53.64
-20.00%	$25.24	$28.85	$32.45	$36.06	$39.66	$43.27	$46.88	$50.48

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of ASB and Equity. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Equity. In the course of this analysis, D.A. Davidson used the publicly available analyst earnings estimates for Equity for the years ending December 31, 2021, December 31, 2022 and December 31, 2023, and used growth rate assumptions estimated by D.A. Davidson for the years ending December 31, 2024, December 31, 2025 and December 31, 2026. ASB financials extrapolated from ASB management projections for the year ending December 31, 2021, based on Equity’s projections for the year ending December 31, 2022 and prepared by D.A. Davidson for the years ending December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026. This analysis indicated that the merger is expected to be accretive to Equity’s estimated earnings per share beginning in 2021, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Equity and that Equity would maintain capital ratios in excess of those required for Equity to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by ASB and Equity prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to ASB’s board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of ASB’s common stock in the proposed merger and to assist ASB’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of ASB, Equity or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by ASB’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of ASB or management with respect to the merger or the exchange ratio.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to ASB in connection with, and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to ASB, Equity and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of ASB and Equity for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. ASB selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on February 5, 2021, ASB engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, ASB agreed to pay D.A. Davidson a cash fee of $50,000 concurrently with the rendering of its opinion. ASB will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.25% of the aggregate consideration. ASB has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Certain ASB Unaudited Prospective Financial Information

ASB does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed merger, however, ASB’s financial advisor, for purposes of performing the financial analyses described above under “The Merger—Opinion of ASB’s Financial Advisor,” used certain unaudited prospective financial information with respect to ASB on a stand-alone, pre-merger basis (which Equity and ASB refer to in this proxy statement/prospectus as the “projections”). ASB has included in this proxy statement/prospectus certain limited unaudited prospective financial information for ASB to give ASB’s stockholders access to certain nonpublic information provided to the ASB Board and its financial advisor, for purposes of considering and evaluating the merger.

The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Equity, ASB or any recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use by ASB and D.A. Davidson and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to ASB’s business, all of which are difficult to predict and many of which are beyond ASB’s control.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, ASB’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, and regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

None of Equity, ASB or their respective affiliates assumes any responsibility for the accuracy, completeness or validity of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither ASB’s current independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Additionally, the projections do not take into account the effect of any possible failure of the merger to occur. None of Equity, ASB nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by Equity or ASB that they are viewed by Equity or ASB as material information of Equity or ASB, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts. The projections included below are not being included to influence your decision whether to vote in favor of the Merger Proposal or any other proposal to be considered at the ASB special meeting, but is being provided solely because it was made available to and considered by ASB’s financial advisor and the ASB Board in connection with the merger.

ASB Projections

The following table illustrates the projections used by D.A. Davidson in its financial analysis of ASB on a stand-alone basis:

Summary of Financial Projections - ASB
For the Period Ended	2020A	2021E(1)	2022E(1)	2023E(1)	2024E(1)	2025E(1)	2026E(1)
Total Assets	$771,132	$790,410	$810,171	$830,425	$851,185	$872,465	$894,277
Asset Growth Rate	15.85%	2.50%	2.50%	2.50%	2.50%	2.50%	2.50%
Net Income	$3,556	$4,248	$6,200	$6,398	$6,642	$6,981	$7,244
Preferred Dividends	$338	$217	$200	$200	$200	$200	$200
Net Income Available To Common	$3,218	$4,031	$6,000	$6,198	$6,442	$6,781	$7,044
Net Income Growth	-29.11%	19.45%	45.95%	3.20%	3.81%	5.09%	3.77%
Return on Average Assets	0.45%	0.52%	0.75%	0.76%	0.77%	0.79%	0.80%
Return on Avg. Tangible Common Equity	5.23%	6.17%	8.65%	8.20%	7.85%	7.64%	7.35%
Non-Interest Expense	$18,940	$19,414	$19,899	$20,396	$20,906	$21,429	$21,965
Non-Interest Expense Growth Rate	0.39%	2.50%	2.50%	2.50%	2.50%	2.50%	2.50%
Non-Interest Expense / Average Assets	2.64%	2.49%	2.49%	2.49%	2.49%	2.49%	2.49%
Dividend Payout Ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Aggregate Dividends	$—	$—	$—	$—	$—	$—	$—
Dividend Per Share	$—	$—	$—	$—	$—	$—	$—
Tangible Common Equity	$68,006	$68,239	$74,454	$80,868	$87,525	$94,521	$101,780
Tangible Common Equity Ratio	9.01%	8.81%	9.37%	9.92%	10.47%	11.02%	11.57%
Shares Outstanding	1,007,246	1,007,788	1,007,788	1,007,788	1,007,788	1,007,788	1,007,788
Average Diluted Shares Outstanding	1,003,456	1,007,151	1,007,151	1,007,151	1,007,151	1,007,151	1,007,151
Earnings Per Share	$3.21	$4.00	$5.96	$6.15	$6.40	$6.73	$6.99
Earnings Per Share Growth Rate	-30.98%	24.79%	48.85%	3.31%	3.94%	5.25%	3.88%
Tangible Book Value Per Share	$67.52	$67.71	$73.88	$80.24	$86.85	$93.79	$100.99

Note:	Applicable metrics exclude $250K of additional pre-tax PPP fees not modeled by Equity

(1)	Financial projections for ASB extrapolated from management projections in 2021, based on Equity estimates in 2022 and D.A. Davidson estimates in 2023-2026

Equity’s Reasons for the Merger

After careful consideration, the Equity Board at a meeting held on May 14, 2021, unanimously determined that the merger agreement and the issuance of the Equity common stock is in the best interests of Equity and its shareholders. Accordingly, the Equity Board approved the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board consulted with Equity’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board considered a number of factors, including the following material factors:

•

each of Equity’s, ASB’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Equity Board considered its view that ASB’s financial condition and asset quality are sound, that ASB’s business and operations complement those of Equity, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified loan portfolio as well as a more attractive funding base, including core deposit funding, than Equity on a standalone basis. The Equity Board further considered that ASB’s earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to Equity’s earnings and prospects on a standalone basis. In particular, the Equity Board considered the following:

•	the strategic rationale for the merger, given its potential for enhancing the Equity banking franchise;

•	potential growth opportunities through the further expansion into attractive markets including the Wichita, Kansas metropolitan area;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•

its understanding of the current and prospective environment in which Equity and ASB operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Equity both with and without the merger;

•	its review and discussions with Equity’s management concerning the due diligence examination of ASB’s business;

•	Equity management’s expectation that Equity will retain its capital position and asset quality upon completion of the transaction;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Equity’s management and legal advisor; and

•	Equity’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions.

The Equity Board also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating ASB’s business, operations, and workforce with those of Equity;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Equity’s business towards the completion of the merger;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Equity’s regulatory capital levels.

The foregoing discussion of the factors considered by the Equity Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Equity Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Equity Board considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Equity Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Interests of ASB’s Directors and Executive Officers in the Merger

In considering the recommendation of the ASB Board that ASB shareholders vote in favor of the Merger Proposal, ASB shareholders should be aware that ASB’s directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of ASB. The ASB Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of ASB against certain liabilities arising before the effective time of the merger. Equity has also agreed to purchase a six-year “tail” prepaid policy, on the same terms as ASB’s existing directors’ and officers’ liability insurance, for the current directors and officers of ASB, subject to a cap on the cost of such policy equal to 200% of ASB’s current annual premium.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of ASB who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to ASB for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. Equity has agreed to provide certain severance benefits to ASB’s employees whose employment is terminated under the circumstances specified in the merger agreement.

Retention Agreement. ASB and American State Bank & Trust Company have entered into a retention agreement with Doug Thurman, which provides that Mr. Thurman will be entitled payment of a retention bonus in the amount of approximately $800,000 if he remains employed upon the closing of the merger.

ASB Stock Options. Pursuant to the merger agreement, the outstanding 1,000 stock options of ASB will be required to be exercised and cancelled.

ASB Phantom Stock. The following officers of American State Bank & Trust Company are anticipated to receive the payments under phantom stock plans with ASB in approximately the following amounts: Douglas

Thurman $183,850, Bradley Herter $404,470, Diane Stalcup $220,620, Gregg Howell $91,925, Steven Howland $110,310, and Michael Neale $73,540. In the aggregate, ASB anticipates that approximately $2,310,480 will be paid to the holders of its phantom stock in connection with the termination of the phantom stock plans prior to the effective time of the merger.

Preferred Stock Payments. Under the merger agreement, Equity will pay $100.00 per share to the holders of ASB preferred stock. ASB preferred shareholders will also receive accrued dividends from ASB through the closing of the merger. Directors of ASB own most of the shares of ASB preferred stock. Leon Borck owns 40,000 shares of ASB preferred stock and Max Nichols owns 20,000 shares of ASB preferred stock.

Board Seats. At closing of the merger, Equity will add one (1) board seat to be filled by Leon Borck, or such other current member of the ASB Board as mutually agreed by Equity and ASB. At closing of the merger, Equity will cause Equity Bank to add three (3) board seats, to be filled by Leon Borck, Doug Thurman and Max Nichols, or such other current member of the American State Bank & Trust Company board of directors as mutually agreed by Equity and ASB.

Certain of the above payments are transaction expenses borne by ASB shareholders.

Public Trading Markets

Equity common stock is listed for trading on Nasdaq under the symbol “EQBK.” Following the merger, shares of Equity common stock will continue to be traded on Nasdaq under the symbol “EQBK.” Under the merger agreement, Equity will cause the shares of Equity common stock to be issued in the merger to be approved for listing on Nasdaq, subject to notice of issuance, and the merger agreement provides that neither Equity nor ASB will be required to complete the merger if such shares are not authorized for listing on Nasdaq, subject to notice of issuance.

Equity’s Dividend Policy

Equity has not historically declared or paid cash dividends on its common stock. Any future determination to pay dividends on Equity’s common stock will be made by the Equity Board and will depend on a number of factors. The payment of dividends by bank holding companies is generally subject to legal and regulatory limitations. For further information, see “Comparative Market Prices and Dividends” beginning on page 100.

Restrictions on Resale of Equity Common Stock

The shares of Equity common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Equity for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Equity include individuals or entities that control, are controlled by, or are under common control with Equity and may include the executive officers, directors and significant shareholders of Equity.

Appraisal Rights in the Merger

Introductory Information

General. Dissenters’ rights with respect to ASB common stock and ASB preferred stock are governed by the K.S.A. ASB stockholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in cash (as specified in the K.S.A.) in the event the merger is consummated. Strict compliance with the dissent procedures is required to exercise and perfect dissenters’ rights under the K.S.A. Subject to the terms of the merger agreement, the ASB Board could elect to terminate the merger agreement even if it is approved by ASB’s stockholders, thus cancelling dissenters’ rights.

ASB urges any ASB stockholder who contemplates exercising his or her right to dissent to read carefully the provisions of K.S.A. § 17-6712 et. seq., which are attached to this proxy statement/prospectus as Annex E. The statute describes the steps that each ASB stockholder must take to exercise his or her right to dissent. Each ASB stockholder who wishes to dissent should read both the summary and the full text of the law. ASB cannot give any ASB stockholder legal advice. To completely understand this law, each ASB stockholder may want, and ASB encourages any ASB stockholder seeking to dissent, to consult with his or her legal advisor. Any ASB stockholder who wishes to dissent should not send in a signed proxy unless he or she marks his or her proxy to vote against the Merger Proposal or such stockholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand concerning any ASB shareholder’s exercise of his or her dissenters’ rights to American State Bancshares, Inc., P.O. Box 1346, Great Bend, Kansas 67530, Attention: Diane Stalcup, Corporate Secretary.

Act Carefully. ASB urges any ASB stockholder who wishes to dissent to act carefully. ASB cannot and does not accept the risk of late or undelivered notices or demands. A dissenting ASB stockholder may call ASB at (620) 792-8353 and ask for Diane Stalcup, to receive confirmation that his or her notice or demand has been received. If his or her notice or demand is not timely received by ASB, then such stockholder will not be entitled to exercise his or her dissenters’ rights. ASB’s stockholders bear the risk of non-delivery and of untimely delivery.

If any ASB shareholder intends to dissent, or thinks that dissenting might be in his or her best interests, such shareholder should read Annex E carefully.

Summary of K.S.A. § 17-6712 et. seq.

The following is a summary of K.S.A. § 17-6712 et. seq. and the procedures that an ASB stockholder must follow to dissent from the merger agreement and to perfect his or her appraisal rights and receive cash rather than the merger consideration (including Equity common stock), if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to K.S.A. § 17-6712 et. seq., which is reprinted in full as part of Annex E to this proxy statement/prospectus. Annex E should be reviewed carefully by any stockholder who wishes to perfect his dissenters’ rights. Failure to strictly comply with the procedures set forth in K.S.A. § 17-6712 et. seq. will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the merger is completed, any ASB stockholder who has properly perfected his or her statutory dissenters’ rights in accordance with K.S.A. § 17-6712 et. seq. has the right to obtain, in cash, payment of the fair value of such stockholder’s shares of ASB. The appraised fair value may be more or less than the value of the merger consideration to be received in the merger.

Under K.S.A. § 17-6712 et. seq., each ASB stockholder who demands an appraisal in connection with the merger and who complies with the various procedural requirements of K.S.A. § 17-6712 et. seq. is entitled to “appraisal rights,” pursuant to which the ASB stockholder will receive the fair value of his or her shares of ASB in cash. The value as determined by a Kansas court may be more or less than the value such stockholder is entitled to under the merger agreement.

To exercise and perfect appraisal rights under K.S.A. § 17-6712 et. seq., an ASB stockholder must do all of the following:

•

deliver to ASB, before a stockholder vote is taken to approve the Merger Proposal at the ASB special meeting, a written demand for appraisal of such stockholder’s shares of ASB, which must reasonably inform ASB of the stockholder’s identity and that the stockholder intends thereby to demand the appraisal of the stockholder’s shares of ASB. Neither a proxy nor vote against the Merger Proposal will satisfy the requirement of such written demand;

•

not vote in favor of the Merger Proposal (note that a vote, in person or by proxy, against the Merger Proposal will not satisfy the statutory requirement that a stockholder make a written demand for an appraisal of his or her shares) or consent in writing to the merger; and

•	continue to hold his or her shares of ASB stock through the effective time of the merger.

If an ASB stockholder does not vote against the Merger Proposal, it will not constitute a waiver of the stockholder’s appraisal rights under the K.S.A., if such stockholder submits to ASB a written demand for appraisal before the vote on the Merger Proposal is taken at the ASB special meeting. Conversely, voting against the Merger Proposal will not, by itself, be sufficient to satisfy an ASB stockholder’s obligations if the stockholder dissents and wants to exercise the stockholder’s appraisal rights. Any holder of shares of ASB stock must follow the procedures set forth in K.S.A. § 17-6712 et. seq. to exercise the stockholder’s appraisal rights.

Each outstanding share of ASB common stock as to which a legally sufficient written demand in accordance with K.S.A. § 17-6712 et. seq. has been made and that did not vote in favor of approval of the Merger Proposal retains all other rights of an ASB stockholder until those rights are cancelled by consummation of the merger. However, after the effective time of the merger, no dissenting stockholder who has demanded appraisal rights shall be entitled to vote the stock for any purpose or to receive payment of dividends (except dividends payable to stockholders of record prior to the effective time of the merger), unless no petition for an appraisal is filed within the time specified by K.S.A. § 17-6712 or such dissenting stockholder delivers to Equity, as the surviving corporation in the merger, a written withdrawal of such dissenting stockholder’s demand for an appraisal and an acceptance of the merger within 60 days after the effective date of the merger (unless Equity agrees in writing to accept such dissenting stockholder’s written withdrawal after such 60-day period).

If the Merger Proposal is approved at the ASB special meeting, within 10 days after the effective date of the merger, Equity will notify the dissenting stockholders who have complied with the provisions of K.S.A. § 17-6712 et. seq. that the merger has become effective. Within 120 days after the effective date of the merger, Equity will send to such dissenting stockholders, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The written statement will be mailed to the dissenting stockholder within 10 days after the written request is received by Equity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, either Equity or an ASB stockholder who has complied with the provisions of K.S.A. § 17-67-12 et. seq. and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the district court demanding a determination of the value of the shares of all dissenting stockholders; however, at any time within 60 days after the effective date of the merger, any dissenting stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such dissenting stockholder’s demand for appraisal and accept the terms offered in the merger agreement. Payment will be made to dissenting stockholders with uncertificated shares promptly, and to those with certificated shares upon surrender of the certificates representing the shares of ASB stock.

The shares for which a dissenting stockholder has properly exercised and perfected appraisal rights and followed the required procedures in the K.S.A. will not be converted into, or represent, the right to receive Equity common stock and/or cash, as applicable, as provided under the merger agreement. None of these shares will, after the effective time of the merger, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, the holder of such shares fails to properly perfect, effectively withdraws, waives or loses, or otherwise becomes ineligible to exercise appraisal rights under the K.S.A., then at that time shares held by such holder will be converted into Equity common stock and/or cash, as applicable, as provided in the merger agreement.

The foregoing discussion does not purport to be a complete statement of the procedures for exercising and perfecting appraisal rights under the K.S.A. and is qualified in its entirety by reference to the full text of K.S.A. § 17-6712 et. seq., a copy of which is attached as Annex E to this proxy statement/prospectus.

If any ASB shareholder intends to dissent, or if such shareholder believes that dissenting might be in his or her best interest, such shareholder should read Annex E carefully.

Regulatory Approvals Required for the Merger

The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the OSBC. Subject to the terms of the merger agreement, both ASB and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

On [                ], 2021, Equity filed the required application with the Federal Reserve to request the Federal Reserve’s approval under the BHC Act.

In addition, the bank merger of American State Bank & Trust Company with and into Equity Bank requires the approval of the Federal Reserve and the OSBC. On [                ], Equity Bank filed the required application with the Federal Reserve and the OSBC. Although neither ASB nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, ASB and Equity cannot be certain when or if they will be obtained.

The U.S. Department of Justice has between 15 and 30 days following approval by the Federal Reserve to challenge the approval on antitrust grounds. While Equity and ASB do not know of any reason that the U.S. Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

Equity and ASB are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of Equity’s and ASB’s respective boards of directors has approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into ASB, with ASB surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause ASB to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause American State Bank & Trust Company to merge with and into Equity Bank, with Equity Bank surviving the merger.

Merger Consideration

ASB common stock

Summary

At the effective time of the merger (the “effective time”), each outstanding share of ASB common stock will be converted into the right to receive, without interest, (i) a number of shares of Equity common stock equal to the exchange ratio (the calculation of which is described in more detail below), which is expected to be 2.4644 shares assuming that 1,008,788 shares of ASB common stock are outstanding immediately prior to the effective time; provided that such number of shares may be adjusted based on the number of shares of ASB common stock outstanding immediately prior to the effective time and may be reduced in the event ASB does not deliver a minimum of $60,537,298 of ASB adjusted shareholders’ equity (the calculation of which is described in more detail below), and (ii) its pro rata share of an amount of cash, if any, by which the ASB adjusted shareholders’ equity, calculated prior to the closing of the merger, exceeds the minimum equity, subject to an aggregate cap of $3,500,000 that may be paid to the holders of ASB common stock.

Calculation of Exchange Ratio

The steps to calculate the exchange ratio pursuant to the merger agreement can be summarized as follows:

1)

First, Equity and ASB will calculate the ASB adjusted shareholders’ equity. The merger agreement provides that the ASB adjusted shareholders’ equity shall be the sum of (i) ASB’s capital and surplus attributable to the ASB common stock (for the avoidance of doubt, no amount shall be included in the ASB adjusted shareholders’ equity calculation for any preferred stock of ASB) and retained earnings accounts calculated as of the close of business on the calculation date (the “calculation date”), which will be the last day of the month immediately preceding the month during which the closing date of the merger occurs or such other mutually agreed date, and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied; minus (ii) the sum of all of ASB’s intangible assets as of the calculation date; minus (iii) all ASB Merger Costs (the calculation of which is described in more detail below) that have been or will be incurred through the closing date of the merger which have not been accrued or paid by ASB or American State Bank & Trust Company on or prior to the calculation date; plus (iv) seventy-nine percent (79.0%) of the sum of all origination fees on loans made by the American State Bank & Trust Company under the Small Business Administration’s Paycheck Protection Program that have not been recognized as earned income on or prior to the calculation date (even if such fees would not otherwise be recognized by American State

Bank & Trust Company as earned income under GAAP); plus (v) seventy-nine percent (79.0%) of the aggregate amount that ASB recognizes with respect to the difference in value attributed by ASB and Equity to certain scheduled loans; plus (vi) a per diem amount for the average income of ASB calculated pursuant to the merger agreement from, but excluding, the calculation date to, but excluding, the closing date of the merger.

2)

Second, in connection with the calculation of the ASB adjusted shareholders’ equity, Equity and ASB will calculate the ASB merger costs (the “ASB Merger Costs”) in accordance with the terms of the merger agreement, which are the after-tax costs and expenses that ASB will incur in connection with the merger that are not reflected in ASB’s shareholders’ equity as of the calculation date. The ASB Merger Costs will be subtracted from ASB’s shareholders’ equity as of the calculation date to calculate the ASB adjusted shareholders’ equity. The ASB Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans);

•

the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the merger) incurred by ASB;

•	certain payments, if any, owed by ASB to its employees relating to, among other things, severance, stay-pay or retention bonus amounts or change in control payments not being paid by Equity;

•	an estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of ASB’s retirement plans;

•	any federal or state income tax obligations, franchise tax obligations or real property tax obligations incurred prior to the effective time;

•

certain costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by ASB in connection with any contract termination required pursuant to the merger agreement, including, without limitation, all costs, fees, deconversion fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts;

•	any unrealized gains or any unrealized losses (as the case may be) in ASB’s securities portfolio or financial instruments due to mark-to-market adjustments required by GAAP as of the calculation date;

•	an estimate of the cost of preparing any required federal and state income tax returns of ASB;

•	any accrued and unpaid dividends on the ASB preferred stock through the date immediately preceding the closing date of the merger;

•	the cost associated with paying amounts owed to the ASB phantom stock in connection with termination of ASB’s phantom stock plans;

•	any amount required to be added to ASB’s allowance for loan losses to comply with the minimum allowance requirement set forth in the merger agreement; and

•	any other amounts mutually agreed upon in writing by Equity and ASB.

3)

Third, after calculation of the ASB adjusted shareholders’ equity and ASB Merger Costs, Equity and ASB will calculate the amount of any downward adjustment to the exchange ratio or the amount of any cash consideration to be paid to the ASB common stock and ASB phantom stock. ASB is required to deliver $60,537,298 of ASB adjusted shareholders’ equity (the “minimum equity”) as of the calculation date. If the amount of the ASB adjusted shareholders’ equity is less than the required minimum equity, then the negotiated value of the consideration payable in the aggregate to the ASB common stock, which is $73,563,000, will be reduced by $0.85 for each dollar that the ASB adjusted shareholders’ equity is less than $60,537,298 (the “Equity Adjustment”). If the ASB adjusted shareholders’ equity as of the calculation date exceeds the minimum equity, up to $3,500,000 of such excess amount (the “Excess Equity”) shall be paid to the ASB common stock and ASB phantom stock on a pro rata basis (see the “Calculation of Per Share Contingent Cash Consideration” below).

4)

Fourth, after calculating the amount of the Equity Adjustment, the exchange ratio shall be calculated first, by determining the per share value for each share of ASB common stock (the “ASB common stock per share value”), which shall be equal to $73,563,000, less any Equity Adjustment, divided by the number of shares of ASB common stock issued and outstanding immediately prior to the effective time of the merger. The exchange ratio is then calculated by dividing the ASB common stock per share value by $29.59. The estimated exchange ratio of 2.4644 shares of Equity common stock to be issued for each share of ASB common stock assumes that (i) all 1,007,788 shares issued and outstanding as of the date the merger agreement was signed remain issued and outstanding, (ii) the holders of the 1,000 options to purchase shares of ASB common stock exercise such options resulting in 1,008,788 shares of ASB common stock issued and outstanding immediately prior to the effective time of the merger, and (iii) there is no Equity Adjustment, otherwise referred to as a downward adjustment, to the exchange ratio. If more shares are outstanding immediately prior to the effective time of the merger, the exchange ratio will be decreased and if less shares are outstanding immediately prior to the effective time of the merger, the exchange ratio will increase from the estimated exchange ratio.

The foregoing description of the procedures used to calculate the merger consideration is a summary only and does not discuss all of the steps involved. For a complete discussion of this calculation, please review the terms of the merger agreement included in this proxy statement/prospectus as Annex A.

Calculation of Per Share Contingent Cash Consideration

As discussed in step 4 above, in the event that the ASB adjusted shareholders’ equity is greater than $60,537,298, then each share of ASB common stock will receive an amount of cash equal to the amount of such Excess Equity divided by (A) the number of shares of ASB common stock issued and outstanding immediately prior to the effective time of the merger, plus (B) the number of shares of ASB phantom stock issued and outstanding immediately prior to the effective time of the merger (such amount the “per share contingent cash consideration”). The aggregate amount of cash consideration that may be paid to the ASB common stock and the ASB phantom stock is capped at $3,500,000.

Estimated Merger Consideration and Implied Value of Merger Consideration

The following table presents the effect of the estimated ASB adjusted shareholders’ equity and estimated ASB Merger Costs on the exchange ratio and the per share contingent cash consideration, if any, payable to the ASB common shareholders. As of June 11, 2021, ASB estimates that the ASB adjusted shareholders’ equity will be approximately $67,179,000 assuming an October 1, 2021 closing date and that the ASB Merger Costs will be approximately $6,641,000. Based on the foregoing estimates, ASB expects that the exchange ratio will be 2.4644 shares of Equity common stock issuable for each share of ASB common stock and that no cash consideration will be payable to the holders of ASB common stock. The table below also presents up to a $1,000,000 deficit and surplus from the estimated amount of the ASB adjusted shareholders equity. You should be aware that the estimates described in this paragraph and the table below are only estimates and such numbers are difficult to predict. If the actual numbers are materially different from such estimates, there could be a significant adjustment to the merger consideration. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The sum of ASB’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the stock and cash consideration, if any, to be received by the ASB common shareholders as merger consideration.”

Estimated ASB adjusted shareholders’ equity on the calculation date(1)	Estimated after-tax ASB Merger Costs(2)	Estimated ASB adjusted shareholders’ equity net of ASB Merger Costs	Exchange Ratio(3)	Per share contingent cash consideration payable to the ASB common stock(4)
$66,179,000	$6,641,000	$59,538,000	2.4359	—
$66,679,000	$6,641,000	$60,038,000	2.4502	—
$67,179,000	$6,641,000	$60,538,000	2.4644	—
$67,679,000	$6,641,000	$61,038,000	2.4644	$0.50
$68,179,000	$6,641,000	$61,538,000	2.4644	$0.99

(1)

This number reflects ASB’s estimate of the ASB adjusted shareholders’ equity assuming a closing date of October 1, 2021. The estimated ASB adjusted shareholders’ equity is based on the financial and operating forecast provided by ASB’s management. It also presents up to a $1,000,000 deficit and surplus from the estimated amount of the ASB adjusted shareholders equity. For purposes of this estimate, the ASB Merger Costs are excluded from the ASB adjusted shareholders’ equity and presented in a separate column.

(2)	Reflects ASB’s estimate as of June 11, 2021 of the ASB Merger Costs.
(3)	Assumes that that 1,008,788 shares of ASB common stock are issued and outstanding immediately prior to the effective time of the merger.
(4)

Pursuant to the terms of the merger agreement, no per share contingent cash consideration will be payable unless the amount of the ASB adjusted shareholders’ equity less all ASB Merger Costs exceeds the required minimum equity of $60,537,298.

If, between the date of the merger agreement and the effective time, the outstanding shares of Equity common stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (but not as a result of another merger transaction or other issuances by Equity), then the exchange ratio set forth in the merger agreement will be appropriately and proportionately adjusted.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by Nasdaq on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per share of ASB common stock(3)	Cash consideration per share of ASB common stock(4)	Implied value of merger consideration per share of ASB common stock	Implied value of aggregate stock consideration(3)	Aggregate cash consideration(4)	Aggregate total consideration
May 14. 2021(1)	$30.92	$76.20	$0	$76.20	$76,868,887	$0	$76,868,887
[ ], 2021(2)

(1)	The last trading day before public announcement of the merger.
(2)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(3)

Assumes there is no downward adjustment to the exchange ratio and that 1,008,788 shares of ASB common stock are issued and outstanding immediately prior to the effective time of the merger. For a discussion of the possible downward adjustment to the exchange ratio, see “The Merger Agreement—Merger Consideration” beginning on page 59.

(4)

Assumes that the ASB adjusted shareholders’ equity is equal to the required amount of minimum equity and that no cash consideration is payable. For a discussion of the possible cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 59.

The Equity common stock is listed on Nasdaq under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock;

therefore, the market value of the shares of Equity common stock at closing of the merger will not be known at the time the ASB shareholders vote on the merger. Based on (i) the closing price of $30.92 for Equity common stock on Nasdaq on May 14, 2021, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $76.20, and (ii) the closing price of $[        ] for Equity’s common stock on Nasdaq on [                ], 2021, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of ASB common stock would be approximately $[        ]. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the merger consideration as a result of ASB delivering less than the required minimum equity at the closing. In addition to the stock component of the merger consideration, the maximum possible cash merger consideration payable per share of ASB common stock is $3.47 (based upon 1,008,788 shares of ASB common stock outstanding). Such amount is only payable in the event that the ASB adjusted shareholders’ equity exceeds the required minimum equity by $3,500,000.

ASB Preferred Stock

At the effective time, each share of ASB preferred stock issued and outstanding (other than shares of ASB common stock held by ASB, Equity and any dissenting shareholder) will be converted into the right to receive, without interest, $100.00. The amount payable to the ASB preferred stock is capped at $6,600,000 in the aggregate; however, ASB does not anticipate that the cap will affect the merger consideration payable to the ASB preferred stock because the cap is equal to the total merger consideration that would have been payable in the aggregate to all shares of ASB preferred stock that were issued and outstanding as of the signing date of the merger agreement and ASB is restricted by the merger agreement from, and does not anticipate, issuing any additional shares of preferred stock.

In addition, on the date immediately prior to the closing date of the merger, ASB shall pay to the holders of the ASB preferred stock all accrued and unpaid dividends on the ASB preferred stock through such date in accordance with the terms of the Certificate of Designations of the ASB preferred stock.

Fractional Shares

Equity will not issue any fractional shares of Equity common stock in the merger. ASB common shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by $29.59.

Governing Documents; Directors and Officers; Governance Matters

At completion of the integrated mergers, the Equity articles and the Equity bylaws, as in effect immediately before the effective time, will be the articles of incorporation and bylaws of the surviving corporation, Equity, until thereafter changed or amended as provided by law.

The directors and officers, respectively, of Equity at the effective time will remain the directors and officers of the surviving corporation and will hold office from the effective time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the surviving corporation or as otherwise provided by law.

At closing of the merger, Equity will add one board seat to be filled by Leon Borck, or such other current member of the ASB Board as mutually agreed by Equity and ASB. At closing of the merger, Equity will also cause Equity Bank to add three board seats, to be filled by Leon Borck, Doug Thurman and Max Nichols, or such other current member of the American State Bank & Trust Company board of directors as mutually agreed by Equity and ASB.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” Following satisfaction or waiver of all the conditions to the merger, on a date mutually acceptable to Equity and ASB within thirty (30) days, the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the merger and the other transactions contemplated by the merger agreement.

The merger and other transactions contemplated by the merger agreement will become effective on the date and at the time specified in the certificate of merger, reflecting the merger, filed with the Secretary of State of the State of Kansas in accordance with the K.S.A. It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2021, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither ASB nor Equity can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of ASB common stock into the right to receive the merger consideration and the exchange of the ASB preferred stock for the right to receive merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of (i) ASB common stock, and (ii) ASB preferred stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal—ASB common stock

As promptly as practicable, but no later than ten (10) business days after the effective time, and subject to the receipt by the exchange agent of a list of ASB’s shareholders in a format that is reasonably acceptable to the exchange agent, Equity will cause the exchange agent to mail to each holder of record of ASB common stock (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing shares of ASB common stock in exchange for the merger consideration, any cash in lieu of a fractional share and any dividends or distributions to which such holder is entitled pursuant to the terms of the merger agreement.

ASB’s shareholders will be entitled to receive their respective merger consideration only after receipt by the exchange agent of a properly completed letter of transmittal including delivery of certificates representing shares of ASB common stock. No interest will be paid on the merger consideration.

If a certificate for ASB common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Equity or the exchange agent, the posting of a bond in an amount as Equity may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of ASB of shares of ASB common stock that were issued and outstanding immediately prior to the effective time.

Letter of Transmittal—ASB preferred stock

No later than five (5) business days prior to the closing date of the merger, and subject to the receipt by Equity Bank, as the exchange agent for the ASB preferred stock, of a list of ASB’s preferred shareholders in a format that is reasonably acceptable to Equity, Equity will cause Equity Bank to mail to each holder of record of ASB preferred stock (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing shares of ASB preferred stock in exchange for the merger consideration.

ASB’s preferred shareholders will be entitled to receive their respective merger consideration only after receipt by Equity Bank of a properly completed letter of transmittal including delivery of certificates representing shares of ASB preferred stock. No interest will be paid on the merger consideration.

If a certificate for ASB preferred stock has been lost, stolen or destroyed, Equity Bank will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Equity or Equity Bank, the posting of a bond in an amount as Equity may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Withholding

Equity, Equity Bank and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to the merger agreement to any person such amounts as Equity, Equity Bank or the exchange agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Equity, Equity Bank or the exchange agent, as the case may be, and remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made by Equity, Equity Bank or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions with respect to Equity common stock will be paid to the holder of any unsurrendered certificates of ASB common stock with respect to the shares of Equity common stock represented thereby, until the holder of the ASB common stock surrenders the certificates representing the shares of ASB common stock in accordance with the terms of the merger agreement. Following surrender of any such certificate in accordance with the terms of the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Equity common stock which the shares of ASB common stock represented by such certificate have been converted into the right to receive under the merger agreement.

On the date immediately prior to closing, ASB shall pay to the holders of the ASB preferred stock all accrued and unpaid dividends on the ASB preferred stock through such date in accordance with the terms of the Certificate of Designations of the ASB preferred stock.

Representations and Warranties

The merger agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Equity and ASB contained in this proxy statement/prospectus or in the public reports of Equity filed with the SEC may supplement, update or modify the factual disclosures about Equity and ASB contained in the merger agreement. The merger agreement contains representations and warranties of Equity and ASB that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Equity publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Equity and ASB relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by ASB relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	intellectual property;

•	related party transactions;

•	indebtedness of ASB;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting agreements and shareholders’ agreements;

•	employment matters;

•	employee benefits;

•	certain obligations to employees;

•	interest rate risk management;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	certain matters concerning the trading of ASB’s securities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the merger agreement;

•	inapplicability of takeover statutes; and

•	receipt by the ASB Board of an opinion from ASB’s financial advisor.

The merger agreement contains representations and warranties made by Equity relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures;

•	sufficient funds to pay the cash component of the merger consideration; and

•	the nature of the representations in the merger agreement.

Certain representations and warranties of Equity and ASB are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” means, with respect to either Equity or ASB, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of Equity and ASB to consummate the transactions contemplated the merger agreement on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a material adverse change: (i) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or regulatory accounting principles (“RAP”) that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by the merger agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of the merger agreement, the announcement hereof, the performance of transactions contemplated thereby, or any litigation relating to the merger agreement or the transactions contemplated thereby; provided, that such party is not affected to a greater extent than other persons, bank holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

ASB has agreed that, prior to the effective time, it will, and will cause its subsidiaries to, unless otherwise permitted in writing by Equity:

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operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

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except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

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perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as ASB or any of its subsidiaries may in good faith reasonably dispute;

•	maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

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timely file, subject to extensions, all reports required to be filed with governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

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timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

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timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings and properly accrued in accordance with GAAP;

•	promptly notify Equity of any tax proceeding or claim pending or threatened against or with respect to ASB or any of its Subsidiaries;

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withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper tax receiving officers;

•	account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

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promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Reports of Condition and Income (“Call Report”) and the Uniform Retail Credit Classification and Account Management Policy;

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maintain the allowance for loan losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses as determined in accordance with GAAP and RAP, shall equal the greater of (A) 1.21% of total loans outstanding (excluding for purposes of this calculation any PPP loans from the total loans outstanding) as of the closing date of the merger, or (B) the amount required to comply with GAAP standards;

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pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date; and

•	ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP.

Additionally, prior to the effective time, subject to specified exceptions, ASB will not, and will not permit any of its subsidiaries to, without the prior written consent of Equity, undertake the following actions:

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merge into, consolidate with or sell any assets to any other person or entity, change ASB’s or any of its subsidiaries’ articles of incorporation or bylaws, increase the number of shares of ASB’s stock (other than by exercise of an option to purchase shares of ASB common stock) or any of its subsidiaries’ stock outstanding or increase the amount of the American State Bank & Trust Company stock outstanding or increase the amount of surplus (as calculated in accordance with the instructions to the Call Report);

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except as explicitly permitted under the merger agreement or in accordance with applicable law or pursuant to a contract existing as of the date of the merger agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from ASB or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under ASB’s employee benefit plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

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declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except for (i) the final dividend payable on the ASB preferred stock pursuant to the merger agreement; and (ii) regular semi-annual dividends on the ASB preferred stock in the aggregate amount of $110,000; for the avoidance of doubt, ASB shall not be permitted to repurchase or redeem any shares of ASB common stock or ASB preferred stock under the terms of the ASB Shareholders’ Agreement or otherwise;

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discharge or satisfy any material lien or pay any material obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated by the merger agreement;

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issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

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accelerate the vesting of pension or other benefits in favor of employees of ASB or any of its subsidiaries except according to an ASB employee benefit plan or as otherwise contemplated by the merger agreement or as required by applicable law;

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acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any material liability from the business, operations or liabilities of such person);

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mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits;

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except for the sale of certain specified loans identified on the schedule to the merger agreement which may only be sold without recourse to American State Bank & Trust Company, sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $5,000;

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settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of ASB or any subsidiary thereof;

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make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

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enter into any employment or consulting contract (other than as contemplated by the terms of an ASB employee benefit plan or the merger agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the merger agreement;

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make any capital expenditures or capital additions or betterments, except for such capital expenditures or capital additions that are set forth in writing in the budget provided to Equity or that are reasonably necessary to prevent deterioration of the condition of a property;

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sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

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make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by ASB’s independent auditors, or as required by any applicable regulatory agency, (iv) tax election, change in taxable year, accounting principles, practices or methods for tax purposes, amendment of a tax return, restriction on any assessment period relating to taxes, settlement of any tax claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy or assessment relating to ASB or any of its subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund, or (v) extension (other than automatic extensions and extensions obtained in the ordinary course of business) in the time to file tax returns, or waiver of the limitation period applicable to any tax claim or assessment relating to ASB or its subsidiaries;

•	reduce the amount of American State Bank & Trust Company’s allowance for loan losses except through charge offs;

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sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency; provided that ASB and its subsidiaries may liquidate their securities portfolio without consent of Equity;

•	renew, extend the maturity of, or alter any of the terms of any loan classified by ASB as “special mention,” “substandard,” or “impaired” or other words of similar import;

•	make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000; or

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enter into any acquisitions or leases of real property, including new leases and lease extensions, other than in the ordinary course of business consistent with past practice or through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies.

Regulatory Matters

Equity and ASB have agreed to use their commercially reasonable efforts to promptly prepare and file or cause to be filed, within 30 days of the date of the merger agreement, applications for all regulatory approvals required to be obtained by each of the parties in connection with the merger agreement and the transactions contemplated thereby.

Employee Matters

Equity has agreed to consult with the Chief Executive Officer of ASB with respect to the termination of any employees of ASB in connection with the closing of the merger. Subject to the terms of the merger agreement, employees of ASB whose employment is terminated in connection with the merger will be eligible to receive certain severance payments under specified circumstances.

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of Equity, each continuing employee will be entitled, as an employee of Equity or its subsidiaries, to participate in the employee benefit plans of Equity provided to similarly situated employees of Equity or its subsidiaries, if such continuing employee will be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. The provisions of the merger agreement are not intended to give any continuing employee any rights or privileges superior to those of other similarly situated employees of Equity or its subsidiaries or to provide duplication of similar benefits but, subject to that qualification, Equity will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a continuing employee may participate (excluding any defined benefit pension plan), credit each continuing employee with his or her term of service with ASB or any of its subsidiaries.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the completion of the merger, Equity and the surviving corporation will indemnify the directors, officers, employees and agents of ASB to the extent that such person would have been entitled to indemnification under the certificate of incorporation, bylaws or any existing indemnification agreements of ASB prior to the merger.

Prior to closing of the merger, Equity and Equity Bank will obtain, at the expense of Equity, a six-year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by ASB and American State Bank & Trust Company as of the date of the merger agreement with respect to claims arising from facts or events that occurred on or prior to the effective time (including the transactions contemplated by the merger agreement) as currently maintained by ASB, on terms no less advantageous than those contained in ASB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, Equity is not obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the merger agreement by ASB for such insurance.

Shareholder Meeting and Recommendation of ASB’s Board of Directors

ASB has agreed to (i) duly call, give notice of, convene and hold the ASB special meeting of its shareholders as soon as practicable after the registration statement of which this proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving the Merger Proposal; (ii) require no greater than the minimum vote of the capital stock of ASB required by applicable law in order to approve the Merger Proposal; (iii) include in this proxy statement/prospectus the recommendation of the ASB Board that the ASB shareholders vote in favor of the approval of the Merger Proposal; and (iv) cause this proxy statement/prospectus to be mailed to the ASB shareholders as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval of the Merger Proposal.

Agreement Not to Solicit Other Offers

ASB has agreed that it will not, and will cause its subsidiaries not to, and will cause ASB’s and its subsidiaries’ respective officers, directors, employees, affiliate, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal, or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

ASB further agreed that it will, and will cause each of its officers, directors, employees, affiliate, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity) conducted prior to the signing of the merger agreement with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party, and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of the its shareholders, in the event that ASB receives a bona fide acquisition proposal that complies with the terms of the merger agreement, ASB and its Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the ASB Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to ASB a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by ASB, ASB is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, ASB to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Equity and allowing Equity to make counter offers that ASB will consider in good faith.

ASB’s Board may, at any time prior to obtaining the approval of ASB’s shareholders, (i) approve, endorse or recommend a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of approval of the merger agreement, provided that (x) prior to such change in recommendation, the ASB Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) such change in recommendation is in connection with a superior proposal or an intervening event and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity.

Conditions to Complete the Merger

ASB’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•

Equity and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Equity and Merger Sub under the merger agreement on or prior to the closing date;

•	the Merger Proposal having been approved by the requisite vote of its shareholders;

•

ASB and Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated by the merger agreement not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•

no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated thereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iii) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject ASB, the American State Bank & Trust Company, or any officer, director, shareholder or employee of ASB or American State Bank & Trust Company to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	ASB will have received all documents required to be received from Equity on or prior to the closing date all in form and substance reasonably satisfactory to ASB;

•	there having been no material adverse change with respect to Equity since December 31, 2020;

•

the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	the shares of Equity common stock to be issued pursuant to the merger agreement will have been approved for listing on Nasdaq;

•

Equity will have procured a tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance in accordance with the terms and subject to the conditions the merger agreement;

•	contingent upon the occurrence of the closing of the merger, Equity will have arranged to assume the ASB TruPS in accordance with the terms, documents and agreements related thereto; and

•

ASB shall have received the written opinion of Stinson LLP, in form and substance reasonably satisfactory to ASB, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the effective time, that the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code Section 368(a)(1)(A).

Equity’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

subject to certain materiality and material adverse change exceptions, each of the representations and warranties of ASB set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•

ASB has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by ASB under the merger agreement on or prior to the closing date;

•	the Merger Proposal having been approved by the requisite vote of ASB’s shareholders;

•

Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated thereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•

no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated thereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Equity or its subsidiaries, or (iii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iv) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Equity or any officer, director, shareholder or employee of Equity to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•

Equity having received from each of the directors of ASB an instrument dated as of the closing date releasing ASB, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, Equity having received from each of the specified officers of ASB an instrument dated as of the closing date releasing ASB, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers;

•	there will have been no material adverse change to ASB since December 31, 2020;

•

Equity having received evidence reasonably satisfactory to Equity that, as of the effective time, all employee benefit plans of ASB (other than such plans Equity elects not to terminate) have been terminated in accordance with the terms of such employee benefit plans of ASB, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws on a basis satisfactory to Equity in its reasonable discretion and that, to the extent required by the employee benefit plans of or applicable law, affected participants have been notified of such terminations and/or integrations;

•

the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	holders of not more than 5% of the outstanding shares of ASB stock having duly exercised their appraisal rights under the K.S.A.;

•	Equity will have received all documents required to be received from ASB on or prior to the closing date, all in form and substance reasonably satisfactory to Equity;

•	ASB’s adjusted shareholders’ equity shall be equal to or greater than $54,483,568;

•

Each holder of an option to purchase shares of ASB common stock shall have exercised such option prior to the calculation date or ASB shall have cancelled any such ASB option that remains unexercised as of the calculation date;

•

ASB shall have delivered to Equity (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to Equity, dated as of the closing date of the merger and executed by ASB, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to Equity, dated as of the closing date of the merger and executed by ASB.

•

Equity shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Equity, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

•	contingent upon the occurrence of the closing of the merger, Equity will have arranged to assume the ASB TruPS in accordance with the terms, documents and agreements related thereto; and

•	Equity will have received from ASB certain tax documents in form and substance satisfactory to Equity, dated as of the closing date and executed by ASB.

Neither ASB nor Equity can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and ASB;

•

by either Equity or ASB (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained therein) if the conditions precedent to such party’s obligations to close have not been met or waived by December 31, 2021; provided, however, that such date may be extended to such later date as agreed upon by ASB and Equity;

•

by either Equity or ASB if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated by the merger agreement and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate merger agreement pursuant to this provisions is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

•	by either Equity or ASB if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or ASB, if there will have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) set forth in the merger agreement on the part of the other party to the merger agreement or any other agreement contemplated thereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing at the closing of the merger, the failure of a closing condition; provided, however, that the right to terminate merger agreement under this provision will not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in merger agreement;

•

by Equity or ASB, if ASB does not receive the required shareholder approval at the ASB special meeting or any adjournment or postponement thereof; provided, however, that ASB may not terminate the merger agreement pursuant to the corresponding provision in the merger agreement if ASB has breached in any material respect any of its obligations under the merger agreement in a manner that caused the failure to obtain the approval of the shareholders at the ASB special meeting, or at any adjournment or postponement thereof;

•

by ASB prior to obtaining the approval of the ASB shareholders at the ASB special meeting, and subject to the terms and conditions set forth in merger agreement, in order to accept an alternative acquisition proposal;

•

by Equity if the ASB Board, prior to obtaining the approval of the ASB shareholders and in compliance with the procedures set forth in merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation;

•

by Equity or ASB if the other party or its respective banking subsidiary enter into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity; or

•

by ASB, within two business days of the calculation date, which will be the last day of the month immediately preceding the month during which the closing date of the merger occurs or such other mutually agreed date, if both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the calculation date is less than $23.672 and (ii) Equity’s common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 20%; provided, however, that Equity has a right to cure by adjusting the exchange ratio or increasing the per share cash amount as provided in the merger agreement.

Effect of Termination

If the merger agreement is terminated, then neither Equity nor ASB will have any further liability or obligation under the merger agreement; provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement or actual fraud; (ii) provisions of the merger agreement concerning termination fees and certain other specified provisions will survive any such termination; and (iii) the confidentiality agreement between Equity and ASB will survive any such termination in accordance with its terms.

Termination Fee

ASB will pay Equity a termination fee if the merger agreement is terminated under the following circumstances:

•

by ASB prior to obtaining the approval of the ASB shareholders at the ASB special meeting, in order to accept an acquisition proposal, then ASB will pay to Equity a termination fee equal to $3,500,000, within two (2) Business Days;

•

by Equity if the ASB Board approves, endorses or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation, then ASB will pay to Equity a termination fee equal to $3,500,000, within two (2) Business Days of receipt of such written notice of termination from Equity; and

•

if prior to the termination of the merger agreement, a bona fide acquisition proposal shall have been made known to senior management of ASB, the board of directors of ASB or directly to ASB’s shareholders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to ASB and (A) thereafter (I) the merger agreement is terminated by either Equity or ASB after December 31, 2021, (II) by Equity or ASB because ASB shall have failed to obtain the requisite vote of its shareholders in favor of the Merger Proposal, or (III) the merger agreement is terminated by Equity in connection with a breach of a covenant or agreement by ASB pursuant to the terms of the merger agreement, and (B) prior to the date that is twelve (12) months after the date of such termination, ASB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal, then ASB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay to Equity a termination equal to $3,500,000.

If ASB fails to pay in a timely manner any termination fee due to Equity, then ASB (i) will pay to Equity the reasonable costs and expenses of Equity (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection Equity’s efforts to obtain payment of any amounts due to Equity and (ii) will pay all interest accrued on any amount due to Equity, which will accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder will be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Expenses and Fees

Except (i) with respect to certain costs and expenses in connection with the filing of proxy statement/prospectus with the SEC, which will be borne by Equity, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing of the merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (iii) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

ASB Director Support Agreements

In connection with entering into the merger agreement, all of the directors of ASB, other than Stan Andeel, have entered into a Director Support Agreement with Equity (the “ASB director support agreements”) pursuant to which they agree to refrain from harming the goodwill of Equity, ASB or any of their respective subsidiaries and their respective customer, client and vendor relationships. Each of these directors also agreed to certain additional restrictive covenants. A copy of the form of the ASB director support agreements is included in this proxy statement/prospectus as Annex B.

ASB Voting Agreement

In connection with entering into the merger agreement, Equity entered into a Voting Agreement with ASB, Brad S. Elliott, as proxy, and certain shareholders of ASB (the “ASB voting agreement”). The shareholders that are party to the ASB voting agreement beneficially own in the aggregate approximately 15.3% of the outstanding shares of ASB common stock and 90.9% of the outstanding shares of ASB preferred stock. The ASB voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of ASB common stock and ASB preferred stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and generally prohibits them from transferring their shares of ASB stock prior to the termination of the ASB voting agreement. The ASB voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement. A copy of the form of the ASB voting agreement is included in this proxy statement/prospectus as Annex C.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Equity (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following discussion addresses certain material U.S. federal income tax consequences of the integrated mergers to U.S. holders (as defined below) of ASB common stock. This discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the effective time of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the integrated mergers to holders of ASB common stock could differ from those described below.

This discussion applies only to U.S. holders that hold their ASB common stock as a capital asset (generally assets held for investment), and will hold the Equity common stock received in exchange for their ASB common stock as a capital asset (generally assets held for investment). This discussion does not apply to holders of ASB preferred stock or holders of ASB common stock that also own ASB preferred stock. Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such holder’s personal circumstances or to a U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	banks, financial institutions or mutual funds,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	retirement plans, individual retirement accounts or other tax-deferred accounts,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity),

•	controlled foreign corporations or passive foreign investment companies,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•

holders who received, or have a right to receive, their ASB common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation,

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to ASB common stock being taken into account in an “applicable financial statement” (as defined in the Code),

•	holders who hold ASB common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of ASB common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Equity and ASB urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the integrated mergers to them.

In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any state, local or foreign tax consequences of the integrated mergers, or any tax consequences of the integrated mergers under any U.S. federal tax laws other than those pertaining to income tax (e.g., U.S. federal gift or estate taxes). You are urged to consult with your own tax advisor as to the tax consequences of the integrated mergers in light of your particular circumstances.

For purposes of this discussion, a U.S. holder is a beneficial owner of ASB common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of ASB common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the integrated mergers under U.S. federal income tax laws and the tax laws of any applicable foreign, state and local taxing jurisdiction.

Determining the actual U.S. federal income tax consequences of the integrated mergers to a U.S. holder may be complex and will depend, in part, on the holder’s particular circumstances. Equity and ASB urge each U.S. holder of ASB common stock to consult his or her tax advisor with respect to the particular tax consequences of the integrated mergers to such holder.

U.S. Federal Income Tax Consequences of the Integrated Mergers Generally

The obligations of Equity and ASB to complete the integrated mergers are conditioned on, among other things, the receipt by Equity and ASB of tax opinions from Norton Rose Fulbright US LLP (or other nationally recognized tax counsel acceptable to Equity) and Stinson LLP (or other nationally recognized tax counsel acceptable to ASB), respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

These opinions will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the integrated mergers strictly in accordance with the merger agreement and the registration statement. In rendering their opinions, Norton Rose Fulbright US LLP (or other nationally recognized tax counsel acceptable to Equity) and Stinson LLP (or other nationally recognized tax counsel acceptable to ASB) will rely upon representations and covenants, including those contained in certificates of officers of Equity and ASB. If any of the assumptions, representations or covenants upon which these opinions are based are incorrect or inaccurate in any way, these opinions and the U.S. federal income tax consequences of the integrated mergers to the U.S. holders of ASB common stock, ASB, and Equity could be adversely affected. The opinions represent the best legal judgment of Norton Rose Fulbright US LLP (or other nationally recognized tax counsel acceptable to Equity) and Stinson LLP (or other nationally recognized tax counsel acceptable to ASB), but does not bind the courts and does not preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the integrated mergers as a reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to the position addressed below or in the opinions of Norton Rose Fulbright US LLP (or other nationally recognized tax counsel acceptable to Equity) and Stinson LLP (or other nationally recognized tax counsel acceptable to ASB). The following discussion regarding the U.S. federal income tax consequences of the integrated mergers assumes that the integrated mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences to ASB and Equity

No gain or loss should be recognized by Equity or ASB for U.S. federal income tax purposes as a result of the integrated mergers.

Tax Consequences to U.S. Holders of ASB Common Stock

Exchange for Equity Common Stock and Cash. A U.S. holder who receives both Equity common stock and cash in the exchange for such holder’s ASB common stock will recognize gain (but not loss) equal to the lesser of: (1) the amount by which the sum of the fair market value of the Equity common stock and cash received by such holder of ASB common stock exceeds such holder’s adjusted tax basis in its ASB common stock (excluding the adjusted tax basis of a fractional share); and (2) the amount of cash received by such holder of ASB common stock (in each case excluding cash received in lieu of a fractional share of Equity common stock, the U.S. federal income tax treatment of which is discussed below). Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by the U.S. holder generally will be long-term capital gain if, as of the effective time of the integrated mergers, such holder’s holding period with respect to the ASB common stock surrendered exceeds one year. If ASB common stock was acquired by a U.S. holder at different times or different prices, such holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of ASB common stock surrendered in the exchange.

The aggregate tax basis of the shares of Equity common stock received (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will be equal to such holder’s aggregate tax basis in the shares of ASB common stock surrendered in exchange for the shares of Equity common stock reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed, and then increased by any taxable gain recognized in the integrated mergers by such holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Equity common stock) regardless of whether such gain is classified as capital gain or dividend income, and minus any cash received (other than cash received in lieu of a fractional share of Equity common stock) by such holder in the integrated mergers. The holding period for shares of Equity common stock received in the integrated mergers (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will include such holder’s holding period for the ASB common stock surrendered in exchange for the Equity common stock. If ASB common stock was purchased or acquired by a U.S. holder on different dates or at different prices, such holder is urged to consult such holder’s tax advisor for purposes of determining the basis and holding period of the Equity common stock received in the integrated mergers.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Equity common stock will be treated as having received the fractional share in the integrated mergers and then as having exchanged the fractional share for cash in redemption by Equity. As a result (and except to the extent that the cash received is treated as a dividend as discussed below), the U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (including the holding period for the ASB common stock exchanged therefor) for more than one year as of the effective time of the integrated mergers. For U.S. holders of shares of ASB common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder in the exchange will be treated as capital gain or as a dividend will depend on whether, and to what extent, the integrated mergers reduce such holder’s deemed percentage ownership of Equity common stock. For purposes of this determination, the U.S. holder will be treated as if such holder first exchanged such holder’s ASB common stock solely for Equity common stock and then Equity immediately redeemed a portion of such holder’s Equity common stock in the exchange for cash received in the integrated mergers by such holder. The gain recognized by the U.S. holder in the exchange followed by a deemed redemption will be capital gain if, with respect to such holder, the deemed redemption is either “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. In general, such determination requires a comparison of (1) the percentage of outstanding voting stock of Equity that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption by Equity and (2) the percentage of outstanding voting stock of Equity actually and constructively owned by such holder immediately after the deemed redemption by Equity. In applying the foregoing test, the U.S. holder may be deemed, under constructive ownership rules, to own stock in addition to stock actually owned by such holder, including stock owned by certain other persons and stock subject to an option held by such holder or by certain other persons. Because the constructive ownership rules are complex, each U.S. holder is urged to consult such holder’s tax advisor as to the applicability of these rules. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on such holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the reduction must result in a “meaningful reduction” in the U.S. holder’s deemed percentage ownership of Equity common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in his or her percentage stock ownership under the foregoing analysis.

These rules are complex and dependent upon the specific facts of a particular U.S. holder. Consequently, Equity and ASB urge each U.S. holder to consult such holder’s tax advisor as to the application of these rules to the particular facts relevant to such holder.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. holder will exchange all of the shares of ASB common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received, and such holder’s tax basis in the shares of ASB common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the ASB common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of Equity common stock actually or constructively after the integrated mergers, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of ASB common stock are urged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder pursuant to the integrated mergers may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply if a U.S. holder:

•

furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.

Reporting Requirements

A U.S. holder who receives shares of Equity common stock upon completion of the integrated mergers and who is considered a “significant holder” will be required to retain records pertaining to the integrated mergers and to file with such holder’s U.S. federal income tax return for the year in which the integrated mergers takes place a statement setting forth certain facts relating to the integrated mergers. For this purpose, a U.S. holder is a significant holder if the person owns at least 1% by vote or value of ASB’s outstanding shares or has a tax basis of $1,000,000 or more in such holder’s ASB common stock and securities. Such statement must include the U.S. holder’s tax basis in and fair market value of such holder’s ASB common stock and securities surrendered in the integrated mergers.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Equity and ASB urge holders of ASB common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, and under the laws of any applicable state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

ASB SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of ASB common stock and preferred stock as of the record date by (i) each director, the chief executive officer, the chief financial officer and the next other most-highly compensated executive officer of ASB, (ii) each person who is known by ASB to own beneficially 5% or more of the ASB common stock, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of ASB believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

	Common Shares Beneficially		Preferred Shares Beneficially
	Owned		Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% Shareholders:
Leon Borck	51,760	5.14%	40,000	60.61%
Max Nichols	49,911	5.04%	20,000	30.30%
J. Michael Vess	52,997	5.26%	1,000	1.52%

ASB Directors and Executive Officers:
Stanley Andeel	17,122	1.70%	—	—
Peter Anderson	12,325	1.22%	—	—
Leon Borck	51,760	5.14%	40,000	60.61%
Mark Calcara	8,216	0.82%	—	—
Fred Grunder	21,000	2.08%	—	—
Bradley Herter	—	—	—	—
Max Nichols	50,786	5.04%	20,000	30.30%
Jacob W. Roenbaugh	3,000	0.30%	—	—
Diane Stalcup	1,100	0.11%	—	—
Douglas Thurman	15,079	1.50%	—	—
Gregg Howell	4,000	0.40%	—	—
Steven Howland	—	—	—	—
Michael Neale	1,627	0.16%	—	—
Directors and Executive Officers as a Group (13 Persons):	186,015	18.47%	60,000	90.91%

(1)

Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared with a spouse); or shares held in an individual retirement account or pension as to which such person has pass-through voting rights and investment powers.

(2)	The percentages are based on 1,007,788 shares of ASB common stock outstanding and 66,000 shares of ASB preferred stock outstanding.

INFORMATION ABOUT ASB

ASB is a Kansas corporation and bank holding company headquartered in Wichita, Kansas. ASB’s wholly owned banking subsidiary, American State Bank & Trust Company, provides consumer and commercial banking services. As of March 31, 2021, ASB had consolidated total assets of approximately $777.1 million, total loans of $473.1 million (net of allowances), total deposits of $652.5 million and total shareholders’ equity of $95.5 million. ASB does not file reports with the SEC.

ASB’s office is located at 430 E. Douglas, Wichita, Kansas 67202, and its telephone number is (800) 805-4649. Additional information about ASB and American State Bank & Trust Company may be requested from ASB. See “Where You Can Find More Information,” beginning on page 102.

Information About ASB’s Business

General. ASB’s purpose is to serve as the bank holding company for American State Bank & Trust Company and it does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for American State Bank & Trust Company. Its primary activities are to provide assistance in the management and coordination of financial resources of American State Bank & Trust Company. ASB’s principal asset is the outstanding capital stock of American State Bank & Trust Company. ASB derives its revenues primarily from the operations of American State Bank & Trust Company in the form of dividends received from American State Bank & Trust Company. As a bank holding company, ASB is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act, and by the rules and regulations issued by the Federal Reserve.

American State Bank & Trust Company is a Kansas state-chartered bank and its state regulator is the OSBC and its primary federal regulator is the Federal Reserve. American State Bank & Trust Company conducts banking business through its main office in Wichita, Kansas and sixteen branch offices in Kansas.

Products and Services. American State Bank & Trust Company is a traditional commercial bank offering a variety of consumer and commercial banking services. American State Bank & Trust Company offers a range of lending services, including commercial loans to small and mid-sized businesses throughout Kansas, and consumer loans to individuals. Real estate loans offered by American State Bank & Trust Company are primarily secured by first real estate mortgages on the subject collateral. A small portion of the commercial loans offered include loans to small and mid-sized businesses for the purpose of purchasing equipment, inventory, and facilities or for working capital. Consumer loans offered by American State Bank & Trust Company include loans for the purpose of purchasing automobiles and providing a home equity line of credit.

American State Bank & Trust Company offers depository services and various checking account services. American State Bank & Trust Company also offers debit card services, wire transfer services, cashier’s checks, internet banking, direct deposit and automatic transfers between accounts.

Competition. The table below lists American State Bank & Trust Company’s deposit market share as of June 30, 2020 (the most recent date as of which the relevant data is available from the FDIC), for the Wichita banking market.

Market Area	Market Rank	Office Count	Deposits In Market (in thousands)	Market Share (%)
Wichita, KS MSA	14	4	$199,240	1.03%

Each activity in which American State Bank & Trust Company is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, American State Bank & Trust Company competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which American State Bank & Trust Company competes may have capital resources and legal loan limits substantially higher than those maintained by American State Bank & Trust Company.

Employees. As of April 30, 2021, American State Bank & Trust Company had 127 full-time employees and 7 part-time employees, none of whom are covered by a collective bargaining agreement.

Information About ASB’s Properties

American State Bank & Trust Company owns properties located at:

•	413 Washington, Clyde, KS 66938;

•	302 W. 6th, Concordia, KS 66901;

•	1404 28th, Belleville, KS 66935;

•	1321 Main, Great Bend, KS 67530 (see note below);

•	725 McKinley, Great Bend, KS 67530;

•	320 Broadway, Larned, KS 67550;

•	234 Main, Macksville, KS 67557;

•	216 N. Main, St. John, KS 67576;

•	1901 E. Mary, Garden City, KS 67846;

•	1317-1319 Main, Great Bend, KS 67530;

•	107 N. Rose Hill Road, Rose Hill, KS 67133;

•	133 E. 7th Avenue, Augusta, KS 67010;

•	2110 N. Webb Road, Wichita, KS 67206;

•	3313 N. Ridge Road, Wichita, KS 67205;

•	101-105 S. Rose Hill Road, Rose Hill, KS 67133;

•	401 N. Henderson, Holcomb, KS 67851; and

•	317 S. Santa Fe, Salina, KS 67401.

American State Bank & Trust Company leases property at:

•	1661 S. Ohio, Suite D, Salina, KS;

•	430 E. Douglas, Wichita, KS;

•	a portion of the building located at 1321 Main Street, Great Bend, KS; and

•	7001 N. Locust St, Ste B-205, Gladstone, MO.

ASB’s principal offices are located at 430 E. Douglas, Wichita, KS 67202.

Legal Proceedings

Various legal claims arise from time to time in the normal course of business. ASB’s management does not believe that any currently pending legal proceeding is material to ASB.

DESCRIPTION OF CAPITAL STOCK OF EQUITY

As a result of the merger, ASB common shareholders who receive shares of Equity common stock in the merger will become shareholders of Equity. Your rights as a shareholder of Equity will be governed by Kansas law and the Equity articles and the Equity bylaws. The following briefly summarizes the material terms of Equity common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Equity’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations and the Equity articles and Equity bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which you are urged to read. Copies of Equity’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of ASB’s governing documents, see “Where You Can Find More Information.”

Overview

Equity’s authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share, of which 45,000,000 are designated as Equity common stock and 5,000,000 are designated as Class B common stock, and 10,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

As of [                ], 2021, there were [                ] shares of Equity common stock issued and outstanding and no shares of Equity’s Class B common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Equity common stock to be issued upon completion of this offering will be, fully paid and nonassessable. Immediately following the completion of the merger, Equity expects to have approximately [                ] shares of Equity common stock outstanding and no shares of Class B common stock outstanding. Also, as of [                ], options to purchase [                ] shares of Equity common stock held by Equity’s employees, officers and directors under Equity’s Amended and Restated 2013 Stock Incentive Plan were outstanding.

Equity Common Stock

Class A common stock

Voting Rights. Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the board of directors. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

Dividends. To the extent permitted under the K.S.A. and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity common stock are entitled to participate ratably on a per share basis with holders of Equity’s Class B common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. For a discussion of Equity’s dividend policy and dividend history, see “Equity Dividend Policy.” If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Equity common stock is not entitled to the benefits of any redemption or sinking fund provision.

Class B Common Stock

Voting Rights. The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

Dividends. To the extent permitted under the K.S.A. and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis with holders of Equity common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. For a discussion of Equity’s dividend policy and dividend history, see “Equity Dividend Policy.” If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity’s Class B common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class B common stock is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Upon authorization of the Equity Board, Equity may issue shares of one or more series of Equity’s preferred stock from time to time. The Equity Board may, without any action by holders of common stock and subject to the provisions of any outstanding series of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others, any:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Equity may issue shares of, or rights to purchase shares of, one or more series of Equity’s preferred stock that have been or may be designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Equity’s common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Equity’s shareholders might believe to be in their best interests or in which Equity’s shareholders might receive a premium for their stock over Equity’s then market price.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of ASB common stock will be entitled to receive shares of Equity common stock in exchange for their shares of ASB common stock. Equity and ASB are organized under the laws of the states of Kansas. The following is a summary of the material differences between (1) the current rights of ASB shareholders under the K.S.A., the ASB articles of incorporation (the “ASB articles”) and the ASB bylaws and (2) the current rights of Equity shareholders under the K.S.A., the Equity articles and the Equity bylaws.

Equity and ASB believe that this summary describes the material differences between the rights of the holders of Equity common stock as of the date of this proxy statement/prospectus and the rights of the holders of ASB common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Equity’s governing documents have been filed with the SEC. Copies of the ASB articles and the ASB bylaws are available upon written request from ASB. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Equity	ASB
AUTHORIZED CAPITAL STOCK
The Equity articles authorize it to issue up to (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 45,000,000 shall be designated as Equity common stock and 5,000,000 shall be designated as Class B common stock, and (ii) 10,000,000 shares of preferred stock.

ASB is authorized up to 2,000,000 shares of common stock, par value $10.00 per share, of which 1,007,788 shares are issued and outstanding as of the date here (not including 1,000 outstanding options to purchase ASB common stock that are expected to be exercised prior to closing of the merger).

ASB is authorized to issue (i) 10,000 shares of Series A fixed rate cumulative perpetual preferred stock with a par value of $1,000.00 per share (none of which are issued and outstanding); (ii) 1,000 shares of Series B fixed rate cumulative perpetual preferred stock with a par value of $0.01 per share (none of which are issued and outstanding); and (iii) 500,000 shares of preferred stock with a par value or no par value per share to be issued by the Board of Directors in one or more series. The Board, by resolution on September 16, 2011, created a series of 75,000 shares of preferred stock, with a par value of $100.00 per share, designated as the “Series C Variable Rate Cumulative Perpetual Preferred Stock” (referred to herein as the ASB preferred stock). 66,000 shares of the ASB preferred stock are issued and outstanding.

PREEMPTIVE RIGHTS

Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued.	Holders of ASB common stock and preferred stock are not entitled to preemptive rights with respect to any shares that may be issued.

VOTING LIMITATIONS

The Equity articles expressly elect for Equity to be governed by Sections 17-1286 et seq. of the K.S.A. Under Section 17-1286 et seq., control shares (shares that would have voting power with respect to shares of Equity that would entitle that person immediately after

The Kansas Control Share Acquisition Act (K.S.A. Section 17-1286 et. seq.) does not apply to “control share acquisitions” of shares of ASB.

Each shareholder of ASB common stock is entitled to one vote for each share of stock entitled to vote,

Equity	ASB

acquisition of the shares to exercise 20% or more of all the voting power in the election of directors) acquired in a control share acquisition have voting rights only to the extent they are granted by resolution approved by the Equity shareholders, with certain exceptions as provided in Sections 17-1286 et seq. To be approved under Section 17-1294 of the K.S.A., such resolution must be approved by (i) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, excluding all interested shares (generally defined as all shares owned by the acquiring person or group, Equity’s directors who are also its employees, and Equity’s officers). Under certain circumstances, Equity has redemption rights with respect to shares acquired in a control share acquisition. In addition, Equity shareholders have appraisal rights under certain circumstances if the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power.

The Equity articles expressly prohibit cumulative voting of shares, except as otherwise required by law and subject to the provisions of the Equity preferred stock. Holders of shares of Class B common stock shall have no right to vote on matters which are voted upon by the Equity shareholders.

including with respect to the election of directors. Common shareholders elect directors by a plurality vote.

Holders of ASB preferred stock have no voting rights, except the vote of the holders of at least 66 2/3% of such outstanding shares is required with respect to (a) any issuance of any shares ranking senior to the ASB preferred stock, (b) any amendment that would adversely affect the rights, preferences, privileges, or voting powers of the ASB preferred stock, or (c) any reclassification, merger, or consolidation involving the ASB preferred stock, unless such change would result in the ASB preferred stock shareholders’ outstanding shares or preference securities in the resulting entity not being materially less favorable to the holders thereof than immediately prior to such reclassification, merger, or consolidation.

SIZE OF BOARD OF DIRECTORS

The Equity articles currently provide that the Equity Board will consist of no less than three directors and no more than 25 directors, and, subject to the rights of the holders of any preferred stock then outstanding, the specific number of directors between three and 25 shall be authorized from time to time by, and only by, resolution duly adopted by a majority of the total number of directors then constituting the entire board. The Equity Board currently has 15 members.	Unless and until changed by the Board, the ASB bylaws provide that the number of directors shall consist of no less than ten nor more than sixteen persons. The Board of Directors has the power to change the number of directors by resolution adopted by a majority of the whole Board. The ASB Board currently has eight (8) members.

CLASSES OF DIRECTORS

The Equity Board is divided into three classes, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires. The current classification and terms of the board consists of Class I directors whose term will expire in 2022, Class II directors whose term will expire in 2024 and Class III directors whose term will expire in 2023.	The ASB Board is not divided into classes.

Equity	ASB
REMOVAL OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, (i) any Equity director or the entire Equity Board may be removed from office at any time by the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the voting power of all the shares of capital stock of Equity then entitled to vote generally in the election of directors, voting together as a single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire Equity Board.	Any ASB director or the entire ASB Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, any vacancy occurring on the Equity Board for any reason, including any vacancy created by reason of an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the term of any director elected to fill a vacancy shall expire upon the expiration of the term of office of the class of directors in which such vacancy occurred. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.	Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

SPECIAL MEETING OF SHAREHOLDERS

Except as otherwise required by law and subject to the right of holders of preferred stock then outstanding, special meetings of shareholders may be called by the president of Equity or by or at the direction of a majority of the Equity Board, and shall be called by the chairman of the Equity Board, the president or the secretary upon the written request of the holders of not less than 20% of all outstanding shares of capital stock of Equity entitled to vote at such special meeting. The business transacted at a special meeting of shareholders shall be limited to that stated in the notice of such meeting or in a duly executed waiver thereof.	Special meetings of the shareholders may be held for any purpose or purposes, unless otherwise prohibited by statute or by the articles, and may be called by the Chairman of the ASB Board, by the President, by the Secretary, by the ASB Board, or by the holders of, or by any officer or shareholder upon the written request of the holders of, not less than 20% of the outstanding shares entitled to vote at such meeting, and shall be called by any officer directed to do so by the ASB Board or requested to do so in writing by a majority of the ASB Board. The purpose of the special meeting must be specified in the notice of the meeting.

QUORUM

Under the Equity bylaws, except as otherwise required by law or the Equity articles, one-half of the stock issued and outstanding and entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for	The holders of a majority of the outstanding shares of ASB common stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of any business. The affirmative vote of a

Equity	ASB
the transaction of business. If a quorum fails to attend any meeting, the shareholders entitled to vote at any meeting, present in person or represented by proxy, may adjourn the meeting from time to time.

majority in amount of stock of such quorum shall be valid as a corporate act.

If the holders of a majority of the outstanding shares of stock entitled to vote are not present or represented by proxy at a meeting of shareholders, the holders of a majority of the stock present in person or represented by proxy at such meeting shall have the power to successively adjourn the meeting from time to time to a specified time and place, without notice to anyone other than an announcement at the meeting at which such adjournment is taken, until a quorum shall be present in person or represented by proxy. At such adjourned meeting at which a quorum is present in person or represented by proxy, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the subsequent session of the adjourned meeting, a notice of the subsequent session of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

NOTICE OF SHAREHOLDER MEETINGS

The Equity bylaws provide that written notice of each meeting of shareholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting. If a shareholders’ meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the Equity records. Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

An affidavit of the secretary or assistant secretary or of the transfer agent of Equity that notice has been given shall be prima facie evidence of the facts stated therein in the absence of fraud.

Written notice of each meeting of the shareholders, whether annual or special, stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes thereof, shall be given to each shareholder of record of ASB, entitled to vote at such meeting, either personally or by mail, not less than 10 days nor more than 60 days prior to the meeting. If mailed, such notice shall be deemed to be given when it is deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the records of ASB.

A written waiver of notice, signed by the person entitled to such notice, whether before or after the time stated in the notice, shall be deemed equivalent to the giving of such notice. Attendance by a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in any written waiver of notice unless so required by the articles or bylaws.

Equity	ASB
ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

The Equity bylaws establish an advance notice procedure with regard to nominations of directors and other business proposals to be brought before Equity’s annual meeting by a shareholder of record of Equity.

Except as may otherwise be require by applicable law or regulation, or be expressly authorized by the entire Equity Board, a shareholder may make a nomination or nominations for directors of Equity at an annual meeting of shareholders or may bring up any other matter for consideration and action by the shareholders at an annual meeting of shareholders, only if the following provisions shall have been satisfied:

(1) such shareholder must be a shareholder of record on the record date for such annual meeting, must continue to be a shareholder of record at the time of such meeting and must be entitled to vote on such matter so presented;

(2) such shareholder must deliver or cause to be delivered a written notice to the Equity secretary. The notice must be received by the secretary no less than 120 days prior to the day corresponding to the date on which Equity released its proxy statement in connection with the previous year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice must be received by the secretary a reasonable time prior to the time at which notice of such meeting is delivered to the shareholders. The notice shall specify (i) the name and address of the shareholder as they appear on the books of Equity, (ii) the class and number of shares of Equity which are beneficially owned by the shareholder, (iii) any material interest of the shareholder in the proposed business described in then notice, (iv) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about such shareholder that would be required by the Exchange Act, and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved if such shareholder were a nominee of Equity for election as one of its directors, (v) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the shareholders and if and why it is deemed by

ASB does not have nomination procedures.

Equity	ASB

such shareholder to be beneficial to Equity, and (vi) if so requested by Equity, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act;

(3) notwithstanding satisfaction of provisions (1) and (2) above, the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Equity Board; and

(4) in the event such notice is timely given pursuant to provision (2) and the business described therein is not disqualified pursuant to provision (3), such business may be presented by, and only by, the shareholder who shall have given the notice required by provision (1) or a representative of such shareholder.

If the above provisions shall not have been satisfied, any nomination sought to be made or other business sought to be presented by such shareholder for consideration and action by the shareholders at such a meeting shall be deemed not properly brought before the meeting, shall be ruled by the chairman of the Equity Board to be out of order and shall not be presented or acted upon at the meeting.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Sections 17-12,100 et seq. of the K.S.A. restrict certain business combinations between Equity and an interested shareholder for three years following the date that such shareholder became an interested shareholder. An interested shareholder is any person, other than Equity and any direct or indirect majority-owned subsidiary of Equity, that is the owner of 15% or more of the outstanding voting stock of Equity, or an affiliate or associate of Equity and was the owner of 15% or more of the outstanding voting stock of Equity at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder and the affiliates and associates of such person. Certain other persons are excluded from the definition of interested shareholder as provided in Section 17-12,100 of the K.S.A..

Section 17-6427 of the K.S.A. restricts certain business combinations between certain corporations and interested shareholders within three years after such shareholder became an interested shareholder. Section 17-6427 does not apply to a corporation that does not have a class of voting stock that is listed on a national securities exchange.

Common shareholders are subject to the Amended and Restated Shareholders’ Agreement dated December 31, 2005.

Equity	ASB

The restrictions in Sections 17-12,100 et seq. of the K.S.A. do not apply if (i) prior to such date the Equity Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Equity outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date the business combination is approved by the Equity Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Although a Kansas corporation may elect not to be governed by Sections 17-12,100 et seq. of the K.S.A., Equity has expressly elected to be governed by Sections 17-12,100 et seq. of the K.S.A.

For a discussion of Sections 17-1286 et seq. of the K.S.A., which are also anti-takeover provisions, see “Voting Limitations” above.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

The Equity articles provide that no Equity director shall be liable to Equity or its shareholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the K.S.A. as presently in effect or as the same may be amended. Any repeal or modification of the provision limiting personal liability of directors shall not adversely affect any right or protection of an Equity director existing at the time of such repeal or modification.	The ASB bylaws provide that no person shall be liable to ASB or its shareholders for any loss, damage, liability, or expense suffered by ASB on account of any action taken or omitted to be taken by such person as a director or officer of ASB or any Other Enterprise which such person serves or has served as a director or officer at the request of ASB, if such person (a) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ASB, or (b) took or omitted to take such action in reliance upon advice of counsel for ASB, or for such Other Enterprise, or upon statements made or information furnished by directors, officers, employees, or agents of ASB, or of such Other Enterprise, which such person had no reasonable grounds to disbelieve.

Equity	ASB
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the Equity bylaws, Equity shall indemnify and advance expenses to each person who is or was an officer or director of Equity, or who is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, to the fullest extent permitted by the laws of the State of Kansas as then in effect.

The Equity bylaws provide that Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Equity), by reason of the fact that such person is or was an officer or director of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, excise taxes under ERISA, or penalties, fines and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that Equity shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person (other than an action, suit or proceeding initiated by such person to enforce his right to indemnification and advancement of expenses pursuant to this section) unless the initiation of such action, suit or proceeding was authorized in advance by the Equity Board.

Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Equity to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, amounts paid in settlement, attorneys’ fees and other expenses actually and reasonably incurred by such person in connection with such action or suit, if such person acted

ASB’s articles provide that each director, whether or not then in office, shall be indemnified by ASB against all costs and expenses reasonably incurred by or imposed upon him in connection with or resulting from any civil or criminal action, suit, or proceeding to which he may be made a party by reason of his being or having been a director of ASB, except in relation to matters in which he has been finally adjudged in such action, suit, or proceeding to have been derelict in the performance of his duties as such director. The foregoing right to indemnification shall include a right to reimbursement of the amounts paid and expenses incurred in settling, compromising, or otherwise adjusting any such action, suit, or proceeding, when such disposition thereof appears to be in the best interest of ASB, and shall not be exclusive of other rights to which such director may be entitled as a matter of law.

ASB’s articles provide that in no event shall ASB indemnify any person against liabilities, penalties, or expenses incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person or persons in the form of payments to ASB or any other enterprise.

ASB’s bylaws provide that ASB shall indemnify and advance expenses to each person who is or was a director or officer of ASB, or is or was serving at the request of ASB as a director or officer of any Other Enterprise, to the full extent permitted by Kansas law, as amended. ASB shall indemnify each person who has been or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative, or appellate, other than an action by or in the right of ASB, by reason of the fact that such person is or was a director or officer of ASB, or is or was serving at the request of ASB as a director or officer of any Other Enterprise, against all liabilities and expenses, including, without limitation, judgments, fines, amounts paid in settlement (subject to the approval process in the bylaws), attorneys’ fees, ERISA excise taxes or penalties, and other expenses actually and reasonably incurred by such person in connection with such action, suite, or proceeding (including, without limitation, the investigation, defense,

Equity	ASB

in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Equity unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Indemnification of a person referred to in the above paragraphs is mandatory if such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the above paragraphs, or in defense of any claim, issue or matter therein. For all other situations, and unless indemnification is ordered by a court, any indemnification by Equity shall be made only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in the above paragraphs. Such determination shall be made (i) by the Equity Board by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (ii) if such a quorum is not attainable, or even if attainable, should a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (iii) by the Equity shareholders. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Expenses actually and reasonably incurred by a person entitled to indemnification under the Equity bylaws shall be paid by Equity in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Equity. The Equity Board may, in each individual case, impose any additional terms and conditions as they shall deem appropriate. The indemnification and advancement of settlement, or appeal of such action, suit, or proceeding) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ASB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided, however, that ASB shall not be required to indemnify or advance expenses to any such person or persons seeking indemnification or advancement of expenses in connection with an action, suit, or proceeding initiated by such person or persons (including, without limitation, any cross-claim or counterclaim initiated by such person or persons) unless the initiation of such action, suit, or proceeding was authorized by the Board of Directors of ASB. The termination of any such action, suit, or proceeding by judgment, order, settlement, conviction, or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of ASB, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person’s conduct was unlawful.

ASB shall indemnify each person who has been or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding by or in the right of ASB to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of ASB or is or was serving at ASB’s request as a director or officer of any Other Enterprise against all expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit, or proceeding (including, without limitation, the investigation, defense, settlement, or appeal of such action, suit, or proceeding) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ASB, except that no indemnification under this paragraph shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to ASB unless and only to the extent that the court in which the action, suit, or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity

Equity	ASB

expenses provided by, or granted pursuant to, the Equity bylaws shall continue as to any person who has ceased to hold any position with Equity or any other enterprise, and shall inure to the benefit of the heirs, executors, administrators and estate of such person.

Upon resolution passed by the Equity Board, Equity may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Equity would have the power to indemnify him against such liability under the Equity bylaws.

Notwithstanding any other provision of the Equity bylaws, in no event shall Equity indemnify any person against liabilities, penalties or expenses incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person or persons in the form of payments to Equity or any other enterprise.

for such expenses which such court shall deem proper.

To the extent a person who is or was serving as a director of officer of ASB, or is or was serving at the request of ASB as a director or officer of any Other Enterprise, has been successful or the merits or otherwise in defense of ant action, suit, or proceeding referred to in the previous two paragraphs (including the dismissal of any such action, suit, or proceeding without prejudice), or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

ASB shall pay the expenses of such an action, suit, or proceeding in advance of the final disposition if ultimately determine that the persons to be indemnified are not entitled to indemnification, provided no advance shall be made if ASB determines that such persons acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of ASB, or, with respect to a criminal proceeding, that such person believed or had reasonable cause to believe such person’s conduct was unlawful, or, in any case in which ASB reasonably determines that such person intentionally breach such person’s duty to ASB or its shareholders.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Equity reserves the right to amend, alter, change or repeal any provision contained in the Equity articles in the manner now or hereafter prescribed in the Equity articles and by the laws of the state of Kansas, and all rights conferred upon shareholders in the Equity articles are granted subject to such reservation. Notwithstanding the above provision or any other provisions of the Equity articles or bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles VI (Action by Shareholders), VII (Number, Classification and Election of Directors; Vacancies), VIII (Removal of Directors), IX (Indemnification of Officers and Directors), XI (Control Share Acquisitions), XII (Business Combinations with Interested Shareholders), XIII (Amendment of Bylaws) or XIV (Amendment of Articles) of the Equity articles.

The ASB articles may be amended in the event that the ASB Board adopts a resolution setting forth the amendment and calls a special meeting or directs consideration of the amendment at the next annual meeting of shareholders and a majority of the outstanding shares of ASB entitled to vote thereon votes in favor of such amendment.

Under Section 17-6009 of the K.S.A., the power to adopt, amend or repeal bylaws shall be in the shareholders entitled to vote.

Equity	ASB

The Equity Board is authorized to make, amend, alter or repeal the Equity bylaws, subject to the power of the shareholders as described below to make, amend, alter or repeal the Equity bylaws. Notwithstanding the foregoing or any other provisions of the Equity articles or bylaws, the affirmative vote of at least 66 2/3% of the voting power of all the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, Articles II (Meetings of Shareholders), III (Directors), VIII (Indemnification of Directors, Officers, Employees & Agents) or IX (Amendments) of the Equity bylaws.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

Under the Equity articles, any action required or permitted to be taken by the shareholders of Equity must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.	Any action required or permitted to be taken by the shareholders of ASB at any annual or special meeting may be taken without a meeting, without prior notice, and without a vote, if consent in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock entitled to vote thereon.

SHAREHOLDER RIGHTS PLAN

Equity does not have a shareholder rights plan in effect.	ASB does not have a shareholders rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Equity

Equity common stock is listed on Nasdaq under the symbol “EQBK.” As of [                ], 2021, the latest practicable date prior to the printing of this proxy statement/prospectus, there were approximately [                ] holders of record of Equity common stock. As of such date, approximately [                ] shares of Equity common stock were outstanding.

Equity Dividend Policy

Equity has not historically declared or paid cash dividends on Equity’s common stock. Any future determination to pay dividends on Equity’s common stock will be made by the Equity Board and will depend on a number of factors, including:

•	Equity’s historical and projected financial condition, liquidity and results of operations;

•	Equity’s capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on Equity’s ability to pay cash dividends, including pursuant to the terms of any of Equity’s credit agreements or other borrowing arrangements;

•	Equity’s business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that Equity may examine;

•	general economic conditions; and

•	other factors deemed relevant by the Equity Board.

Equity is not obligated to pay dividends on its common stock.

As a Kansas corporation, Equity is subject to certain restrictions on dividends under the K.S.A. Generally, a Kansas corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Kansas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Equity is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Since Equity is a bank holding company and does not engage directly in business activities of a material nature, Equity’s ability to pay dividends to its shareholders depends, in large part, upon Equity’s receipt of dividends from Equity Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Equity Bank is subject to the discretion of its board of directors. Equity Bank is not obligated to pay dividends.

ASB

ASB is a privately held corporation, and neither its common stock nor its preferred stock is traded on any established public trading market. On the ASB record date, ASB had 152 common shareholders of record and nine (9) preferred shareholders of record. As of the ASB record date, there were 1,007,788 outstanding shares of ASB common stock, options to purchase 1,000 shares of ASB common, and 66,000 outstanding shares of ASB preferred stock. ASB is not obligated to register its common stock or preferred stock or, upon any registration, to create a market for its stock.

ASB has completed redemptions during the last three (3) years as follows:

	Shares Purchased
	Number of Shares	Price per Share
2018	70,545	$75.38
2018	20,293	$76.42
2019	8,237	$83.43
2020	26,451	$76.58
2021	483	$77.22

ASB has not historically paid any dividends to its common shareholders. ASB’s shareholders are entitled to receive dividends out of legally available funds as and when declared by the ASB Board, in its sole discretion. As a Kansas corporation, ASB is subject to certain restrictions on dividends under the K.S.A. and applicable banking laws, regulations and policies. Since ASB is a bank holding company and does not engage directly in business activities of a material nature, ASB’s ability to pay dividends to its shareholders depends, in large part, upon ASB’s receipt of dividends from American State Bank & Trust Company, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of American State Bank & Trust Company is subject to the discretion of its board of directors. American State Bank & Trust Company is not obligated to pay dividends.

Subject to compliance with applicable laws and regulations, ASB pays semi-annual dividend to holders of preferred stock in the aggregate amount of $175,250.

LEGAL MATTERS

The validity of the Equity common stock offered by this prospectus will be passed upon for Equity by Wise & Reber, L.C., McPherson, Kansas. Certain legal matters in connection with this offering will be passed upon for Equity by Norton Rose Fulbright US LLP, and for ASB by Stinson LLP.

EXPERTS

The consolidated financial statements of Equity Bancshares, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this proxy statement/prospectus have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Equity has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Equity common stock that ASB common shareholders will be entitled to receive in connection with the merger if the merger is completed. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Equity and Equity common stock.

Equity also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Equity, including Equity’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Equity’s website at investor.equitybank.com as soon as reasonably practicable after Equity files them with, or furnishes them to, the SEC. Information on Equity’s website is not incorporated into this proxy statement/prospectus or Equity’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Equity and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Equity (Commission File No. 001-37624):

•

Annual Report on Form 10-K for the year ended December 31, 2020 (including specific portions of Equity’s definitive Proxy Statement for the 2020 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021; and

•	Equity’s Forms 8-K filed on April 30, 2021 and May 17, 2021, but only to the extent that items therein were “filed” with the SEC, rather than “furnished.”

A description of Equity’s capital stock can be found herein under “Description of Capital Stock of Equity.”

Information about Equity can also be found in additional documents that Equity may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/

prospectus and the date of ASB’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Equity or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from Equity without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Equity at the following address:

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Attn: Investor Relations

Telephone: (316) 612-6000

ASB is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from ASB, please send a request in writing or by telephone to ASB at the following address:

American State Bancshares, Inc.

1321 Main St.

Great Bend, Kansas 67530

Attention: Diane Stalcup

Telephone: (620) 792-8353

If you would like to request documents, please do so by [ ], 2021 to receive them before the ASB special meeting. If you request any incorporated documents from Equity, then Equity will mail them to you by first-class mail, or another equally prompt means, within one business day after Equity receives your request.

Equity has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Equity, and ASB has supplied all information contained in this proxy statement/prospectus relating to ASB.

Neither Equity nor ASB has authorized anyone to give any information or make any representation about the merger, the Equity share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.,

GREYHOUND MERGER SUB, INC.

AND

AMERICAN STATE BANCSHARES, INC.

Dated as of May 14, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBITS

Exhibit “A”	Form of Voting Agreement

Exhibit “B”	Form of Director Support Agreement

Exhibit “C”	Form of Bank Merger Agreement

Exhibit “D”	Form of Director Release

Exhibit “E”	Form of Officer Release

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of May 14, 2021, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Greyhound Merger Sub, Inc. (“Merger Sub”), a Kansas corporation and wholly-owned subsidiary of EQBK, and American State Bancshares, Inc. (“ASB”), a Kansas corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, ASB owns all of the common stock of American State Bank & Trust Company, a Kansas state bank with its principal office in Wichita, Kansas (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of ASB (the “ASB Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, EQBK will acquire ASB through the merger of Merger Sub, with and into ASB (the “Merger”), with ASB surviving as a wholly-owned subsidiary of EQBK and immediately following, and in connection with and an integral part of, the Merger, EQBK will cause ASB to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, it is intended that the Integrated Mergers together will be treated as a reorganization under Section 368(a) of the Code, and the rules and regulations promulgated thereunder and that this Agreement constitutes and is hereby adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code and the applicable regulations;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of ASB have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of ASB have agreed to vote the shares of ASB Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain of the directors of ASB have entered into Director Support Agreements in the form attached hereto as Exhibit ”B” (the “Director Support Agreement”) in connection with the Merger; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration,

the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into ASB. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into ASB in accordance with Section 17-6701 of the Kansas General Corporation Code (the “KGCC”). ASB will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the KGCC as a wholly-owned subsidiary of EQBK. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the KGCC. The name of the Surviving Corporation will be “American State Bancshares, Inc.”

Section 1.03 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of ASB, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, ASB or any holder of record of the following securities:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of Series C Variable Rate Cumulative Perpetual Preferred Stock, par value $100.00, of ASB (“ASB Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, $100.00 (such per share amount, “Preferred Stock Consideration”); provided, that the aggregate Preferred Stock Consideration shall be limited to $6,600,000 and EQBK shall pay no more than such amount in the aggregate to the holders of the ASB Series C Preferred Stock.

(c) Each share of common stock, par value $10.00 per share, of ASB (the “ASB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i) a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii) the Per Share Contingent Cash Consideration, if any (the aggregate consideration described in clauses (i) and (ii), such per share amount, the “Common Consideration”).

(d) At the Effective Time, all of the shares of ASB Series C Preferred Stock and ASB Common Stock (together, the “ASB Stock”) converted into the right to receive the Merger Consideration pursuant to this

Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each certificate that immediately prior to the Effective Time represented any such shares of ASB Stock shall thereafter represent only the right to receive (i) the applicable Merger Consideration, (ii) cash in lieu of a fractional share which the shares of ASB Common Stock have been converted pursuant to Section 1.05(c), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to this Agreement, in each case without any interest thereon.

(e) Any shares of ASB Stock that are owned immediately prior to the Effective Time by ASB (including any treasury shares), EQBK or their respective Subsidiaries (other than (i) shares of ASB Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of ASB Stock held in respect of a debt previously contracted) shall be cancelled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(f) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of ASB Common Stock entitled to a fractional share, upon surrender of such shares of ASB Common Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by $29.59.

(g) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of ASB Common Stock shall be entitled to receive the Common Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(h) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06 Calculation of Consideration. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Adjusted Equity” means the sum of: (i) ASB’s capital and surplus attributable to the ASB Common Stock (for the avoidance of doubt, no amount shall be included in this calculation for any preferred stock of ASB) and retained earnings accounts calculated as of the Calculation Date and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied; minus (ii) the sum of all of ASB’s intangible assets as of the Calculation Date; minus (iii) all ASB Merger Costs that have been or will be incurred through the Closing Date which have not been accrued or paid by ASB or the Bank on or prior to the Calculation Date; plus (iv) seventy-nine percent (79.0%) of the sum of all origination fees on loans made by the Bank under the Small Business Administration’s Paycheck Protection Program (“PPP”) that have not been recognized as earned income on or prior to the Calculation Date (even if such fees would not otherwise be recognized by the Bank as earned income under GAAP); plus (v) seventy-nine percent (79.0%) of the Aggregate Scheduled Loan Excess Proceeds; plus (vi) the product of the Per Diem multiplied by the number of days from, but excluding, the Calculation Date to, but excluding, Closing Date.

(b) “ASB Common Stock Per Share Value” means an amount equal to the quotient of (i) difference of (A) $73,563,000, minus (B) the Equity Adjustment, divided by (ii) the number of shares of ASB Common Stock issued and outstanding immediately prior to the Effective Time.

(c) “Calculation Date” means the last day of the month immediately preceding the month during which the Closing Date occurs, or such other date as mutually agreeable to the parties hereto.

(d) “Aggregate Schedule Loan Excess Proceeds” means the aggregate amount of the Scheduled Loan Excess Proceeds attributable to the Scheduled Loans; provided, that such amount shall not exceed $2,000,000.

(e) “ASB Merger Costs” means (i) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (ii) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by ASB; (iii) the payments owed by ASB to those employees and in such amounts listed on Confidential Schedule 1.06(e), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on Confidential Schedule 1.06(e) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (v) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred prior to the Effective Time; (vi) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by ASB in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, deconversion fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (vii) any unrealized gains or any unrealized losses (as the case may be) in ASB’s securities portfolio or financial instruments due to mark-to-market adjustments required by GAAP as of the Calculation Date; (viii) a mutually agreeable estimate of the cost of preparing any required federal and state income Tax Returns of ASB; (ix) any accrued and unpaid dividends on the ASB Series C Preferred Stock through the date immediately preceding the Closing Date; (x) the Phantom Stock Cost and any other costs to paid in connection with termination of the ASB Phantom Stock Plans and cashing out all of the ASB Phantom Stock (but excluding for this purpose any Per Share Contingent Cash Consideration paid as part of the Phantom Stock Cost); (xi) any amount required to be added to ASB’s allowance for loan losses to comply with Section 5.04(k); and (xii) any other amounts mutually agreed upon in writing by EQBK and ASB. For the avoidance of doubt, ASB shall pay or fully accrue all ASB Merger Costs as of the Calculation Date, including mutually agreeable estimates of all ASB Merger Costs to be paid after the Calculation Date, and ASB’s accrued tax liabilities and expenses as of the Calculation Date shall be calculated for purposes of the Adjusted Equity after deduction of all such ASB Merger Costs to the extent such ASB Merger Costs are deductible for tax purposes. In addition, any dividends (whether paid or declared) by ASB shall have been recorded by ASB as a reduction of Adjusted Equity.

(f) “Equity Adjustment” means an amount equal to the product of (i) 0.85, multiplied by (ii) the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(g) “Excess Equity” means an amount equal to the difference of (i) Adjusted Equity, minus (ii) Minimum Equity; provided, that (x) if the amount of the Minimum Equity is greater than the Adjusted Equity, then the Excess Equity shall be zero, and (y) if the Excess Equity would be greater than $3,500,000 pursuant to the foregoing formula, then the Excess Equity shall be limited to $3,500,000.

(h) “Exchange Ratio” means a number of shares of EQBK Class A Stock, rounded to the nearest ten thousandth of a share, equal to the quotient of (i) the ASB Common Stock Per Share Value, divided by (ii) $29.59.

(i) “Minimum Equity” means $60,537,298.

(j) “Per Share Contingent Cash Consideration” means an amount equal to the quotient of (i) Excess Equity, divided by (ii) the sum of (A) the number of shares of ASB Common Stock issued and outstanding immediately prior to the Effective Time, plus (B) the number of shares of ASB Phantom Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, the aggregate Per Share Contingent Cash Consideration payable on all shares of ASB Common Stock and the ASB Phantom Stock shall not exceed $3,500,000.

(k) “Scheduled Loans” means the loans listed on Confidential Schedule 1.06(k).

(l) “Scheduled Loan Excess Proceeds” means with respect to a Scheduled Loan, an amount equal to the product of (i) the “Credit Mark” set forth on Confidential Schedule 1.06(k) applicable to such Scheduled Loan, multiplied by (ii) the difference of (A) 1.0, minus (B) the quotient of (x) the Scheduled Loan Final Balance of such Scheduled Loan, divided by (y) the “Starting Balance” of such Scheduled Loan set forth on Confidential Schedule 1.06(k); provided that if the Scheduled Loan is paid in full or sold in its entirety, then the Scheduled Loan Excess Proceeds will be an amount equal to the “Credit Mark” for such Scheduled Loan set forth on Confidential Schedule 1.06(k).

(m) “Scheduled Loan Final Balance” shall mean an amount with respect to each Scheduled Loan calculated as of the Calculation Date equal to the difference of (i) the “Starting Balance” of such Scheduled Loan set forth on Confidential Schedule 1.06(k), minus (ii) the amount of any participation sold with respect to such Scheduled Loan, minus (iii) the amount of any unscheduled principal payments not made in the ordinary course of business that are in excess of the required principal payment under the terms of the Scheduled Loan; provided, that (x) in the event that any Scheduled Loan is paid in full or sold in its entirety, then the Scheduled Loan Final Balance shall be $0, and (y) except as set forth on Confidential Schedule 1.06(k), regular scheduled principal payments made on a Scheduled Loan shall not reduce the Starting Balance.

Section 1.07 Exchange Procedures.

(a) ASB Common Stock Exchange Procedures:

(i) Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder with respect to the ASB Common Stock.

(ii) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Common Certificates, for exchange in accordance with this Section 1.07(a), (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(c), (ii) cash in an amount sufficient to pay the aggregate Per Share Contingent Cash Consideration, if any, and (iii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(iii) As promptly as practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, and subject to the receipt by the Exchange Agent of a list of ASB’s shareholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of ASB Common Stock (each, a “Common Certificate”, it being understood that any reference herein to “Common Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of ASB Common Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Common Certificate shall pass, only upon delivery of such Common Certificate (or an affidavit of loss in lieu of such Common Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of ASB Common Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Common Letter of Transmittal”) and (ii) instructions for use in surrendering each Common Certificate in exchange for the Common Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07(a). The ASB shareholders will be entitled to receive their Common Consideration only after receipt by the Exchange Agent of a properly completed Common Letter of Transmittal. If a Common Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Common Certificates, then the Exchange Agent will notify that ASB shareholder promptly of the need for further information or documentation.

(iv) Within seven (7) Business Days after surrender to the Exchange Agent of its Common Certificate or Common Certificates, accompanied by a properly completed Common Letter of Transmittal, or within seven (7) Business Days after the Effective Time for any uncertificated shares of ASB Common Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of ASB Common Stock the Common Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of ASB Common Stock represented by the Common Certificate, and each Common Certificate surrendered will be cancelled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Common Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Common Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Common Certificate in accordance with this Section 1.07(a), and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07(a).

(v) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Common Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Common Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Common Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Common Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Common Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Common Certificate.

(vi) In the event of a transfer of ownership of a Common Certificate representing ASB Common Stock prior to the Effective Time that is not registered in the stock transfer records of ASB, the shares of EQBK Class A Stock and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Common Certificate so surrendered is registered if the Common Certificate formerly representing such ASB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Common Certificate or establish to the reasonable satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(vii) EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as EQBK or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by EQBK or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(viii) Any portion of the Exchange Fund that remains unclaimed by the shareholders of ASB at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of ASB who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the payment of the shares of EQBK Class A Stock, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Common Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(ix) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of ASB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) ASB Series C Preferred Stock Exchange Procedures:

(i) No later than five (5) Business Days prior to the Closing Date, and subject to the receipt by EQBK of a list of the holders of the ASB Series C Preferred Stock in a format that is reasonably acceptable to EQBK, EQBK shall cause Equity Bank to deliver to each holder of record of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of ASB Series C Preferred Stock (each, a “Preferred Certificate”, it being understood that any reference herein to “Preferred Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of ASB Series C Preferred Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Preferred Certificate shall pass, only upon delivery of such Preferred Certificate (or an affidavit of loss in lieu of such Preferred Certificate and, if reasonably required by EQBK or Equity Bank, the posting by such holder of ASB Series C Preferred Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Preferred Certificate)) to Equity Bank and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with Equity Bank (the “Preferred Letter of Transmittal”), and (ii) instructions for use in surrendering each Preferred Certificate in exchange for the Preferred Consideration. The holders of ASB Series C Preferred Stock will be entitled to receive their Preferred Consideration only after receipt by Equity Bank of a properly completed Preferred Letter of Transmittal. If a Preferred Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Preferred Certificates, then Equity Bank will notify that ASB shareholder promptly of the need for further information or documentation.

(ii) With respect to any (A) Preferred Certificate surrendered to Equity Bank prior to the Effective Time that is accompanied by a properly completed Preferred Letter of Transmittal, Equity Bank shall pay on the first Business Day after the Closing Date to such holder of ASB Series C Preferred Stock the Preferred Consideration with respect to each share of ASB Series C Preferred Stock represented by the Preferred Certificate, and (B) Preferred Certificate surrendered to Equity Bank after the Effective Time that is accompanied by a properly completed Preferred Letter of Transmittal, Equity Bank shall pay within five (5) Business Days after surrender to Equity Bank to such holder of ASB Series C Preferred Stock the Preferred Consideration with respect to each share of ASB Series C Preferred Stock represented by the Preferred Certificate. Each Preferred Certificate surrendered to Equity Bank will be cancelled; provided, that any Preferred Certificate surrendered prior to the Effective Time shall not be cancelled until after the Effective Time and in the event this Agreement is terminated pursuant to Section 9.03, all Preferred Certificates in the possession of Equity Bank shall be returned to the record holder of such Preferred Certificate. Until so surrendered, each Preferred Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Preferred

Consideration to be paid in consideration therefor upon surrender of such Preferred Certificate in accordance with this Section 1.07(b).

(iii) In the event of a transfer of ownership of a Preferred Certificate representing ASB Series C Preferred Stock prior to the Effective Time that is not registered in the stock transfer records of ASB, the Preferred Stock Consideration to be paid in consideration therefor shall be paid in exchange therefor to a person other than the person in whose name the Preferred Certificate so surrendered is registered if the Preferred Certificate formerly representing such ASB Series C Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Preferred Certificate or establish to the satisfaction of EQBK and Equity Bank that the Tax has been paid or is not applicable.

(iv) EQBK and Equity Bank, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as EQBK or Equity Bank, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by EQBK or Equity Bank, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or Equity Bank, as the case may be.

(v) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or Equity Bank shall be liable to a holder of ASB Series C Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect (after consultation with ASB), subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of ASB Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of ASB Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 17-6712 of the KGCC (a “Dissenting Shareholder”) with respect to any shares of ASB Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with Section 17-6712 of the KGCC) or lost such Person’s right to appraisal under the KGCC with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the KGCC with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section 17-6712 of the KGCC (including any interest thereon and related costs, if any, required to be paid in accordance with Section 17-6712 of the KGCC). ASB shall give EQBK (A) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by ASB prior to the Effective Time pursuant to Section 17-6712 of the KGCC relating to ASB shareholders’ appraisal rights and (B) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by ASB shareholders under Section 17-6712 of the KGCC. ASB shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the KGCC, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of ASB Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the shares of EQBK Class A Stock or the Preferred Stock Consideration, as applicable, without interest, as set forth in this Article I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

Section 1.11 Treatment of Equity Awards.

(a) Notwithstanding anything to the contrary in the ASB stock option plan(s) (the “ASB Option Plan”) or in any individual ASB stock option award agreement, (i) no less than twenty (20) days prior to the Calculation Date, the ASB Board (or, if appropriate, any committee administering the ASB Option Plan) shall take all necessary actions to cause the vesting of any unvested option to purchase shares of ASB Stock (an “ASB Option”) granted pursuant to the ASB Option Plan, (ii) ASB shall use its commercially reasonable efforts to cause all holders of ASB Options to exercise such ASB Options prior to the Calculation Date, and (iii) ASB shall cancel any ASB Options that remain unexercised as of the Calculation Date.

(b) Prior to the Effective Time, ASB shall take all requisite action to terminate the ASB Phantom Stock Plans so that, at or before the Effective Time, each ASB Phantom Stock Award (or portion thereof) that is outstanding and unsettled shall (i) become fully vested (to the extent not then vested) effective immediately prior to the Effective Time, and (ii) shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the Phantom Stock Cash Out Amount for each share of ASB Common Stock otherwise deliverable in settlement of such vested ASB Phantom Stock Award (or portion thereof), less any taxes required to be withheld.

(c) At or prior to the Effective Time, ASB, the ASB Board, and the compensation committee of such board, as applicable, shall (i) adopt any resolutions and take any actions reasonably required by EQBK (including obtaining any consents and adopting any required amendments to the ASB Phantom Stock Awards or ASB Equity Plans) to effectuate the provisions of paragraphs (a) and (b) of this Section 1.11, and to ensure that, from and after the Effective Time, the holders of ASB Options or ASB Phantom Stock Awards have no rights with respect thereto other than those specifically provided in this Section 1.11, if any, and (ii) deliver written notice to each holder of an ASB Option or ASB Phantom Stock Award informing such holder of the effect of the Merger on the ASB Option or ASB Phantom Stock Award, as applicable. All ASB Equity Plans will terminate as of the Effective Time, and ASB will take all action necessary to effect the foregoing. All resolutions, notices, participant communications or other documents issued, adopted or executed to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 1.11 shall be subject to EQBK’s prior review and approval.

Section 1.12 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the KGCC, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with each of the Secretary of State of the State of Kansas, in accordance with the KGCC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC.

Section 1.13 Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “C” (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

Section 1.14 Dividend to ASB Series C Preferred Stock. On the date immediately prior to the Closing Date, ASB shall pay to the holders of the ASB Series C Preferred Stock all accrued and unpaid dividends on the ASB Series C Preferred Stock through such date in accordance with the terms of the Certificate of Designations of the ASB Series C Preferred Stock.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and ASB within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Kansas in accordance with the KGCC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by ASB. At the Closing, ASB will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) True, correct and complete copies of ASB’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) True, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the OSBC;

(c) A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of ASB under the Laws of the State of Kansas;

(d) A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of the Bank;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that ASB is a registered bank holding company under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of ASB, pursuant to which such officer will certify: (i) the due adoption by the ASB Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of ASB of this Agreement; (iii) the incumbency and true signatures of those officers of ASB duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of ASB attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of ASB Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of ASB, pursuant to which ASB will certify that (i) ASB has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to ASB or any of its Subsidiaries, individually or in the aggregate since December 31, 2020;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(j);

(k) All releases as required under Section 8.06;

(l) ASB shall have delivered to EQBK a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that ASB is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(m) True, correct and complete copies of the declaration of trust of the Trust (as defined herein) and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Delaware;

(n) A certificate of good standing from the Secretary of State of the State of Delaware, duly certifying as of a recent date as to the good standing of the Trust under the Laws of the State of Delaware;

(o) A certificate, dated as of the Closing Date, executed by the chief financial officer of ASB certifying the amount of the Adjusted Equity of ASB as of the Calculation Date; and

(p) All other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to ASB such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of ASB to close hereunder):

(a) True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) True, correct and complete copies of Merger Sub’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(c) A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(d) A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of Merger Sub under the Laws of the State of Kansas;

(e) A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(f) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of

Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger, (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2020;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(j); and

(k) All other documents required to be delivered to ASB by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by ASB or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASB

Except as disclosed in the disclosure schedules delivered by ASB to EQBK prior to the execution hereof (the “ASB Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the ASB Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by ASB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, ASB hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) ASB is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. ASB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of ASB, as amended to date, certified by the Secretary of ASB, have been made available to EQBK. Except as set forth in

Confidential Schedule 3.01(a), ASB does not own or control any Affiliate or Subsidiary, other than the Bank and the Trust. The nature of the business of ASB and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Kansas. ASB has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank, the Trust, ASB Holdings, LLC or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by ASB has not been conducted through any other direct or indirect Subsidiary or Affiliate of ASB other than the Bank. ASB Holdings, LLC has never owned any property, employed any person, been party to any contract, conducted any operations or other business activity.

(b) The Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Kansas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

(c) With respect to American State Bank Statutory Trust I (the “Trust”):

(i) The Trust has issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under the terms of an Amended and Restated Declaration of Trust (the “Trust Agreement”), and ASB has issued Junior Subordinated Deferrable Interest Debentures due 2035 (the “Debt Securities”) to the Trust, pursuant to that certain indenture, dated as of September 15, 2005, between ASB and Wilmington Trust Company (as amended, the “Indenture”), and has guaranteed the Trust’s performance in certain respects (the “Guarantee”), dated as of even date with the Trust Agreement (the Indenture, Trust Agreement and Guarantee collectively being referred to herein as the “Operative Documents”). Confidential Schedule 3.01(c) sets forth the (A) aggregate liquidation value of the Capital Securities, (B) date of the Operative Documents, (C) coupon rate currently paid on the Capital Securities, the Common Securities, and the Debt Securities (collectively, the “Trust Securities”), (D) date on which such coupon rate may first change, and the floating rate to be paid on the Trust Securities after such date, (E) date after which ASB may redeem the Debt Securities at par (assuming the occurrence of no special redemption event), and (F) the aggregate principal amount and maturity date of the Debt Securities held by the Trust.

(ii) The Trust has been duly created and is validly existing in good standing as a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Sections 3801, et seq., the with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. The Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents and a Placement Agreement, dated September 7, 2005 (the “Placement Agreement”).

(iii) Each Operative Document and the Placement Agreement is valid and binding upon ASB, the Trust and, to the Knowledge of ASB, the other parties thereto and is in full force and effect. Neither ASB nor the Trust is in breach or default under any Operative Document or the Placement Agreement or has received notice of, or has Knowledge of, any violation or default under (and nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in a violation or default under) any Operative Document or the Placement Agreement by any other party thereto. Prior to the date hereof, ASB has made available to EQBK true and complete copies of all Operative Documents. Subject to satisfying the conditions precedent in Section 7.12 and Section 8.17 hereof, the transactions contemplated by this Agreement will not result in a breach, default, violation or acceleration of or under any Operative Document.

(iv) The Capital Securities and the Common Securities have been duly authorized by the Trust Agreement and have been validly issued and represent undivided beneficial interests in the assets of the Trust. None of the Capital Securities or the Common Securities is subject to preemptive or other similar rights. Except for Liens under the Operative Documents, all of the issued and outstanding Common Securities of the Trust are directly owned by ASB free and clear of any Lien, have been issued in compliance with applicable federal and state securities or “blue sky” laws, represent not less than 3% of the equity value of the Trust and, other than during the continuance of an event of default under the Debt Securities, are pari passu with the Capital Securities issued by the Trust. None of ASB or the Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of such act. All of the Debt Securities are held of record and beneficially by the Trust.

(v) The sole assets of the Trust are the Debt Securities, and interest paid on the Debt Securities to the extent not distributed, proceeds of the Debt Securities, or any of the foregoing.

(vi) All of the proceeds from the sale of the Capital Securities issued by the Trust have been invested in the Debt Securities. All of the proceeds from the sale of the Common Securities issued by the Trust have been invested in the Debt Securities. All Debt Securities are and have been held by the Trust since their initial issuance.

(vii) The Trust was not formed to, and is not authorized to, conduct any trade or business and the Trust has not conducted any trade or business since it was formed. The Trust exists for the exclusive purpose of (A) issuing and selling the Capital Securities and Common Securities, (B) using the proceeds from the sale of the Capital Securities and Common Securities to acquire the Debt Securities, and (C) engaging only in activities necessary, advisable or incidental thereto. The Trust was formed to facilitate direct investment in the assets of the Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trust with diverse interests in the assets of the Trust.

(viii) As of the date of this Agreement and as of the Closing Date, ASB has and will have made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debt Securities. As of the date of this Agreement and as of the Closing Date, ASB has not and will not have exercised its right to defer interest payments on any of the Debt Securities.

(ix) The Trust’s income consists solely of payments made by ASB with respect to the Debt Securities, and such payments are not derived from the active conduct of a financial business by the Trust. Both ASB’s obligation to make such payments and the measurement of the amounts payable by ASB are defined by the terms of the Debt Securities. Neither ASB’s obligation to make such payments nor the measurement of the amounts payable by ASB is dependent on income or profits of ASB or any Affiliate of ASB.

(x) ASB has not issued any class of capital stock either pari passu or senior to the Debt Securities. All Debt Securities are either pari passu or senior to ASB’s trade accounts, constituting deferred purchase price for goods and services, payable arising in the ordinary course of business.

(xi) ASB and the Trust have created a debtor-creditor relationship between ASB, as debtor, and the Trust, as creditor. The Trust is and will, under current Law, be classified for U.S. federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.

(xii) At all times since the issuance of the Debt Securities, the Trust has been treated as a grantor trust for U.S. federal income Tax purposes.

(xiii) The Debt Securities constitute indebtedness of ASB for U.S. federal income Tax purposes.

Section 3.02 Authority; Execution and Delivery. ASB has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the ASB Board. The ASB Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of ASB and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to ASB’s shareholders for adoption at a meeting of such shareholders with a recommendation from the ASB Board in favor of adoption (the “ASB Recommendation”) and has adopted a resolution to the foregoing effect. ASB has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by ASB, and each constitutes the legal, valid and binding obligation of ASB, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization.

(a) As of the date hereof, the entire authorized capital stock of ASB consists solely of (i) 2,000,000 shares of ASB Common Stock, of which 1,007,788 shares are issued and outstanding; and (ii) 500,000 shares of preferred stock, of which 75,000 shares have been designated ASB Series C Preferred Stock and 66,000 shares of shares of ASB Series C Preferred Stock are issued and outstanding. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, ASB to purchase or otherwise acquire any security of or equity interest in ASB, obligating ASB to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of ASB Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of ASB Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of ASB Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of ASB Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid. ASB has paid all dividends accrued on the ASB Series C Preferred Stock through December 31, 2020. As of the date hereof, ASB has issued $7,732,000 of original principal amount of Debt Securities to the Trust. As of the date hereof, the ASB Equity Plans are the only stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by ASB and its Subsidiaries.

(b) As of the date hereof, the entire authorized capital stock of the Bank consists solely of 50,000 shares of common stock, par value $100.00 per share, of the Bank (“Bank Stock”) of which 22,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Kansas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) As of the date hereof: (i) 1,000 shares of ASB Common Stock were subject to issuance pursuant to outstanding ASB Options; (ii) 34,318 shares of ASB Phantom Stock were outstanding; (iii) no shares of restricted ASB Common Stock are outstanding; (iv) no ASB Options, shares of ASB Phantom Stock, or other equity or equity-based awards were outstanding other than those granted under the Company Equity Plans; and (vii) no shares of ASB Common Stock were reserved for future issuance pursuant to future awards not yet granted under the ASB Equity Plans. As of the date of the Agreement, the Company has made available to EQBK accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units, phantom stock, or restricted stock awards are currently outstanding, and the forms of all stock option, stock appreciation right, restricted stock unit, phantom stock, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, phantom stock, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise).

(d) Except as set forth on Confidential Schedule 3.03(d), ASB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of ASB has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04(a), ASB and each of its Subsidiaries have performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation of ASB or any of its Subsidiaries, the bylaws or other governing documents of ASB or any of its Subsidiaries (collectively, the “ASB Constituent Documents”), (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to ASB, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to ASB or any of its Subsidiaries or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii) where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on ASB or any Subsidiary of ASB.

(b) Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the ASB Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to ASB or any of its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to ASB or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) ASB has furnished to EQBK true and complete copies of (i) the audited consolidated balance sheet of ASB and its Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of ASB and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of ASB’s independent auditors for the years ended as of such dates, and the unaudited consolidated balance sheet of ASB and its Subsidiaries at March 31, 2021, and the related consolidated statements of operations, shareholders’ equity and cash flows of ASB and its Subsidiaries, together with all related notes and schedules thereto for the three-month period ended as of such date, and (ii) the audited consolidated balance sheet of the Bank as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of the Bank, together with all related notes and schedules thereto, accompanied by the reports thereon of the Bank’s independent auditors for the years ended as of such dates, and the unaudited consolidated balance sheet of the Bank at March 31, 2021, and the related consolidated statements of operations, shareholders’ equity and cash flows of the Bank, together with all related notes and schedules thereto for the three-month period ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “ASB Financial Statements”). The ASB Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of ASB and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the ASB Financial Statements accurately and fairly reflect in all material respects the transactions of ASB. The ASB Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) ASB has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2018, 2019 and 2020 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Neither ASB nor any of its Subsidiaries have any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by ASB or any of its Subsidiaries or liabilities for federal, state or local Taxes or assessments), that is not reflected in or disclosed in the appropriate ASB Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the ASB Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to ASB and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither ASB nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of ASB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ASB or any of its Subsidiaries, nor to the Knowledge of ASB, is there any basis for any proceeding, claim or any action against ASB or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon ASB or any of its Subsidiaries or the assets or Property of ASB or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to ASB or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of ASB, threatened against ASB or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by ASB or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the certificates of merger with the Secretary of State of the State of Kansas the pursuant to the requirements of the KGCC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by ASB of this Agreement or (B) the consummation by ASB of the transactions contemplated by this Agreement. As of the date of this Agreement, ASB knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and ASB has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by ASB or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which ASB or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). ASB or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the ASB Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by ASB or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on ASB.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2020, ASB and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of ASB Stock or Bank Stock outstanding (other than as the result of the exercise of any ASB Option) or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the ASB Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its material assets (except for assets disposed of for fair value) or cancelled or compromised any material debt or claim, or waived or released any material right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, cancelled or surrendered, or received any notice of or written threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than as provided in any written agreement set forth on Confidential Schedule 3.10) or normal annual salary increases consistent with past practice that will not exceed 3%, in the aggregate, of the total salaries of such Persons, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000; for the avoidance of doubt, this Section 3.10(s) shall not prohibit any loan or require ASB or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan except as may be required pursuant to Section 5.05(t), and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on ASB’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.20;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by ASB as “watch,” “special mention,” “substandard,” “problem,” “loss,” or other words of similar import; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing, as of March 31, 2021, of all contracts to which ASB or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by ASB or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of ASB or any of its Subsidiaries and involves payments to or by ASB or any of its Subsidiaries of $50,000 or more during the term thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of ASB or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates ASB or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than ASB or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness for borrowed money of ASB or any of its Subsidiaries;

(viii) provides for potential indemnification payments by ASB or any of its Subsidiaries (other than indemnification obligations under vendor contracts made in the ordinary course of business and indemnification obligations set forth in the ASB Constituent Documents) or the potential obligation of ASB or any of its Subsidiaries to repurchase loans;

(ix) provides any rights to investors in ASB, including registration, preemptive or antidilution rights or rights to designate members of or observers to ASB’s or any of its Subsidiaries’ Board of Directors;

(x) is a data processing/technology contracts, software programming or licensing contract;

(xi) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

(xii) other than the terms of the ASB Series C Preferred Stock, limits the payment of dividends by the Bank or any other Subsidiary of ASB.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, ASB or the Bank.

(c) No participations or loans have been sold by ASB or any of its Subsidiaries that have buy back, recourse or guaranty provisions that create contingent or direct liability to ASB or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) All rent and other payments by ASB and each of its Subsidiaries under the Listed Contracts are current, there are no existing material defaults by ASB or any of its Subsidiaries under the Listed Contracts and, to the Knowledge of ASB, no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f) Since March 31, 2021, neither ASB nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xii).

Section 3.12 Taxes.

(a) ASB and each of its Subsidiaries have duly and timely filed all federal, state and other Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws and all Taxes due and owing by ASB and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither ASB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of ASB, no claim has been made within the past three (3) years by an authority in a jurisdiction where ASB or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of ASB or any of its Subsidiaries.

(b) ASB and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of ASB or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors and officers of ASB or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. No taxing authority has threatened in writing or, the Knowledge of ASB, otherwise to assess additional Taxes for any period for which Tax Returns have been filed.

(d) True and complete copies of the federal, state and local income and franchise Tax Returns of ASB and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2018, 2019, and 2020 have been furnished to EQBK. Neither ASB nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Neither ASB nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) Neither ASB nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only ASB and the Bank are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither ASB nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was ASB) nor (ii) any liability for the Taxes of any Person other than ASB or any of its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, under Law.

(h) The unpaid Taxes of ASB and each of its Subsidiaries (i) did not, as of March 31, 2021, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the ASB Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ASB and its Subsidiaries in filing their respective Tax Returns.

(i) Neither ASB nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither ASB nor any of its Subsidiaries will be required to include any item of income in, nor will ASB or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in ASB’s or any of its Subsidiary’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by ASB or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of ASB or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by ASB or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by ASB or any of its Subsidiaries, (vi) election under Section 108(i) of the Code; (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (viii) the recapture of any Tax credit or other special Tax benefit that arose prior to the Closing.

(k) Neither ASB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280(g), or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision under applicable state or local Tax Laws).

(l) Neither ASB nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b).

(m) Neither ASB nor any of its Subsidiaries received or sought a private letter ruling or gain recognition agreement with respect to Taxes.

(n) Neither ASB nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(o) Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of ASB’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(p) Neither ASB nor any of its Subsidiaries has taken any action or has Knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Neither ASB nor any of its Subsidiaries has (i) claimed any credit pursuant to Section 2301 of the CARES Act, (ii) deferred any payroll or employment Taxes pursuant to Section 2302(a) of the CARES Act, (iii) carried back any net operating loss pursuant to Section 2303(b) of the CARES Act, (iv) used any alternative minimum Tax credit pursuant to Section 2305 of the CARES Act, (v) made any election pursuant to Section 2306 of the CARES Act, (vi) utilized any additional depreciation pursuant to Section 2307 of the CARES Act, (vii) otherwise claimed any Tax credit or Tax benefit pursuant to the CARES Act or any similar Laws, or (viii) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act.

Section 3.13 Insurance.

(a) Confidential Schedule 3.13(a) sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to ASB and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither ASB nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13(a), neither ASB nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which ASB or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of ASB and each of its Subsidiaries is insured for an amount deemed adequate by ASB’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of ASB or any of its Subsidiaries within the last three (3) years, and ASB has no Knowledge of any facts that would form the basis of a claim under such bonds.

(b) Confidential Schedule 3.13(b) sets forth a true, correct and complete description of any and all bank owned life insurance (“BOLI”) owned by ASB or any of its Subsidiaries, including the value of its BOLI as of December 31, 2020. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the ASB Financial Statements in accordance with GAAP. All BOLI is owned solely by ASB or a Subsidiary, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under the BOLI.

None of ASB or any of its Subsidiaries has any outstanding borrowings secured in whole or part by the BOLI.

Section 3.14 No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting ASB or any of its Subsidiaries since December 31, 2020, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on ASB or any of its Subsidiaries or that could materially affect ASB’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither ASB nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To the Knowledge of ASB, neither ASB nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to ASB’s Knowledge, threatened, with respect thereto. To the Knowledge of ASB, no third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of ASB and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by ASB or any of its Subsidiaries to, and neither ASB nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of ASB or any of its Subsidiaries nor is ASB or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of ASB or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither ASB nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of ASB or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in ASB’s or any of its Subsidiaries’ premises and not used in the operations of ASB or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which ASB’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), neither ASB nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of ASB or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the ASB Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against ASB or any of its Subsidiaries or the present holder thereof. The credit files of ASB and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to ASB that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of ASB or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Neither ASB nor the Bank makes any representations or warranties with respect to the current collectability of the loans, the current value of the collateral securing the loans, or the current creditworthiness of any makers, guarantors or obligors thereof. ASB and the Bank have disclosed all of the watch, special mention, substandard, doubtful, loss, nonperforming or problem loans of ASB and the Bank on the internal watch list of ASB or the Bank, a copy of which as of March 31, 2021, has been provided to EQBK. Neither ASB nor the Bank is aware of, nor has ASB or the Bank received written notice of, any past or present conditions, events, activities, practices or incidents that may result in a material violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of ASB. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by ASB and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of ASB’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) ASB and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. ASB is not aware of, nor has ASB or any of its Subsidiaries received written notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of ASB or any of its Subsidiaries with all Environmental Laws.

(b) ASB and each of its Subsidiaries have obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) To the Knowledge of ASB, no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of ASB has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that ASB and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to ASB’s Knowledge threatened against ASB, any of its Subsidiaries or, to ASB’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. To the Knowledge of ASB, neither ASB nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither ASB nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has ASB or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) To the Knowledge of ASB, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and to the Knowledge of ASB, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by ASB or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, (iv) landfills, or surface impoundments, or (v) disposal areas for Hazardous Materials.

(g) None of the properties currently owned or operated by ASB or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup imposed by any Governmental Entity pursuant to Environmental Laws, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither ASB nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) ASB has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by ASB and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the OSBC, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of ASB or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and ASB and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or to the Knowledge of ASB, threatened against ASB or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to ASB’s Knowledge, investigation into the business or operations of ASB or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of ASB or the Bank. ASB is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither ASB nor any of its Subsidiaries or any officer, employee or agent of ASB any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of ASB any of its Subsidiaries (or assist ASB any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject ASB any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject ASB any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of ASB and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of ASB or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. ASB has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by ASB and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. ASB and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws.

Section 3.25 Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither ASB nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. Except for the Voting Agreements and as set forth on Confidential Schedule 3.26, there is no existing voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of ASB Stock.

Section 3.27 Employee Relationships.

(a) ASB and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and ASB believes that the relationships between ASB’s and each of its Subsidiaries’ employees are good. To the Knowledge of ASB, no executive officer or manager of any of the operations of ASB or any of its Subsidiaries or of any group of employees of ASB any of its Subsidiaries have any present plans to terminate their employment with ASB any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(a), ASB is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against ASB any of its Subsidiaries prior to the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of ASB any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. ASB and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither ASB nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between ASB or any of its Subsidiaries and any employee of ASB or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto, have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27(a) and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by ASB and any of its Subsidiaries, or with respect to which ASB and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, or (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of ASB or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”).

(b) ASB has made available to EQBK true, accurate and complete copies of the following (in each case, only if applicable): (i) the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, (ii) each trust or other funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), (iii) the most recent summary plan description (iv) the most recently received Internal Revenue Service determination or opinion letter regarding the tax-qualified status of such Employee Plan, (v) Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, (vi) nondiscrimination testing results for the two most recent plan years, and (vii) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor, or any other Governmental Entity, relating to any compliance issues in respect of any Employee Plan.

(c) Except as set forth on Confidential Schedule 3.28(c) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV or Section 412 of the Code, and neither ASB nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(d) Except as set forth on Confidential Schedule 3.28(d): (i) each Employee Plan has been operated and administered in accordance with its terms and applicable Law in all material respects, including ERISA, the Code and other applicable Laws relating to Taxes; (ii) each Employee Plan intended to be “qualified” within the meaning of Code §401(a) (a “401(a) Plan”) has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and, to the Knowledge of ASB, no event has occurred that could reasonably be expected to result in disqualification of such Employee Benefit Plan; (iii) there are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to ASB’s Knowledge, none are threatened, except to the extent that ASB, any of its Subsidiaries, or any Employee Plan sponsored by ASB or any of its Subsidiaries is involved in such transaction.

(e) No Employee Plan provides post-termination health, life insurance or other welfare benefits to any current or former employee, officer, director, independent contractor, or service provider of ASB or any of its Subsidiaries, or any beneficiary of such individual other than in accordance with Code §4980B or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law. No written or oral representations have been made by or on behalf of ASB or any of its Subsidiaries to any employee or former employee of ASB or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law).

(f) The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of ASB or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(f). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against ASB or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(g) The execution, delivery and performance by ASB of its obligations under the transactions contemplated by this Agreement and/or the approval of ASB’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(h) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by ASB any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(i) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by ASB or any corporation or trade or business, the employees of which, together with the employees of ASB and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) (each, a “Group Health Plan”) (A) are currently in compliance in all material respects with the Patient Protection Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (A) and (B), to the extent the Health Care Reform Laws are applicable thereto;

(ii) No penalty or excise Tax under Code §§4980D, 4980H or 4980I or any other provision of the Health Care Reform Laws has been imposed with respect to any Group Health Plan (and, to the Knowledge of ASB, nothing has occurred, and no condition or circumstance exists, that could reasonably be expected to result in the imposition of any such penalty or excise Tax);

(iii) Except as set forth on Confidential Schedule 3.28(i)(iii), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which ASB or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iv) Except as set forth on Confidential Schedule 3.28(i)(iv), no Controlled Group Plan that is a “welfare plan” within the meaning of ERISA §3(1) is a self-insured arrangement, and, with respect to each such Controlled Group Plan that is funded in whole or in part through an insurance policy, there is no liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of any event occurring on or before the date of this Agreement or with respect to periods through the Closing.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(j) Except as set forth on Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of ASB or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k) Except as provided in Confidential Schedule 3.28(k), ASB or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(l) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither ASB nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire ASB Stock or other equity security of ASB or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of ASB or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by ASB in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of ASB or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

(m) Confidential Schedule 3.28(m) sets forth a complete and accurate list of elections that have been made (or are pending) and actions that have been taken (or are pending) by ASB or any of its Subsidiaries pursuant to Sections 2301-2308 of the CARES Act, the Executive Order, executed on August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or Sections 7001-7005 of the Families First Act.

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of ASB, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by ASB or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by ASB or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of ASB and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by ASB and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the ASB Financial Statements and the books, statements and records of ASB and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Except as provided in Confidential Schedule 3.30, neither ASB nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of ASB or any of its Subsidiaries or for the account of a customer of ASB or any of its Subsidiaries.

Section 3.31 Internal Controls. ASB and each of its Subsidiaries maintains in all material respects accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of ASB and to maintain accountability for ASB’s and its Subsidiaries’ assets; (c) access to ASB’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of ASB’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately. Except as set forth on Confidential Schedule 3.31, none of ASB’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of ASB, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and ASB has supplied EQBK with copies of the Bank’s current CRA Statement and all support papers therefo. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and ASB has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any written notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any written notice of, nor does ASB have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Kansas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Kansas. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. ASB and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither ASB nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which ASB or any of its Subsidiaries is a party that allege, or to the Knowledge of ASB, no Person has threatened to allege, that ASB or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in ASB or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither ASB nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither ASB nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Proxy Statement/Prospectus. None of the information supplied or to be supplied by ASB or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of ASB and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to ASB or any of its Subsidiaries necessary in order to make the statements therein with respect to ASB and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that ASB is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to ASB and each of its Subsidiaries with the provisions of applicable Law.

Section 3.39 Agreements Between ASB and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.39, there are no written or oral agreements or understandings between ASB and any of its Subsidiaries. All past courses of dealings between ASB and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. ASB has no Knowledge of any Claims that ASB has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.

Section 3.40 Representations Not Misleading. No representation or warranty by ASB contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by ASB under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over ASB or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The ASB Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the ASB Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from D.A. Davidson & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of ASB Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 Mortgage Servicing Right.

(a) The Bank is approved by and is in good standing to originate and/or service, as applicable: (i) as a supervised mortgagee by the HUD with respect to Title I FHA mortgage loans; (ii) as a GNMA I and II

Issuer by the Government National Mortgage Association; (iii) by the VA with respect to VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with respect to conventional residential mortgage loans.

(b) Neither ASB nor any of its Subsidiaries has not received any written notice or other written communication from any Governmental Entity that such Governmental Entity intends to terminate or restrict the Bank’s status as an approved participant in its programs involving the businesses for which the Bank is as of the date hereof registered, approved or authorized. The Bank is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act under any Servicing Agreement and applicable Law, and qualified to act under each Servicing Agreement.

(c) The Credit Policies and Servicing Policies have been designed to comply in all material respects with the applicable Agency Guides, applicable Law and Applicable Requirements. ASB and each of its Subsidiaries has endeavored to follow all such Credit Policies and Servicing Policies, and any failures to do so would not be material to ASB. ASB has made true and correct copies of all of its Credit Policies and Servicing Policies available to EQBK prior to the date hereof.

(d) There has been no legal action, suit or proceeding or judicial, administrative or governmental investigation against ASB or any of its Subsidiaries relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination, Servicing or sale of any Mortgage Loan, or (ii) the rescission of any insurance or guaranty contract of ASB or any of its Subsidiaries.

(e) The Bank is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.

(f) Confidential Schedule 3.43(f) sets forth all Mortgage Loans that ASB or any of its Subsidiaries has repurchased from any Persons pursuant to any Repurchase Obligation since January 1, 2019, together with all amounts otherwise paid to any other Persons due to a breach or claimed breach of any representation or warranty made by ASB or any of its Subsidiaries in order to satisfy any Repurchase Obligations to any other Persons.

(g) Neither ASB nor any of its Subsidiaries has received written notices that it is in breach of any representation or warranty made by it in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, with respect to Mortgage Loans which would be material to the financial results of ASB.

(h) Except for obligations arising under ASB’s Servicing Agreements or sales of Mortgage Servicing Rights, neither ASB nor any of its Subsidiaries is a party to any contract pursuant to which ASB or any of its Subsidiaries may have any Repurchase Obligations with respect to any Mortgage Loans.

(i) The Credit Policies of ASB and its Subsidiaries are designed to ensure that each Mortgage Loan approved is eligible for sale to, or insurance by, the applicable Investor or Insurer upon such sale or issuance of insurance, except for any Mortgage Loan as to which the ineligibility for such sale or issuance of insurance would not be the contractual or legal responsibility of ASB under Applicable Requirements. ASB and its Subsidiaries have complied with all such Credit Policies in all material respects.

(j) All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to ASB or any of its Subsidiaries, including any related transfers of Servicing or Servicing Rights, were effected in material compliance with all Applicable Requirements. ASB timely obtained all necessary Regulatory Agency consents or other required governmental approvals in connection with the sale of any Servicing Rights.

Section 3.44 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of ASB, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to ASB or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to ASB prior to the execution hereof (the “EQBK Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to ASB as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to ASB.

(b) Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, have been made available to ASB. Equity Bank is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended to date, have been made available to ASB.

Section 4.02 Authority; Execution and Delivery.

(a) EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Merger Sub. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. At or prior to the date hereof, the sole shareholder of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the sole shareholder of Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and such approval and adoption is the only approval of holders of any class of securities of Merger Sub which is required to adopt this Agreement and effect the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 14,383,913 shares are issued and outstanding, as of March 31, 2021, (ii) 5,000,000 shares of EQBK Class B Stock, none of which are issued and outstanding, as of March 31, 2021, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and except for shares issued to any shareholder of ASB who may be deemed to be an “affiliate” (under the Exchange Act) of EQBK after completion of the Merger, will not be subject to any restrictions on transfer arising under the Securities Act.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has filed and made available to ASB all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). The EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of EQBK and Equity Bank has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall not be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on EQBK or Equity Bank.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any of its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to EQBK or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. EQBK has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the EQBK SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports or (b) that are not, individually or in the aggregate, material to EQBK.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK or

Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the certificates of merger with the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC and the OSBC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, neither EQBK nor Equity Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. There are no actions or proceedings pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or other Subsidiary of EQBK by any Regulatory Agency. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of ASB and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that EQBK or Equity Bank is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to EQBK and Equity Bank in all material respects with the provisions of applicable Law.

Section 4.11 Absence of Certain Changes. Since December 31, 2020, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.12 EQBK Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants. EQBK has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to ASB by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.14 Opinion of Financial Advisor. Prior to the execution of this Agreement, the EQBK Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to EQBK. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.15 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS OF ASB

Section 5.01 Commercially Reasonable Efforts. ASB will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Shareholders’ Meeting. ASB, acting through the ASB Board, shall, in accordance with applicable Law (subject to a Change in Recommendation in accordance with Section 5.23):

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the capital stock of ASB required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the ASB Board that the shareholders of ASB vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of ASB as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of ASB Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letters to shareholders, notices of meeting, proxy statement of ASB and EQBK and forms of proxy to be distributed to ASB’s and EQBK’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus”.

Section 5.03 Information Furnished by ASB. ASB shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning ASB, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. ASB represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. ASB shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, ASB will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as ASB or any of its Subsidiaries may in good faith reasonably dispute;

(d) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings and properly accrued in accordance with GAAP;

(g) promptly notify EQBK of any Tax proceeding or claim pending or threatened against or with respect to ASB or any of its Subsidiaries;

(h) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses as determined in accordance with GAAP and RAP, shall equal the greater of (A) 1.21% of total loans outstanding (excluding for purposes of this calculation any PPP loans from the total loans outstanding) as of the Closing Date, or (B) the amount required to comply with GAAP standards;

(l) except as otherwise provided in this Agreement, pay or accrue all costs, expenses and other charges to be incurred by ASB or any Subsidiary thereof in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, ASB will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude ASB from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person or entity, change or amend ASB’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of ASB Stock (other than by exercise of a ASB Option) or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from ASB or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except for (i) the final dividend payable on the ASB Series C Preferred Stock pursuant to Section 1.14; and (ii) regular semi-annual dividends on the ASB Series C Preferred Stock in the aggregate amount of $110,000; for the avoidance of doubt, ASB shall not be permitted to repurchase or redeem any shares of ASB Stock under the terms of the ASB Shareholders’ Agreement or otherwise;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of ASB or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(j) except for the sale of any Scheduled Loan which may only be sold without recourse to the Bank, sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $5,000;

(k) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of ASB or any Subsidiary thereof;

(l) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(m) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(n) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are necessary to prevent substantial deterioration of the condition of a property;

(o) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by ASB’s independent auditors, or as required by any applicable Regulatory Agency, (iv) tax election, change in taxable year, accounting principles, practices or methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy or assessment relating to ASB or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund, or (v) extension (other than automatic extensions and extensions obtained in the ordinary course of business) in the time to file Tax Returns, or waiver of the limitation period applicable to any Tax claim or assessment relating to ASB or its Subsidiaries;

(q) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(r) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency; provided that ASB and Subsidiaries may liquidate their securities portfolio without consent of EQBK;

(s) renewed, extended the maturity of, or altered any of the terms of any loan classified by ASB as “watch,” “special mention,” “substandard,” “problem,” “loss,” or other words of similar import;

(t) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, but EQBK will be deemed to have given its consent under this Section 5.05(t) unless EQBK objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by EQBK of all information relating to the making, renewal or alteration of that loan; or

(u) enter into any acquisitions or leases of real property, including new leases and lease extensions, other than in the ordinary course of business consistent with past practice or through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies;.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, ASB will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK reasonable access to the properties, books, contracts and records of ASB and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may reasonably require and furnish to EQBK during such period all such information concerning ASB, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of ASB and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of ASB and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of ASB or any of its Subsidiaries. ASB agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither ASB nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of ASB’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements. ASB will promptly furnish EQBK with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) the consolidated balance sheet of ASB as of the end of each quarter during the term of this Agreement, the consolidated statement of income and changes in shareholders’ equity of ASB for each period during the term of this Agreement, and the consolidated statement of cash flows of ASB for each period during the term of this Agreement, as soon as each such compiled financial statement is made available to ASB, (c) unaudited month-end financial statements of ASB, and (d) each Tax Return for either ASB or the Bank prepared after the date of this Agreement as soon as such returns are made available to the IRS.

Section 5.08 Untrue Representations. ASB will promptly notify EQBK in writing if ASB becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of ASB or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. ASB will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be reasonably expected to become the subject of litigation, against ASB or any of its Subsidiaries or affecting any of their properties, and ASB will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of ASB, threatened against ASB or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by ASB or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. ASB will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of ASB, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on ASB or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. ASB will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that ASB has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify ASB prior to any physical inspections of the Property, and ASB may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify ASB of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to ASB of such Secondary Investigations, and ASB may place reasonable time and place restrictions on such Secondary Investigations. After completing the Environmental Inspections and Secondary Investigation contemplated by this Agreement, EQBK shall remove the equipment and restore any part of the Property that was affected by its activities to a condition that is reasonably similar to the condition of the Property at the time immediately preceding the commencement of said activities.

(b) ASB agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. ASB also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) ASB agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning ASB and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. A Change in Recommendation effected in accordance with the provisions of Section 5.23 will not constitute a breach by ASB of this Agreement. None of the information supplied or to be supplied by ASB or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of ASB and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to ASB necessary in order to make the statements therein with respect to ASB, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that ASB is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to ASB in all material respects with the provisions of applicable Law.

(b) The ASB Board has resolved to recommend to the ASB shareholders that they approve this Agreement and the Merger and, subject to a Change in Recommendation in accordance with Section 5.23, shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.23, the ASB Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the ASB Board that the shareholders of ASB vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of ASB as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If ASB becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, ASB shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) ASB will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by ASB or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. ASB will provide EQBK evidence or such other confirmation from ASB which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of EQBK, ASB will submit to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by ASB.

(b) At the direction of EQBK, ASB will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. ASB will provide EQBK evidence or such other confirmation from ASB which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, ASB shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Contracts.

(a) ASB and each of its Subsidiaries will, with regard to any contract to which ASB or any of its Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by ASB or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by ASB or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) ASB and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of ASB’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Confidential Schedule 5.15(b) and ASB and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by ASB or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by ASB or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b).

(c) Any such notice and actions by ASB and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. ASB and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of ASB and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law, rule or regulation applicable to ASB or any of its Subsidiaries, or (d) be an acknowledgment by ASB (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.08 or (iii) that such adjustment has any bearing on the Merger Consideration. For the avoidance of doubt, the “Credit Marks” set forth on Confidential Schedule 1.06(k) shall not be included in any such conforming accounting adjustments.

Section 5.17 Regulatory and Other Approvals. ASB, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by ASB in connection with this Agreement and the other agreements contemplated hereby. ASB will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. ASB will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) ASB and its Subsidiaries shall comply with the recordkeeping and information reporting requirements imposed on them, including but not limited to those set forth in Treasury Regulation Section 1.368-3.

(c) ASB and its Subsidiaries further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) ASB and its Subsidiaries will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d). ASB will comply, to the extent reasonably expected to be necessary to cause the Integrated Mergers taken together to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all representations, warranties, and covenants contained in the ASB Tax Certificate.

(e) In the event of any audit of ASB’s or its Subsidiaries’ federal or state Tax Returns (i) prior to the consummation of the Integrated Mergers, EQBK and ASB shall cooperate regarding any such audit and ASB shall not settle the same without the consent of EQBK, which consent will not be unreasonably withheld; and (ii) after the Effective Time, EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

Section 5.19 Tax-free Reorganization Opinion. Officers of ASB and its Subsidiaries shall execute and deliver to Norton Rose Fulbright US LLP and Stinson LLP (or such other counsel selected by each of EQBK and ASB), respectively, certificates (the “ASB Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s deliveries of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.16 and Section 7.10, and ASB shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.16.

Section 5.20 Disclosure Schedules. At least five (5) days but not more than ten (10) days prior to the Closing, ASB agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the date that such schedules are delivered. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of ASB and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of ASB and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.21, with the understanding that EQBK shall in no event be permitted to exercise control of ASB or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, ASB and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, ASB and the Bank shall use their commercially reasonable efforts to plan the integration of ASB and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control ASB or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of ASB and the Bank in the ordinary course of business, ASB’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from ASB’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as ASB and the Bank shall request to permit ASB and the Bank to comply with their obligations under this Section 5.21.

(b) Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of ASB and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to ASB and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.22 Execution of Releases. ASB shall use its best efforts to cause the persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.23 No Solicitation.

(a) Subject to the provisions of this Section 5.23, ASB will not, and will cause its Subsidiaries not to, and will cause ASB’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.23(b)). ASB shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the ASB shareholders, in the event that ASB receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.23, ASB and the ASB Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion, provided that (i) the ASB Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to ASB a Superior Proposal, and (ii) that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, ASB shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning ASB and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict ASB from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) ASB will promptly (and in any event within 48 hours) notify EQBK of the receipt by ASB of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. ASB will (subject to the fiduciary duties of the board of directors) keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify EQBK of any determination by the ASB Board that such Acquisition Proposal constitutes a Superior Proposal.

(d) The ASB Board may, at any time prior to obtaining the approval of the ASB shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw ASB Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, the ASB Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.23(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, ASB may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with ASB and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that the ASB Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to ASB’s shareholders as such Superior Proposal and (iii) ASB is not in material breach of this Section 5.23.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01 Commercially Reasonable Efforts. EQBK shall use its respective commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings; Registration Statement.

(a) EQBK and Merger Sub, at their own expense, with the cooperation of ASB, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK, Equity Bank or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger and the Bank Merger by the Federal Reserve, the FDIC and the OSBC.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of ASB and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective at the earliest practicable time. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the ASB shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, or any notice filings required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals, or make such notice filings, on a timely basis.

(d) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) EQBK shall keep ASB reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. ASB shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. If EQBK becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, EQBK shall promptly inform ASB thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 6.03 Untrue Representations. EQBK shall promptly notify ASB in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to ASB or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify ASB of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. EQBK shall promptly notify ASB in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(j).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of ASB or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of ASB or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of ASB with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with ASB or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of ASB or any of its Subsidiaries.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule. Terminated Employees and Continuing Employees are intended third party beneficiaries of Section 6.07(a) and Section 6.07(b).

(c) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of ASB or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, ASB, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of ASB or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.

Without limiting the generality of Section 10.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of ASB or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Board Seat.

(a) At or promptly following the Effective Time, EQBK shall increase by one (1) the number of directors constituting the EQBK Board and appoint Lee Borck, or such other current member of the ASB Board as mutually agreed by EQBK and ASB, to the EQBK Board, who shall be subject to EQBK’s standard director qualification process.

(b) At or promptly following the Effective Time, EQBK shall cause Equity Bank to increase by three (3) the number of directors constituting the Equity Bank Board and appoint Lee Borck, Doug Thurman and Max Nichols, or such other current member of the Bank board of directors as mutually agreed by EQBK and ASB, to the Equity Bank Board, who shall be subject to Equity Bank’s standard director qualification process.

Section 6.09 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.09, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.10 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from ASB to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of ASB, who enter into a non-disclosure agreement with EQBK in a form acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that ASB may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish ASB with such additional financial and operating data and other information as to the business and properties of EQBK as ASB shall, from time to time, reasonably request. ASB shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.11 Nasdaq Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to affect said listing.

Section 6.12 Disclosure Schedules. At least five (5) days but not more than ten (10) days prior to the Closing, EQBK agrees to provide ASB with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the date such schedules are delivered. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.13 No Control of Other Party’s Business. Nothing contained in this Agreement (including Sections 5.4 to Section 5.6) shall give EQBK, directly or indirectly, the right to control or direct the operations of ASB prior to the Effective Time or shall give ASB, directly or indirectly, the right to control or direct the operations of EQBK. Prior to the Effective Time, (a) each of ASB and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) ASB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) ASB shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.14 Tax-free Reorganization Opinion. Officers of EQBK and Merger Sub shall execute and deliver to Norton Rose Fulbright US LLP and Stinson LLP (or such other counsel selected by each of EQBK and ASB), respectively, certificates (the “EQBK Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.10 and Section 8.16, and EQBK and Merger Sub shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.16.

Section 6.15 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Mergers and Second Step Merger and the Bank Merger, EQBK and Equity Bank shall, from and after the Effective Time, succeed to ASB’s and Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of ASB and the Bank, respectively, as provided in their articles of incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). EQBK hereby guaranties ASB’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of three (3) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from ASB or the Bank, under the Existing Indemnification Obligation.

(c) Prior to Closing, EQBK and Equity Bank shall obtain, at the expense of EQBK, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by ASB and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by ASB (“Tail Policy”), on terms no less advantageous than those contained in ASB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that EQBK shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by ASB for such insurance.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.15.

(e) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of ASB or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.16 Tax Matters. Following the Closing:

(a) EQBK shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for ASB and its Subsidiaries that are to be filed after the Closing and shall pay all Taxes with respect to such Tax Returns.

(b) EQBK and its counsel shall control any audit of ASB and its Subsidiaries federal or state Tax Returns for any taxable period whether before or after the Closing Date, and EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(c) EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(d) EQBK will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d). EQBK will comply, to the extent reasonably expected to be necessary to cause the Integrated Mergers taken together to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all representations, warranties, and covenants contained in the EQBK Certificate.

Section 6.17 TruPS Assumption. EQBK and ASB shall take all actions necessary to effect, immediately prior to and contingent upon the occurrence of the Closing, the assumption by EQBK of all of ASB’s obligations under the Indenture and the Guarantee in accordance with the terms thereof and the documents and agreements related thereto (the “TruPS Assumption”).

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ASB

The obligations of ASB under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by ASB:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, and 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to ASB in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of ASB Stock as and to the extent required by the KGCC and the ASB Constituent Documents (the “Requisite ASB Vote”).

Section 7.04 Government and Other Approvals. ASB and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(j) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject ASB, the Bank or any officer, director, shareholder or employee of ASB or the Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. ASB shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to ASB.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2020.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 Nasdaq Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

Section 7.10 Federal Tax Opinion. ASB shall have received an opinion of Stinson LLP (or other nationally recognized tax counsel chosen by ASB), in form and substance reasonably satisfactory to ASB, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ASB may require and rely upon and may incorporate by reference representations and covenants, including those contained in ASB Certificate and EQBK Certificate referred to in Section 5.19 and Section 6.14, respectively, and such other information reasonably requested by and provided to it by ASB, EQBK or Merger Sub for purposes of rendering such opinion.

Section 7.11 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.15(c).

Section 7.12 TRUPS Assumption. The TRUPS Assumption shall have occurred.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the ASB set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by ASB in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. ASB has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by ASB under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite ASB Vote.

Section 8.04 Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(j), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK, Equity Bank or any officer, director, shareholder or employee of EQBK or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of ASB an instrument dated as of the Closing Date releasing ASB, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit ”D”. Further, EQBK having received from each of the officers of ASB, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing ASB, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to ASB since December 31, 2020.

Section 8.08 Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of ASB (including the ASB Equity Plans, but excluding such plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of ASB, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 RESERVED.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of ASB Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the KGCC.

Section 8.12 Delivery of Closing Documents. EQBK shall have received all documents required to be received from ASB on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.13 Minimum Shareholders’ Equity. The consolidated shareholders’ equity of ASB shall be equal to or greater than $54,483,568.

Section 8.14 ASB Options. Each holder of a ASB Option shall have exercised such option prior to the Calculation Date or ASB shall have cancelled any ASB Option that remains unexercised as of the Calculation Date.

Section 8.15 FIRPTA Certificate. ASB shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by ASB, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by ASB.

Section 8.16 Federal Tax Opinion. EQBK shall have received an opinion of Norton Rose Fulbright US LLP (or other nationally recognized tax counsel chosen by EQBK), in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to EQBK may require and rely upon and may incorporate by reference representations and covenants, including those contained in ASB Certificate and EQBK Certificate referred to in Section 5.19 and Section 6.14, respectively, and such other information reasonably requested by and provided to it by ASB, EQBK or Merger Sub for purposes of rendering such opinion.

Section 8.17 TRUPS Assumption. The TRUPS Assumption shall have occurred.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of ASB, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and ASB;

(b) by either ASB or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by December 31, 2021; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c) by either EQBK or ASB if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either EQBK or ASB if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of ASB or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(e), then it must notify ASB in writing of its intent to terminate stating the reason therefor. ASB shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by ASB, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to ASB if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If ASB desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK or ASB, if this Agreement and the Merger are not approved by the required vote of shareholders of ASB at its Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that ASB may not terminate this Agreement pursuant to this Section 9.01(g) if ASB has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the ASB shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;

(h) by ASB prior to obtaining the approval of the ASB shareholders at the Shareholders’ Meeting, and subject to the terms and conditions of Section 5.23(e), in order to accept a Superior Proposal;

(i) by EQBK if the ASB Board shall have effected a Change in Recommendation;

(j) by EQBK if ASB or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(k) by ASB, not later than the end of the second Business Day following the Calculation Date, in the event that as of the Calculation Date, both of the following conditions are satisfied:

(i) the EQBK Closing VWAP is less than 80% of the EQBK Starting Price; and

(ii) the quotient of (A) the EQBK Closing VWAP, divided by (B) the EQBK Starting Price, is less than the product of (X) the Index Change Ratio, multiplied by (Y) 0.80.

If ASB elects to terminate pursuant to this Section 9.01(k) and provides such written notice to EQBK, then within two (2) Business Days following EQBK’s receipt of such notice, EQBK may elect by written notice to ASB to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (i) a quotient (rounded to the nearest one-thousandth), the numerator of which is equal to (x) the product of 0.80, multiplied by (y) the ASB Common Stock Per Share Value, and the denominator of which is the EQBK Closing VWAP, and (ii) a quotient (rounded to the nearest one-thousandth), the numerator of which is equal to (x) the product of 0.80, multiplied by (y) the ASB Common Stock Per Share Value, multiplied by (z) the Index Change Ratio, and the denominator of which is the EQBK Closing VWAP, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu of thereof, pay an amount in cash to each holder of ASB Common Stock with respect to each share of ASB Common Stock such that such shareholder receives the equivalent value, based on the EQBK Closing VWAP for each share of ASB Common Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A), provided that such additional cash amount will not prevent or impede the Merger from qualifying as a reorganization as described in Section 368(a) of the Code. If EQBK makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 9.01(k) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). The calculations pursuant to this Section 9.01(k) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into EQBK Class A Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of EQBK Class A Stock outstanding after the date hereof and prior to the Calculation Date.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If this Agreement is terminated:

(i) by ASB pursuant to Section 9.01(h);

(ii) by EQBK pursuant to Section 9.01(i); or

(iii) by either EQBK or ASB pursuant to Section 9.01(b) or Section 9.01(g), or by EQBK pursuant to Section 9.01(e), and in each case (A) a bona fide Acquisition Proposal shall have been made known to senior management of ASB, the ASB Board or directly to ASB’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to ASB, and (B) prior to the date that is twelve (12) months after the date of such termination, ASB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then ASB shall pay to EQBK a termination fee of $3,500,000 in cash, concurrently with any termination pursuant to Section 9.01(h) or Section 9.01(i), and within two (2) Business Days of the earlier of the date it enters into such definitive agreement and the date it consummates any transaction subject to Section 9.03(b)(iii), as applicable; provided, that, solely for the purposes of this Section 9.03(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.12, except that all references in such definition to 15% shall be changed to 50%.

(c) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If ASB shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then ASB (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except as otherwise provided in Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne by EQBK.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on Confidential Schedule 10.03(a), EQBK hereby represents to ASB that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. ASB will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold ASB harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on Confidential Schedule 10.03(b), ASB hereby represents to EQBK that no agent, representative or broker has represented ASB in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of ASB or any shareholder of ASB, and ASB hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of ASB or any shareholder of ASB.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the EQBK Disclosure Schedules, the ASB Disclosure Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered

(a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to ASB:

Lee Borck

Chairman and President

American State Bancshares, Inc.

1321 Main St.

Great Bend, KS 67530

Email: lee.borck@ilsbeef.com

With a copy (which shall not constitute notice) to:

McGregor K. Johnson

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Email: mcgregor.johnson@stinson.com

If to EQBK or Merger Sub:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“ACA” shall have the meaning set forth in Section 3.28(i)(i).

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of ASB and its Subsidiaries or 15% or more of any class of equity or voting securities of ASB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of ASB, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of ASB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of ASB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ASB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of ASB.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agency” means the FHA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, HUD, the United States Department of Agriculture, and the VA.

“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency or Regulatory Agency.

“Aggregate Schedule Loan Excess Proceeds” shall have the meaning set forth in Section 1.06(d).

“Agreement” shall have the meaning set forth in the Preamble.

“ASB” shall have the meaning set forth in the Preamble.

“ASB Board” shall have the meaning set forth in the Recitals.

“ASB Certificate” shall have the meaning set forth in Section 5.19.

“ASB Common Stock” shall have the meaning set forth in Section 1.05(c).

“ASB Common Stock Per Share Value” shall have the meaning set forth in Section 1.06(b).

“ASB Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“ASB Equity Plans” means the ASB Option Plan and the ASB Phantom Stock Plans.

“ASB Financial Statements” shall have the meaning set forth in Section 3.05(a).

“ASB Merger Costs” shall have the meaning set forth in Section 1.06(e).

“ASB Option” shall have the meaning set forth in Section 1.11(a).

“ASB Option Plan” shall have the meaning set forth in Section 1.11(a).

“ASB Phantom Stock” means a contingent unfunded right, granted under the ASB Phantom Stock Plans, to receive a share of ASB Common Stock or a lump sum payment in the amount equal the fair market value of a share of ASB Common Stock.

“ASB Phantom Stock Award” means an award covering one or more shares of ASB phantom stock granted under the ASB Phantom Stock Plans.

“ASB Phantom Stock Plans” means the New ASB Phantom Stock Plan and the Legacy ASB Phantom Stock Awards.

“ASB Series C Preferred Stock” shall have the meaning set forth in Section 1.05(b).

“ASB Shareholders’ Agreement” means ASB’s Amended and Restated Shareholders’ Agreement, dated as of December 15, 2005.

“ASB Recommendation” shall have the meaning set forth in Section 3.02.

“ASB Stock” shall have the meaning set forth in Section 1.05(d).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“BOLI” shall have the meaning set forth in Section 3.13(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(c).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(e).

“Capital Securities” shall have the meaning set forth in Section 3.01(c)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Change in Recommendation” shall have the meaning set forth in Section 5.23(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall have the meaning set forth in Section 1.07(a)(iii).

“Common Consideration” shall have the meaning set forth in Section 1.05(c)(ii).

“Common Letter of Transmittal” shall have the meaning set forth in Section 1.07(a)(iii).

“Common Securities” shall have the meaning set forth in Section 3.01(c)(i).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of March 9, 2021, by and between ASB and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(i).

“CRA” shall have the meaning set forth in Section 3.32.

“Credit Policies” means any Agency or other Investor policies and procedures to which ASB or any of its Subsidiaries is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Debt Securities” shall have the meaning set forth in Section 3.01(c)(i).

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.10(a).

“Dissenting Shareholder” shall have the meaning set forth in Section 1.10(a).

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the Preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Certificate” shall have the meaning set forth in Section 6.14.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Closing VWAP” means the volume-weighted average price per share of EQBK Class A Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the trading day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Starting Price” means $29.59.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(f).

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Bank Board” means the board of directors of Equity Bank.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Excess Equity” shall have the meaning set forth in Section 1.06(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a)(i).

“Exchange Fund” shall have the meaning set forth in Section 1.07(a)(ii).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(h).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.15(a).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall mean the Federal Reserve System.

“FHA” means the U.S. Federal Housing Administration.

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Group Health Plan” shall have the meaning set forth in Section 3.28(i)(i).

“Guarantee” shall have the meaning set forth in Section 3.01(c)(i).

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“HCERA” shall have the meaning set forth in Section 3.28(i)(i).

“Health Care Reform Laws” shall have the meaning set forth in Section 3.28(i)(i).

“HUD” means the U.S. Department of Housing and Urban Development.

“Indemnified Parties” shall have the meaning set forth in Section 6.15(e).

“Indenture” shall have the meaning set forth in Section 3.01(c)(i).

“Index Change Ratio” shall mean the quotient of (i) the 20-day average closing price of the KBW NASDAQ Regional Banking Index (KRX) (or, if such index is not available, a similar index that may be agreed upon by the parties hereto that substantially replicates the KBW NASDAQ Regional Banking Index (KRX)) over the twenty (20) trading day period beginning on the twenty-first (21st) trading day prior to the Calculation Date and ending on the trading day prior to the Calculation Date, divided by (ii) 128.30.

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“Investor” means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.

“IRS” shall have the meaning set forth in Section 3.12(o).

“KGCC” shall have the meaning set forth in Section 1.01.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Legacy ASB Phantom Stock Awards” means the phantom stock deferred compensation plan agreements between ASB and the employees of ASB described on Confidential Schedule 10.12.

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of this Agreement, the announcement hereof, the performance of transactions contemplated hereby, or any litigation relating to this Agreement or the transactions contemplated hereby; provided, that such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall mean the Common Consideration and the Preferred Stock Consideration, as applicable.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(i).

“Mortgage Loan” means each residential mortgage loan, or line of credit originated in whole or in part, acquired, sold or otherwise held by ASB or any of its Subsidiaries at any time, including all of ASB’s and its Subsidiaries’ rights, title and interest in and to such Mortgage Loan, Mortgage Servicing Rights, the related mortgage note, all mortgage loan documents, the mortgage file, credit file and Servicing file, collateral and all other material and information collected by ASB or any of its Subsidiaries in connection with such Mortgage Loan.

“Mortgage Servicing Rights” means, with respect to a mortgage loan, the right or rights to Service such mortgage loan, receive compensation therefor, and the duties and obligations associated therewith.

“New ASB Phantom Stock Plan” means the new ASB Phantom Stock Plan, dated as of October 1, 2019, and each Phantom Stock Agreement made with an employee under such plan.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).

“Operative Documents” shall have the meaning set forth in Section 3.01(c)(i).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Per Diem” means the average daily net income (or loss) of ASB calculated by dividing ASB’s year-to-date earnings (excluding ASB Merger Costs) through the Calculation Date by the number of days from the beginning of such calendar year through the Calculation Date.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties, (ii) Liens for Taxes being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the ASB’s books in accordance with GAAP, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Contingent Cash Consideration” shall have the meaning set forth in Section 1.06(j).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Phantom Stock Cash Out Amount” means with respect to each share of Phantom Stock, an amount of cash equal to the sum of (a) product of (i) the Exchange Ratio and (ii) the EQBK Closing VWAP, and (b) an amount equal to the Per Share Contingent Cash Consideration; provided, that the Phantom Stock Cash Out Amount shall be calculated in an iterative manner that results in the Phantom Stock Cash Out Amount being approximately equal to value of the Common Consideration as of the Closing Date (assuming for purposes of this calculation that the value of the EQBK Class A Stock is equal to the EQBK Closing VWAP).

“Phantom Stock Cost” means the aggregate amount of the Phantom Stock Cash Out Amounts for all ASB Phantom Stock Awards.

“Placement Agreement” shall have the meaning set forth in Section 3.01(c)(ii).

“PPP” shall have the meaning set forth in Section 1.06(a).

“Preferred Certificate” shall have the meaning set forth in Section 1.07(b)(i).

“Preferred Letter of Transmittal” shall have the meaning set forth in Section 1.07(b)(i).

“Preferred Stock Consideration” shall have the meaning set forth in Section 1.05(b).

“Property” or “Properties” shall include all real property currently owned or leased by ASB, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of ASB.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the SEC, (vi) any Agency, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Repurchase Obligations” means all Liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, Serviced or acquired by ASB or any of its Subsidiaries at any time on or prior to the date hereof, including pursuant to any contract with, or breach of contract or other act or omission of, any broker, correspondent or other Person.

“Requisite ASB Vote” shall have the meaning set forth in Section 7.03.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“Scheduled Loans” shall have the meaning set forth in Section 1.06(k).

“Scheduled Loan Excess Proceeds” shall have the meaning set forth in Section 1.06(l).

“Scheduled Loan Final Balance” shall have the meaning set forth in Section 1.06(m).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.12.

“Second Effective Time” shall have the meaning set forth in Section 1.12.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Agreement” means any contract, including the Agency Guides, whereby ASB or any of its Subsidiaries has agreed to Service any Mortgage Loan on behalf of a third Person (including any Agency) or designate such duties to an approved subservicer under a Subservicing Agreement.

“Servicing Policies” means any Agency or other Investor policies and procedures to which ASB or any of its Subsidiaries is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by ASB or any of its Subsidiaries (either directly or through a subservicing arrangement).

“Share Adjustment” shall have the meaning set forth in Section 1.05(g).

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“SOA” shall have the meaning set forth in Section 5.21(b).

“Subservicing Agreement” means any contract whereby ASB or any of its Subsidiaries has a contract with a Person other than ASB or any of its Subsidiaries to subservice or otherwise Service any Mortgage Loans on behalf of ASB or any of its Subsidiaries.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest. With respect to ASB, the term “Subsidiary” does not include the Trust.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that the ASB Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to ASB and its common shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.23(e) or otherwise); provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.15(c).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, escheat, unclaimed property, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“TruPS Assumption” shall have the meaning set forth in Section 6.17.

“Trust” shall have the meaning set forth in Section 3.01(c).

“Trust Agreement” shall have the meaning set forth in Section 3.01(c)(i).

“Trust Securities” shall have the meaning set forth in Section 3.01(c)(i).

“VA” means the U.S. Department of Veteran’s Affairs.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this

Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither EQBK, Merger Sub nor ASB, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and ASB are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, EQBK, on the one hand, and ASB, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.20 No Third Party Beneficiaries. Except for Section 6.07(a), Section 6.07(b) and Section 6.15, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

GREYHOUND MERGER SUB, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: President

AMERICAN STATE BANCSHARES, INC.

By:	/s/ Lee Borck
Name: Lee Borck
Title: Chairman and President

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

FORM OF ASB DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of May 14, 2021, by and between Equity Bancshares, Inc. (the “EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and                     , an individual resident of the State of                      (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, EQBK, Greyhound Merger Sub, Inc. (“Merger Sub”), a Kansas corporation and wholly owned subsidiary of EQBK, and American State Bancshares, Inc. (“ASB”), a Kansas corporation and registered bank holding company under the BHCA, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), providing for EQBK’s acquisition of ASB through the merger of Merger Sub with and into ASB, with ASB surviving as a wholly owned subsidiary of EQBK (the “Merger”); and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Merger Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, EQBK and Director agree as follows;

AGREEMENT

1. Director Support. Director agrees to use his or her good faith efforts to refrain from disparaging ASB, any Subsidiary of ASB (“ASB Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees to consider utilizing American State Bank & Trust Company, a Kansas state bank with its principal office in Wichita, Kansas and wholly owned subsidiary of EQBK, when obtaining banking products or services for his or her personal or business needs.

2. Director Covenants.

(a) Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of ASB or any ASB Subsidiary, ASB’s and any ASB Subsidiary’s current and prospective services, ASB’s and any ASB Subsidiary’s business projections and market studies, ASB’s and any ASB Subsidiary’s business plans and strategies, ASB’s and any ASB Subsidiary’s studies, and information concerning special services unique to ASB or any ASB Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any Subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of ASB or any ASB Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a branch or other office

(A) in any county where ASB or any ASB Subsidiary has a branch or office, or (B) in any county that is contiguous to a county where ASB or any ASB Subsidiary has a branch or office (together clauses A and B, the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 2% of the total number of shares outstanding of that depository institution, and (2) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions);

iii. from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of ASB or any ASB Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of ASB and American State Bank & Trust Company, a Kansas state bank with its principal office in Wichita, Kansas (the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the ASB and the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 9.01 of the Merger Agreement or (b) the date that is twenty (20) months after the Closing Date.

5. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

6. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

8. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11. Entire Agreement. This Agreement, the Merger Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Fax: (214) 855-8200

Email: mike.keeley@nortonrosefulbright.com

14. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

15. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name:

EQUITY BANCSHARES, INC.

By:
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

ANNEX C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of May 14, 2021, is executed by and among American State Bancshares, Inc. (“ASB”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the BHCA, and Brad S. Elliott (“Proxy Holder”), as proxy, and the stockholders of ASB as listed on the signature pages to this Agreement (referred to herein individually as a “Stockholder” and collectively as the “Stockholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, EQBK, Greyhound Merger Sub, Inc. (“Merger Sub”), a Kansas corporation and wholly owned subsidiary of EQBK, and ASB, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, EQBK’s acquisition of ASB through the merger of Merger Sub with and into ASB, with ASB surviving the merger as a wholly owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $10.00 per share, of ASB (the “Common Stock”), except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive such consideration set forth in the Merger Agreement;

WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of ASB Series C Preferred Stock (the “Preferred Stock”, and collectively with the Common Stock, the “ASB Stock”), except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive such consideration set forth in the Merger Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Merger Agreement, each of the Stockholders have agreed to vote their shares of Common Stock and Preferred Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of ASB and American State Bank & Trust Company, a Kansas state bank with its principal office in Wichita, Kansas and a wholly owned subsidiary of ASB (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Stockholders are benefiting both from such expenditures by EQBK and by the terms of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EQBK, Proxy Holder, ASB, and the Stockholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1 Each Stockholder, being the registered owner or beneficial owner of the number of shares of ASB Stock set forth below the Stockholder’s name on the signature pages hereto (for each such Stockholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all ASB Stock the Stockholder owns as of the record date of any meeting of the stockholders of ASB or otherwise as of the date of such vote or consent; and

(c)

all ASB Stock the Stockholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the stockholders of ASB or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement.

2 If ASB conducts a meeting of or otherwise seeks approval of its stockholders with respect to any Acquisition Proposal or any other matter that may contradict this Agreement or the Merger Agreement or may prevent EQBK or ASB from completing the Merger, then the Stockholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

3 Each Stockholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the ASB Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Stockholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Stockholder shall promptly advise ASB of each contact the Stockholder or any of the Stockholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide ASB with all information EQBK requests that is available to the Stockholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Stockholder will not make any claim or join in any litigation alleging that the ASB Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. If applicable, nothing in this Voting Agreement shall be deemed to restrict any Stockholder from taking any action solely in such person’s capacity as a director or officer of ASB under the terms of the Merger Agreement that the Stockholder shall believe is necessary to fulfill the Stockholder’s fiduciary duties and obligations as a director or officer.

4 Each Stockholder, severally, but not jointly, represents and warrants to EQBK that:

(a)

Stockholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, (ii) except pursuant hereto and ASB’s Amended and Restated Shareholders’ Agreement, dated as of December 15, 2005, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares, and (iii) has the sole voting power over all of the Shares.

(b)

Stockholder does not beneficially own any ASB Stock other than (i) the Shares and (ii) except as set forth on the signature page of this Agreement, any options, warrants or other rights to acquire any additional shares of ASB Stock or any security exercisable for or convertible into shares of ASB Stock, set forth on the signature page of this Agreement.

(c)

Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights.

(d)

None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets.

(e)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)

Stockholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting stockholders under the Kansas General Corporation Code (the “KGCC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the KGCC related to the rights of dissenting stockholders. Each Stockholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of ASB that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the KGCC or otherwise.

5 In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the stockholders of ASB all of the Proxy Shares in favor of the approval of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; provided, however, that this proxy will not apply with respect to any vote on approval of the Merger Agreement if the Merger Agreement is modified so as to (a) reduce the amount of consideration or the form of consideration to be received by the Stockholder or (b) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6 Each Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Stockholder will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Stockholder’s immediate family, to another Stockholder, to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK and ASB, to be bound by all of the terms of this Agreement.

7 Proxy Holder, by his execution below, agrees to (a) vote all of the Stockholders’ Proxy Shares at any meeting of the stockholders of ASB, in favor of the approval of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; provided, however, that this proxy will not apply with respect to any vote on approval of the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Stockholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form, and (b) in the event of an Acquisition Proposal, to vote all of the Stockholders’ Proxy Shares at any meeting of the stockholders of ASB, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

8 Each Stockholder acknowledges that EQBK and ASB are relying on this Agreement in incurring expenses in connection with EQBK review of ASB and the Bank’s business, in EQBK’s preparation, with ASB’s cooperation, of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 17-6502 OF THE KGCC. The Stockholders and ASB acknowledge that the performance of this Agreement is intended to benefit EQBK.

9 This Agreement shall remain in effect until the earliest to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, (b) completion of the transactions contemplated by the Merger Agreement, or (c) one (1) year after the date of this Agreement.

10 Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11 The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Stockholders of the Proxy Shares, and ASB agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Stockholders if the substitute proxy holder or the Stockholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12 This Agreement may not be amended, modified, altered or supplemented with respect to a particular Stockholder except upon the execution and delivery of a written agreement executed by EQBK, ASB, Proxy Holder and that Stockholder. Any such amendment, modification, alteration or supplement shall only apply to the Stockholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Stockholders who do not execute such written agreement.

13 For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14 This Agreement, the Merger Agreement, the Director Support Agreements and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

15 Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by email or facsimile, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, email or facsimile, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO ASB OR THE STOCKHOLDERS:

Lee Borck

Chairman and President

American State Bancshares, Inc.

1321 Main St.

Great Bend, Kansas 67530

E-Mail: lee.borck@ilsbeef.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

McGregor K. Johnson

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Email: mcgregor.johnson@stinson.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16 THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17 All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18 If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19 Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

AMERICAN STATE BANCSHARES, INC.

By:
Name: Lee Borck
Title: Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

STOCKHOLDERS:

[●]
Number of Common Shares:
Number of Preferred Shares:
Number of ASB Options:

[Signature Page to Voting Agreement and Irrevocable Proxy]

ANNEX D

OPINION OF THE D.A. DAVIDSON

May 14, 2021

Board of Directors

American State Bancshares, Inc.

430 East Douglas

Wichita, KS 67202

Members of the Board:

We understand that American State Bancshares, Inc., a Kansas corporation and registered bank holding ASB under the Bank Holding ASB Act of 1956, as amended (“BHCA”) (“ASB”), Equity Bancshares, Inc., a Kansas corporation and registered bank holding ASB BHCA (“EQBK”) and Greyhound Merger Sub, Inc., a Kansas corporation and wholly owned subsidiary of EQBK (“Merger Sub”) are about to enter into agreement and plan of reorganization (the “Agreement”) and pursuant to which, among other things, EQBK will acquire ASB through the merger of the Merger Sub, with an into ASB (the “Merger”). Each share of ASB common stock (“ASB common stock”) shall be converted into and become the right to receive, without interest, the number of shares of EQBK Class A common stock (“EQBK Class A Common Stock”) equal to the quotient of ASB common stock Per Share Value, as defined in Section 1.06(b) of the Agreement, divided by $29.59 (“Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ASB common stock of the Exchange Ratio to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	the draft of the Agreement, dated May 13, 2021;

(ii)

certain financial statements and other historical financial and business information about EQBK and ASB made available to us from published sources and/or from the internal records of ASB that we deemed relevant;

(iii)

certain publicly available analyst earnings estimates for EQBK for the years ending December 31, 2021, December 31, 2022 and December 31, 2023 and for the years ending December 31, 2024, December 31, 2025, and December 31, 2026 based on growth rate assumptions estimated by D.A. Davidson & Co.;

(iv)

financial projections for ASB for the year ending December 31, 2021 extrapolated from ASB management projections, for the year ending December 31, 2022 prepared by EQBK and for the years ending December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026 prepared by D.A. Davidson & Co.;

(v)	the current market environment generally and the banking environment in particular;

(vi)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(viii)	the relative contributions of EQBK and ASB to the combined company;

(ix)	the net present value of ASB with consideration of projected financial results through 2026;

(x)	compared the financial and operating performance of ASB with publicly available information concerning certain other companies that we deemed relevant;

(xi)	considered the pro forma financial effects of the Merger and;

(xii)

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of EQBK and ASB concerning the business, financial condition, results of operations and prospects of EQBK and ASB.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of ASB that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ASB. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of ASB, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in ASB’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of ASB, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of ASB as to the future financial performance of ASB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of ASB that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ASB or EQBK or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to ASB or EQBK. We have assumed, with your consent, that the respective allowances for loan and lease losses for both ASB and EQBK are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of ASB’s or EQBK’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of ASB or EQBK. We did not make an independent evaluation of the quality of ASB’s or EQBK’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of ASB or EQBK.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on ASB or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated May 13, 2021, reviewed by us.

We have assumed in all respects material to our analysis that ASB and EQBK will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of ASB and EQBK or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid to the holders of ASB common stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by ASB to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of ASB or EQBK, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of ASB common stock in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that ASB obtained such advice as it deemed necessary from qualified professionals.

We have not evaluated the solvency or fair value of ASB or EQBK under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ASB or EQBK. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of ASB or EQBK or the ability of ASB or EQBK to pay their respective obligations when they come due.

We have acted as ASB’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, ASB has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with ASB or EQBK.

We may seek to provide investment banking or other financial services to ASB or EQBK in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of ASB (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid to the holders of ASB common stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

ANNEX E

KANSAS STATUTES ANNOTATED

APPRAISAL RIGHTS

KANSAS GENERAL CORPORATION CODE

ARTICLE 67: MERGER AND CONSOLIDATION

17-6712. Appraisal rights for shares of stock of constituent corporation in a merger or consolidation; perfection; petition for determination of value of stock of all stockholders, procedure, determination by court.

(a) Any stockholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to subsection (d) with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to K.S.A. 17-6518, and amendments thereto, shall be entitled to an appraisal by the district court of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c). As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to K.S.A. 17-6701, and amendments thereto, other than a merger effected pursuant to K.S.A. 17-6701(g), and amendments thereto, and, subject to subsection (b)(3), K.S.A. 17-7601(h), 17-6702, 17-6705, 17-6706, 17-6707 and 17-6708, and amendments thereto:

(1) Except as expressly provided in K.S.A. 2020 Supp. 17-72a03, and amendments thereto, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (A) Listed on a national securities exchange; or (B) held of record by more than 2,000 holders, except that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in K.S.A. 17-6701(f), and amendments thereto.

(2) Notwithstanding subsection (b)(1), appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to K.S.A. 17-6701, 17-6702, 17-6705, 17-6706, 17-6707 and 17-6708, and amendments thereto, to accept for such stock anything except:

(A) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(B) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock, or depository receipts in respect thereof, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(C) cash in lieu of fractional shares or fractional depository receipts described in subparagraphs (A) and (B); or

(D) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in subparagraphs (A), (B) and (C).

(3) In the event all of the stock of a subsidiary Kansas corporation party to a merger effected under K.S.A. 17-6701(h) or 17-6703, and amendments thereto, is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Kansas corporation.

(4) In the event of an amendment to a corporation’s articles of incorporation contemplated by K.S.A. 2020 Supp. 17-72a03, and amendments thereto, appraisal rights shall be available as contemplated by K.S.A. 2020 Supp. 17-72a03, and amendments thereto, and the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” or “surviving or resulting corporation.”

(c) Any corporation may provide in its articles of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its articles of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the articles of incorporation contain such a provision, the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting, or such members who received notice in accordance with K.S.A. 17-6705, and amendments thereto, with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of K.S.A. 17-6014, and amendments thereto. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)if the merger or consolidation was approved pursuant to K.S.A. 17-6518, 17-6701(h) or 17-6703, and amendments thereto, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of K.S.A. 2020 Supp. 17-6014, and amendments thereto. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to K.S.A. 17-6701(h), and amendments thereto, within the later of the consummation of the tender or exchange offer contemplated by K.S.A. 17-6701(h), and amendments thereto, and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (A) Each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation; or (B) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to K.S.A. 17-6701(h), and amendments thereto, later than the later of the consummation of the tender or exchange offer contemplated by K.S.A. 17-6701(h), and amendments thereto, and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the district court demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d), upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d), whichever is later. Notwithstanding subsection (a), a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the clerk of the court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the county in which the court is located or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the clerk of the court for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

(h) After the court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the district court, including any rules specifically governing appraisal proceedings. Through such proceeding the court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the federal reserve discount rate, including any surcharge, as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) and who has submitted such stockholder’s certificates of stock to the clerk of the court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any state.

(j) The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e), or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the district court shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just, except that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e).

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Equity.

K.S.A. § 17-6305 provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, K.S.A. § 17-6305 provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Equity’s articles and bylaws provide that Equity will indemnify each of its officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of Equity’s articles or bylaws will not adversely affect this indemnification right of Equity’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. Equity’s bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by Equity’s officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by Equity in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by K.S.A. § 17-6002(b)(8), Equity’s articles eliminate a director’s liability to Equity and Equity’s shareholders for monetary damages for breach of a fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to Equity or Equity’s shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under K.S.A. § 17-6424 (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

Equity’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in Equity’s articles or bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise. In this regard, Equity will enter into indemnification agreements with each of Equity’s current and future directors and officers that will provide these individuals with a contractual right to indemnification from Equity to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to Equity, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Equity’s bylaws further authorize Equity to purchase and maintain insurance on behalf of Equity’s officers and directors and Equity has obtained insurance to cover such individuals for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Equity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Equity’s ability to provide indemnification to Equity’s directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated May 14, 2021, by and among Equity Bancshares, Inc., Greyhound Merger Sub, Inc. and American State Bancshares, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

4.2	Long-term debt instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Company undertakes to furnish copies of such instruments to the SEC upon request.

5.1	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

8.2	Opinion of Stinson LLP regarding certain tax matters.

10.1	Form of Director Support Agreement, dated May 14, 2021, between Equity Bancshares, Inc. and each of the directors of American State Bancshares, Inc. (attached as Annex B to this proxy statement/prospectus).

10.2	Form of Voting Agreement, dated May 14, 2021, between Equity Bancshares, Inc. and certain shareholders of American State Bancshares, Inc. (attached as Annex C to this proxy statement/prospectus).

23.1	Consent of Crowe LLP (with respect to Equity Bancshares, Inc.)

23.2	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

23.3	Consent of Norton Rose Fulbright LLP (included in Exhibit 8.1).

23.4	Consent of Stinson LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on signature page of this proxy statement/prospectus).

99.1	Consent of D.A. Davidson

99.2*	Form of proxy of American State Bancshares, Inc.

*	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on June 11, 2021.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Brad S. Elliott and Eric R. Newell, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad S. Elliott Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	June 11, 2021

/s/ Eric R. Newell Eric R. Newell	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2021

/s/ Gary C. Allerheiligen Gary C. Allerheiligen	Director	June 11, 2021

/s/ James L. Berglund James L. Berglund	Director	June 11, 2021

/s/ Kevin E. Cook Kevin E. Cook	Director	June 11, 2021

/s/ Juanita M. Everett Junetta M. Everett	Director	June 11, 2021

/s/ Gregory L. Gaeddert Gregory L. Gaeddert	Director	June 11, 2021

/s/ Benjamen M. Hutton Benjamen M. Hutton	Director	June 11, 2021

/s/ Randee R. Koger Randee R. Koger	Director	June 11, 2021

/s/ Gregory H. Kossover Gregory H. Kossover	Director	June 11, 2021

Signature	Title	Date

/s/ Jerry P. Maland Jerry P. Maland	Director	June 11, 2021

/s/ Shawn D. Penner Shawn D. Penner	Director	June 11, 2021